Filed Pursuant to Rule 424(b)(4)

Registration No.: 333-221053

PROSPECTUS

4,175,000 Shares of Common Stock

Warrants to Purchase up to 4,175,000 Shares of Common Stock

We are offering 4,175,000 shares of common stock and warrants to purchase up to 4,175,000 shares of common stock. Each share of our common stock is being sold with one warrant to purchase one share of our common stock, at the combined offering price of $2.40 per share of common stock and accompanying one warrant, representing an offering price of $2.39 per share of common stock and $0.01 per accompanying one warrant. The warrants are exercisable from and after the date of their issuance and expire on the fifth anniversary of such date, at an exercise price of $2.95 per whole share of common stock. The shares of common stock and warrants will be issued separately.

Our common stock is listed on The NYSE American under the symbol “MYO.” The last reported sale price of our common stock on November 24, 2017 was $4.34 per share. There is no established trading market for any of the warrants and we do not expect a market to develop. We do not intend to apply for a listing for any of the warrants on any national securities exchange.

We are an “emerging growth company” federal securities laws and, as such, are subject to reduced public company disclosure standards for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus to read about the factors you should consider before buying our securities.

	Per Share	Per Warrant	Total
Public offering price	$2.39	$0.01	$10,020,000
Underwriting discounts and commissions(1)	$0.1434	$0.0006	$601,200
Proceeds, before expenses, to us(2)	$2.2466	$0.0094	$9,418,800

____________

(1)      We have agreed to reimburse certain expenses of the underwriter. We have also agreed to issue to Roth Capital Partners, LLC, the underwriter in this offering, a warrant to purchase up to that number of shares of our common stock that equates to 1.0% of the number of shares of our common stock to be issued and sold in this offering, including the shares of common stock issuable upon the exercise of warrants issued to investors in this offering (including shares issuable upon exercise of the over-allotment option described below). See “Underwriting” for a description of the compensation to be received by the underwriter.

(2)      If the warrants to purchase common stock sold to investors in this offering are exercised in full, proceeds, before expenses, to us will increase to $5.206 per combined share of common stock and related warrant, or $21.7 million in the aggregate.

Certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, have agreed to purchase an aggregate of $684,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price.

We have granted the underwriter an option to purchase up to an additional 626,250 shares of common stock and/or warrants to purchase up to 626,250 shares of common stock, at an exercise price of $2.95 per share, in any combinations thereof, from us at the public offering price per security less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriter may exercise this option at any time during the 45-day period from the date of this prospectus. See “Underwriting” on page 95 of this prospectus for a description of the over-allotment option.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares and warrants to investors against payment on or about December 4, 2017.

Sole Book-Running Manager

Roth Capital Partners

The date of this prospectus is November 30, 2017.

We and the underwriter are offering to sell, and seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this prospectus or in any free writing prospectus that we file with the Securities and Exchange Commission. Neither we nor the underwriter has authorized anyone to provide you with any information other than the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities.

Unless otherwise indicated, data contained in this prospectus concerning the orthotics and prosthetics market and the other markets relevant to our operations are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this prospectus, unless the context indicates otherwise, references to “Myomo,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Myomo, Inc.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our Company discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Myomo is a commercial stage medical device company in the medical robotics industry, specializing in myoelectric braces, or orthotics, for people with neuromuscular disorders. We develop and market the MyoPro product line. MyoPro is a powered upper limb orthosis designed to restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain injury, spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. It is custom constructed by a qualified orthotics and prosthetics, or O&P, practitioner during a custom fabrication process for each individual user to meet their specific needs.

Our solution, the MyoPro custom fabricated limb orthosis, is like an exoskeleton for the upper body. It was originally pioneered in the 1960s, recently refined in the labs of MIT, and made commercially feasible through our efforts. Partial paralysis is severe muscle weakness or loss of voluntary movement in one or more parts of the body. The MyoPro is registered with the FDA as a Class II device (powered limb orthosis with biofeedback). We believe it is the only current device able to help neuromuscular-impaired people restore function in weak arms and hands using their own muscle signals. The device consists of a portable arm brace made of a lightweight aerospace metal, and includes advanced signal processing software, non-invasive sensors, and a lightweight battery unit. The product is worn to support the dysfunctional joint and as a functional aid for reaching and grasping, but has also been proven to have therapeutic benefits for some users to increase motor control.

The MyoPro’s control technology utilizes an advanced non-invasive human-machine interface based on non-invasive, patented electromyography, or EMG, control technology that continuously monitors and senses, but does not stimulate, the affected muscles. The patient self-initiates movement through his or her weakened muscle signals that indicate the intention to move. In addition to supporting the weakened limb, the MyoPro functions as a neuro-muscular prosthetic by restoring function to the impaired limb similar to a myoelectric prosthetic for an amputee. It is prescribed by physicians and provided by medical professionals certified to fit orthotics and prosthetics as a custom fabricated myoelectric elbow-wrist-hand orthosis.

In addition to applications for stroke patients, we believe our technology may be used to increase upper extremity movement affected by diagnoses such as peripheral nerve injury, spinal cord injury, other neurological disorders, cerebral palsy, muscular dystrophy and traumatic brain injury.

Our strategy is to establish ourselves as the market leader in myoelectric limb orthotics, and to build a set of products, software applications, and value-added services based upon our patented technology platform. While we currently focus on upper extremity orthotics, we anticipate that our future products may include devices for the shoulder, leg, knee, and ankle, sized for both adults and children, along with non-medical applications for industrial and military markets.

We are the exclusive licensee of U.S. patents for the myoelectric limb orthosis device based on technology originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School and we have licensed a total of 2 patents across 1 patent family to protect our technology. We also hold 10 issued patents in the U.S. and various countries and have 2 pending patent applications. Our devices are currently referred for patients at leading rehabilitation facilities, including, among others, the Mayo Clinic, Cleveland Clinic, Walter Reed National Military Medical Center, and VA hospitals across the country.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•          Our financial statements for September 30, 2017 and December 31, 2016 include disclosures regarding there being substantial doubt about our ability to continue as a going concern. For the nine months ended September 30, 2017, we incurred a net loss of $10,197,203, and for the year ended December 31, 2016, we incurred a net loss of $3,617,022. At September 30, 2017, we had an accumulated deficit of $33,072,511.

•          We will need to raise additional capital and to fund our operations needs we may not have sufficient funds to meet our future capital requirements.

•          We depend on certain patents that are licensed to us. We do not control these patents and any loss of our rights to them could prevent us from manufacturing our products.

•          We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue, including through our distribution arrangements, and we may not be able to achieve or maintain market acceptance or obtain Medicare or private third-party payer reimbursement for our products.

•          We depend on a single third party to manufacture the MyoPro and a limited number of third-party suppliers for certain components of the MyoPro.

•          We depend on a related third-party to provide the custom fabrication of the MyoPro.

•          The market for myoelectric braces (orthotics) is new and unproven, and important assumptions about the potential market for our products may be inaccurate.

•          Defects in our products or the software that drives them could adversely affect the results of our operations.

•          We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. We have elected to avail ourselves of this provision of the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•          are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•          are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•          are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•          are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•          may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•          are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or chief executive officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, which includes the registration statement of which this prospectus forms a part, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Furthermore, under current Commission rules we will continue to qualify as a “smaller reporting company” for so long as the market value of our common equity held by non-affiliates is less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Company and Other Information

We were formed in the State of Delaware on September 1, 2004. Our principal executive office is One Broadway, 14th Floor, Cambridge, Massachusetts 02142. Our telephone number is (877) 736-9666. Our Internet address is www.myomo.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website a part of this prospectus.

We own various U.S. federal trademark registrations, certain foreign trademark registrations and applications, and unregistered trademarks, including the following registered marks referred to in this prospectus: “MyoPro®”, “MYOMO”®. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

THE OFFERING

Common stock offered:	4,175,000 shares

Common stock to be outstanding after this offering:	10,283,340 shares (or 10,909,590 shares if the underwriter’s option to purchase additional securities is exercised in full, but assuming no exercise of warrants to purchase shares of common stock)

Warrants offered:

Warrants to purchase up to 4,175,000 shares of common stock, which will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an exercise price of $2.95 per whole share of common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Underwriter’s option to purchase additional securities:

We have granted the underwriter a 45-day option to purchase up to an additional 626,250 shares of common stock and/or warrants to purchase up to 626,250 shares of common stock, at an exercise price of $2.95 per whole share, in any combinations thereof, from us at the public offering price per security less the underwriting discounts and commissions, to cover over-allotments, if any, on the same terms as set forth in this prospectus.

Use of proceeds:

We estimate that the net proceeds from the offering will be approximately $9.1 million, after deducting underwriting discount and commissions and offering expenses payable by us. If the underwriter exercises its over-allotment option to purchase additional securities in full, we estimate that the net proceeds from this offering will be approximately $10.5 million, after deducting underwriting discounts and commissions and offering expenses payable by us. We intend to use these net proceeds, together with our cash and cash equivalents for repayment of or indebtedness to Massachusetts Life Sciences Center, or the MLSC, and for working capital and other general corporate purposes. See “Use of Proceeds” in this prospectus.

NYSE American symbol for common stock:	“MYO”

Risk Factors:

You should carefully read “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

Certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, have agreed to purchase an aggregate of $684,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price.

The number of shares of common stock to be outstanding after the offering is based on 6,108,340 shares of common stock outstanding as of September 30, 2017, and excludes:

•          1,427,493 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $6.89 per share;

•          4,175,000 shares issuable upon the exercise of warrants issued to investors in this offering accompanying the shares of common stock sold in this offering, with an exercise price of $2.95 per whole share of common stock;

•          83,500 shares issuable upon exercise of the warrants to be issued to the underwriter, or its designated affiliates in connection with this offering, with an exercise price equal to the combined public offering price per share of common stock and related warrant in this offering;

•          250,160 shares issuable upon exercise of stock options under our 2004 Stock Option and Incentive Plan, or the 2004 Plan, our 2014 Stock Option and Grant Plan, or the 2014 Plan, and our 2016 Equity Incentive Plan, with a weighted-average exercise price $1.25 per share;

•          44,500 shares of restricted shares issued in August 2017 under our 2016 Equity Incentive Plan, with an average per share fair value of $6.75 on the date of grant, which shares were issued with lapsing forfeiture rights extending up to 48 months;

•          193,509 shares issued to a fund for the benefit of a former holder of more than 5% of our outstanding common stock, in satisfaction of promissory notes held by such fund in November 2017;

•          496,000 shares reserved for future issuance under our 2016 Equity Incentive Plan; and

•          2,277 shares of common stock to be issued after the consummation of this offering to the Massachusetts Institute of Technology, or MIT, under the MIT License, which includes 433 shares issuable due to the combined public offering price per share of common stock and related warrant in this offering being less than $3.68, the applicable threshold under the MIT License in effect as of the date of this prospectus.

Unless expressly indicated or the context requires otherwise, all information in this prospectus is as of September 30, 2017, assumes no exercise of outstanding options to purchase common stock after September 30, 2017 and gives no effect to the exercise of the underwriter’s option to purchase additional securities.

SUMMARY FINANCIAL DATA

You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. The summary financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes appearing at the end of this prospectus. We have derived the statement of operations data for the years ended December 31, 2016 and 2015 from our audited financial statements appearing at the end of this prospectus. The statement of operations data for the nine months ended September 30, 2017 and 2016 and the balance sheet data as of September 30, 2017 have been derived from our unaudited financial statements appearing at the end of this prospectus and have been prepared on the same basis as the audited financial statements and in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position as of September 30, 2017 and results of operations for the nine months ended September 30, 2017 and 2016. Our historical results are not necessarily indicative of results that should be expected in the future, and the results for the nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the full year ending December 31, 2017 or any other period.

	Year Ended December 31,		Nine months ended September 30, (unaudited)
	2016	2015	2017	2016
Statement of Operations Data:
Revenue	$1,103,277	$689,671	$1,011,454	$655,184
Cost of revenue	282,164	244,407	301,308	186,334
Gross margin	821,113	445,264	710,146	468,850
Operating expenses:
Research and development	1,120,951	869,130	1,394,865	714,333
Selling, general and administrative	2,975,164	3,109,637	4,047,385	1,932,522
	4,096,115	3,978,767	5,442,250	2,646,855
Loss from operations	(3,275,002)	(3,533,503)	(4,732,104)	(2,178,005)
Other expense (income)
Change in fair value of derivative liabilities	—	—	(64,366)	—
Debt discount on convertible notes	—	—	5,172,000	—
Interest expense, net	342,020	196,059	357,465	227,719
	342,020	196,059	5,465,099	227,719
Net loss	(3,617,022)	(3,729,562)	(10,197,203)	(2,405,724)
Deemed dividend – accreted preferred stock discount	(108,739)	(108,626)	(274,011)	(81,554)
Cumulative dividend to Series B-1 preferred stockholders	(658,293)	(643,979)	(287,779)	(492,820)
Net loss available to common stockholders	$(4,384,054)	$(4,482,167)	$(10,758,993)	$(2,980,098)
Weighted average number of common shares outstanding:
Basic and diluted	1,060,892	999,263	3,191,144	1,041,550
Net loss per share available to common stockholders:
Basic and diluted	$(4.13)	$(4.49)	$(3.37)	$(2.86)

	As of September 30, 2017
	Actual	As adjusted
Balance Sheet Data:
Cash	$4,958,088	$13,003,378
Working capital	3,880,032	12,526,994
Total assets	5,958,794	14,004,084
Notes payable, MLSC, current	597,070	—
Accounts payable and other accrued expenses	1,130,232	1,130,232
Notes payable, shareholder	876,458	876,458
Notes payable, MLSC, net of current portion	421,838	—
Stockholders’ equity	2,575,385	11,644,185

The as adjusted balance sheet data give effect to (i) the repayment of $1,023,510 to MLSC (including principal and accrued interest) in conjunction with the closing of this offering and (ii) our issuance and sale of 4,175,000 shares of our common stock and warrants to purchase up to 4,175,000 shares of common stock in this offering at the combined public offering price per share of common stock and related warrant of $2.40, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. In November 2017, we issued 193,509 shares of common stock in satisfaction of promissory notes held by a fund for the benefit of a former holder of more than 5% of our common stock.  The as adjusted balance sheet data does not give effect to this issuance.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our securities. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment.

Risks Related to Our Business

We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue, and we may not be able to achieve or maintain market acceptance or obtain Medicare or private third-party payer reimbursement for our products.

We currently rely, and in the future will rely, on sales of our MyoPro products for our revenue. MyoPro products are relatively new products, and market acceptance and adoption depend on educating people with limited upper extremity mobility and healthcare providers as to the distinct features, ease-of-use, positive lifestyle impact and other benefits of MyoPro systems compared to alternative technologies and treatments. MyoPro products may not be perceived to have sufficient potential benefits compared with these alternatives, which include rehabilitation therapy or amputation with a prosthetic replacement. Also, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend the MyoPro until there is sufficient evidence to convince them to alter the treatment methods they typically recommend. This evidence may include prominent healthcare providers or other key opinion leaders in the upper extremity paralysis community recommending the MyoPro as effective in providing identifiable immediate and long-term health benefits, and the publication of additional peer-reviewed clinical studies demonstrating its value.

We are almost entirely dependent on third parties to cover the cost of our products to patients and heavily rely on our distributors’ ability to obtain reimbursement for the cost of our products. If Medicare, the United States Department of Veterans Affairs, or the VA, health insurance companies and other third-party payers do not provide adequate coverage or reimbursement for our products, then our sales will be limited to clinical facilities and individuals who can pay for our devices without reimbursement. As a result, our sales would be significantly constrained. Currently, reimbursement for the cost of our products is obtained primarily on a case-by-case basis until such time, if any, we obtain broad coverage policies with Medicare and third-party payers. There can be no assurance that we will be able to obtain these broad coverage policies.

In connection with Medicare reimbursement, we intend, at some point in the future, to apply for a unique Healthcare Common Procedure Coding System, or HCPCS, code applicable to our product line. We believe the receipt of a HCPCS code could expand the pool of potential users of our products because Medicare eligible patients would have greater access to our products, especially those patients who are not able to afford our products without Medicare reimbursement. To our knowledge, as of September 30, 2017, fewer than ten units have been self-paid or funded by non-profit foundations. The process of obtaining an HCPCS code is long and often requires clinical experience to validate the need for a new code specific to the MyoPro. We cannot make any assurance that a HCPCS code will be issued or that the amount of reimbursement offered will be sufficient to provide a reasonable profit to us or to our distributors.

Reimbursement amounts, whether on a case-by-case basis or pursuant to broader coverage policies, which may be established in the future, may be insufficient to permit us to generate sufficient gross margins to allow us to operate on a profitable basis. Third-party payers also may deny coverage, limit reimbursement or reduce their levels of payment, or our costs of production may increase faster than increases in reimbursement levels. In addition, we may not obtain coverage and reimbursement approvals in a timely manner. Our failure to receive such approvals would negatively impact market acceptance of MyoPro.

Achieving and maintaining market acceptance of MyoPro products could be negatively impacted by many other factors, including, but not limited to:

•          lack of sufficient evidence supporting the benefits of MyoPro over competitive products or other available treatment, or lifestyle management to accommodate the disability;

•          patient resistance to wearing an assistive device or making required insurance co-payments;

•          results of clinical studies relating to MyoPro or similar products;

•          claims that MyoPro, or any component thereof, infringes on patent or other intellectual property rights of third-parties;

•          perceived risks associated with the use of MyoPro or similar products or technologies;

•          the introduction of new competitive products or greater acceptance of competitive products;

•          adverse regulatory or legal actions relating to MyoPro or similar products or technologies; and

•          problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships.

Any factors that negatively impact sales of MyoPro would adversely affect our business, financial condition and operating results.

We depend on a single third party to manufacture the MyoPro and a limited number of third-party suppliers for certain components of the MyoPro.

We have contracted with Cogmedix, Inc., or Cogmedix, a contract manufacturer with expertise in the medical device industry, for the manufacture of all of our products and the sourcing of all of our components and raw materials. Pursuant to this contract, Cogmedix manufactures the MyoPro pursuant to our specifications at its facility in Worcester, Massachusetts. We may terminate our relationship with Cogmedix at any time upon sixty (60) days’ written notice. For our business strategy to be successful, Cogmedix must be able to manufacture our products in sufficient quantities, in compliance with regulatory requirements and quality control standards, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Increases in our product sales, whether forecasted or unanticipated, could strain the ability of Cogmedix to manufacture an increasingly large supply of our current or future products in a manner that meets these various requirements. In addition, although we are not restricted from engaging an alternative manufacturer, the process of moving our manufacturing activities would be time consuming and costly, and may limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. Further, any new contract manufacturer would need to be compliant with FDA regulations and International Organization for Standardization, or ISO, standard 13485.

We also rely on third-party suppliers, some of which contract directly with Cogmedix, to supply certain components of the MyoPro products. Both we and Cogmedix do not have long-term supply agreements with most of their suppliers and, in many cases, make purchases on a purchase order basis. Our ability and Cogmedix’s ability to secure adequate quantities of such products may be limited. Suppliers may encounter problems that limit their ability to manufacture components for our products, including financial difficulties or damage to their manufacturing equipment or facilities. If we, or Cogmedix, fail to obtain sufficient quantities of high quality components to meet demand on a timely basis, we could lose customer orders, our reputation may be harmed and our business could suffer.

Cogmedix generally uses a small number of suppliers for the MyoPro products. Depending on a limited number of suppliers exposes us to risks, including limited control over pricing, availability, quality and delivery schedules. If any one or more of our suppliers ceases to provide sufficient quantities of components in a timely manner or on acceptable terms, Cogmedix would have to seek alternative sources of supply. It may be difficult to engage additional or replacement suppliers in a timely manner. Failure of these suppliers to deliver products at the level our business requires would limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. Cogmedix also may have difficulty obtaining similar components from other suppliers that are acceptable to the FDA or other regulatory agencies, and the failure of Cogmedix’s suppliers to comply with strictly enforced regulatory requirements could expose us to regulatory action including warning letters, product recalls, termination of distribution, product seizures or civil penalties. It could also require Cogmedix to cease using the components, seek alternative components or technologies and we could be forced to modify our products to incorporate alternative components or technologies, which could result in a requirement to seek additional regulatory approvals. Any disruption of this nature or increased expenses could harm our commercialization efforts and adversely affect our operating results.

We also rely on a limited number of suppliers for the batteries used by the MyoPro and do not maintain any long-term supply agreement with respect to batteries. If we fail to obtain sufficient quantities of batteries in a timely manner, our reputation may be harmed and our business could suffer.

We depend on a related third-party to provide the custom fabrication of the MyoPro.

Currently, we rely on Geauga Rehabilitation Engineering, Inc., or GRE, a small, privately-held firm in Chardon, Ohio, to provide custom fabrication services for all MyoPro orders. GRE also provides product development support for the development and prototyping of new MyoPro product designs. GRE is owned by Jonathan Naft, our General Manager of MyoPro products. However, another member of the GRE management team oversees the fabrication contract that we have entered into for these services which is at arm’s-length. Since GRE is currently the only provider of MyoPro fabrication services, our business may be impacted by any difficulties GRE has with its suppliers, operating facilities, trained personnel, and any financial issues. In the event GRE fails to fulfill our orders, then we may terminate our contract. In addition, Mr. Naft’s employment with us is at-will and there can be no assurance that we can retain his services to us. If our relationship with GRE or with Mr. Naft were terminated, we might have difficulty finding a replacement for GRE’s services, in particular, with respect to GRE’s prototyping services. This could result in an adverse impact on our business and financial condition.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Since inception through the date of this prospectus, we have shipped approximately 600 units for use by patients at home and at clinical facilities. Our latest product line, the MyoPro, was introduced to the market in fall 2012 and we have sold approximately 350 units since such time. As a result, we have a limited operating history. It is difficult to forecast our future results based upon our historical data. Because of the uncertainties related to our limited historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.

We have a history of operations losses and our financial statements for September 30, 2017 and December 31, 2016 include disclosures regarding there being substantial doubt about our ability to continue as a going concern.

We have a history of losses since inception. For the nine months ended September 30, 2017, we incurred a net loss of $10,197,203, and for the year ended December 31, 2016, we incurred a net loss of $3,617,022. At September 30, 2017, we had an accumulated deficit of $33,072,511. We expect to continue to incur operating and net losses for the foreseeable future as we expand our sales and marketing efforts, invest in product development and establish the necessary administrative functions to support our growing operations and being a public company. Our losses in future periods may be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in increases in our revenues, which would further increase our losses. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern, as disclosed in the notes to the financial statements for the three and nine months ended September 30, 2017, and for the year ended December 31, 2016. Although our financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our company.

We may not have sufficient funds to meet our future capital requirements.

We believe that the proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for at least the next months. We will need additional capital and we may be unable to obtain additional funds on reasonable terms, or at all. Our ability to secure financing and the cost of raising such capital are dependent on numerous factors, including general economic and capital markets conditions, credit availability from lenders, investor confidence and the existence of regulatory and tax incentives that are conducive to raising capital. Uncertainty in the financial markets has caused banks and financial institutions to decrease the amount of capital available for lending and has significantly increased the risk premium of such borrowings. In addition, such turmoil and uncertainty has significantly limited the ability of companies to raise funds through the sale of equity or debt securities. If we are unable to raise additional funds, we may need to delay, modify or abandon some or all of our business plans or cease operations.

If we raise funds through the issuance of debt, the amount of any indebtedness that we may raise in the future may be substantial, and we may be required to secure such indebtedness with our assets and may have substantial interest expenses. If we default on any future indebtedness, our lenders could declare all outstanding principal and interest to be due and payable and our secured lenders may foreclose on the facilities securing such indebtedness. The incurrence of indebtedness could require us to meet financial and operating covenants, which could place limits on our operations and ability to raise additional capital, decrease our liquidity and increase the amount of cash flow required to service our debt. If we raise funds through the issuance of equity securities, such issuance could result in dilution to our stockholders and the newly-issued securities may have rights senior to those of the holders of our common stock.

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and to raise additional capital to meet our obligations. Based on our current operating plan, we anticipate that our existing cash and cash equivalents, in the absence of this offering, may not be sufficient to enable us to maintain our currently planned operations beyond the next 12 months. We have no additional committed external sources of funds and additional financing may not be available when we need it or may not be available on terms that are favorable to us.

The industries in which we operate are highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

Industrial and medical robotics are characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, and have greater financial, marketing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies for disease states that may be delivered without a medical device. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plan.

We utilize independent distributors who are free to market products that compete with the MyoPro, and we rely on these distributors to select appropriate patients and provide adequate follow-on care.

We rely heavily on our relationships with O&P practices, the VA and our distribution arrangements, previously with Össur Americas, Inc., or Össur, and, as of January 1, 2017, with Otto Bock Healthcare LP, or Ottobock, to market and sell our products. We believe that a meaningful percentage of our sales will continue to be generated through these channels in the future. However, none of these partners are required to sell or provide our products exclusively. If any of these key independent distributors were to cease to distribute our products, our sales could be adversely affected. In such a situation, we may need to seek alternative independent distributors or increase our reliance on our other independent distributors or our direct sales representatives, which may not prevent our sales from being adversely affected. Additionally, to the extent that we enter into additional arrangements with independent distributors to perform sales, marketing, or distribution services, the terms of the arrangements could cause our profit margins to be lower than if we directly marketed and sold our products.

If these independent distributors do not follow our inclusion/exclusion criteria for patient selection or do not provide adequate follow-on care, then our reputation may be harmed by patient dissatisfaction. This could also lead to product returns and adversely affect our financial condition. When issues with distributors have arisen in the past, we have supplied additional training and documentation and/or ended the distributor relationship.

The market for myoelectric braces is new and uncertain, and important assumptions about the potential market for our products may be inaccurate.

The market for myoelectric braces, or orthotics, is new and unproven. Our estimates of market size are derived from statistics regarding the number of individuals with paralysis, but not necessarily limited to their upper extremities. Accordingly, it is difficult to predict the future size and rate of growth of the market. We cannot be certain whether the market will continue to develop or if orthotics will achieve and sustain a level of market acceptance and demand sufficient for us to continue to generate revenue and achieve profitability.

Limited sources exist to obtain reliable market data with respect to the number of mobility-impaired individuals and the occurrence of upper extremity paralysis in our target markets. In addition, there are no third-party reports or studies regarding what percentage of those with upper extremity paralysis would be able to use orthotics in general, or our current or planned future products in particular. In order to use our current products marketed to those with upper extremity paralysis, users must meet a set of inclusion criteria and not have a medical condition which disqualifies them from being an appropriate candidate. Future products for those with upper extremity paralysis may have the same or other restrictions. Our business strategy is based, in part, on our estimates of the number of upper extremity impaired individuals and the incidence of upper extremity injuries in our target markets and the percentage of those groups that would be able to use our current and future products. Our assumptions and estimates may be inaccurate and may change.

If the orthotic market fails to develop or develops more slowly than we expect, or if we have relied on sources or made assumptions or estimates that are not accurate, our business could be adversely affected.

In addition, because we operate in a new market, the actions of our competitors could adversely affect our business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the market on the whole. Further, adverse regulatory findings or reimbursement-related decisions with respect to other products could negatively impact the entire market and, accordingly, our business.

We may receive a significant number of warranty claims or our MyoPro may require significant amounts of service after sale.

Sales of MyoPro products generally include a one-year or a three-year warranty for parts and services, other than for normal wear and tear. As the number and complexity of the features and functionalities of our products increase, we may experience a higher level of warranty claims. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

Defects in our products or the software that drives them could adversely affect the results of our operations.

The design, manufacture and marketing of the MyoPro products involve certain inherent risks. Manufacturing or design defects, unanticipated use of the MyoPro, or inadequate disclosure of risks relating to the use of MyoPro products can lead to injury or other adverse events. In addition, because the manufacturing of our products is outsourced to Cogmedix, we may not be aware of manufacturing defects that could occur. Such adverse events could lead to recalls or safety alerts relating to MyoPro products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of MyoPro products from the market. A recall could result in significant costs. To the extent any manufacturing defect occurs, our agreement with Cogmedix contains a limitation on Cogmedix’s liability, and therefore we could be required to incur the majority of related costs. Our agreement with GRE does not contain a similar limitation of liability; however, a defect in connection with the fabrication of our products may result in significant costs in connection with lawsuits or refunds. Product defects or recalls could also result in negative publicity, damage to our reputation or, in some circumstances, delays in new product approvals.

MyoPro users may not use MyoPro products in accordance with safety protocols and training, which could enhance the risk of injury. Any such occurrence could cause delay in market acceptance of MyoPro products, damage to our reputation, additional regulatory filings, product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

The medical device industry has historically been subject to extensive litigation over product liability claims. We have not been subject to such claims to date, however, we may become subject to product liability claims alleging defects in the design, manufacture or labeling of our products in the future. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts.

There is no long-term clinical data with respect to the effects of MyoPro products, and our products could cause unforeseen negative effects.

While short-term clinical studies have established the safety of MyoPro products, there is no long-term clinical data with respect to the safety or physical effects of the MyoPro. Future results and experience could indicate that our products are not safe for long-term use or cause unexpected complications or other unforeseen negative effects. Because MyoPro users generally do not have feeling in their upper extremities, users may not immediately notice damaging effects, which could exacerbate their impact. If in the future MyoPro products are shown to be unsafe or cause such unforeseen effects, we could be subject to mandatory product recalls, suspension or withdrawal of FDA registration, significant legal liability or harm to our business reputation.

We may enter into collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships with third-parties that may not result in the development of commercially viable products or the generation of significant future revenues.

In the ordinary course of our business, in the future we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships to develop the MyoPro and to pursue new markets. Proposing, negotiating and implementing collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. For example, we have recently entered into an arrangement with Ottobock for the distribution of our products in the U.S. and certain other countries, and although there are minimum payment requirements from Ottobock, we did not meet the condition for such requirements to apply in certain markets, and the arrangement may not be as productive or successful as we hope. In addition, while Ottobock, in accordance with our agreement, agreed to certain minimum purchase requirements during the year ending December 31, 2017, there can be no guarantee that such minimum purchase requirements will be maintained at similar levels or at all in future periods.

If we pursue collaborations, licensing arrangements, joint ventures, strategic alliances or partnerships, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators. Our collaborators may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. Any such disputes could result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements.

If we fail to properly manage our anticipated growth, our business could suffer.

As we expand the number of locations which provide the MyoPro products, including future planned international distribution, we expect that it will place significant strain on our management team and on our financial resources. Failure to manage our growth effectively could cause us to misallocate management or financial resources and result in losses or weaknesses in our infrastructure, which could materially adversely affect our business. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance.

Moreover, there are significant costs and risks inherent in selling our products in international markets, including: (a) time and difficulty in building a widespread network of distribution partners; (b) increased shipping and distribution costs, which could increase our expenses and reduce our margins; (c) potentially lower margins in some regions; (d) longer collection cycles in some regions; (e) compliance with foreign laws and regulations; (f) compliance with anti-bribery, anti-corruption, and anti-money laundering laws, such as the Foreign Corrupt Practices Act and the Office of Foreign Assets Control regulations, by us, our employees, and our business partners; (g) currency exchange rate fluctuations and related effects on our results of operations; (h) economic weakness, including inflation, or political instability in foreign economies and markets; (i) compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad; (j) workforce uncertainty in countries where labor unrest is more common than in the United States; (k) business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters, including earthquakes, typhoons, floods and fires; and (l) other costs and risks of doing business internationally, such as new tariffs which may be imposed.

These and other factors could harm our ability to implement planned international operations and, consequently, harm our business, results of operations, and financial condition. Further, we may incur significant operating expenses as a result of our planned international expansion, and it may not be successful. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in new markets. We may also encounter difficulty expanding into international markets because of limited brand recognition, leading to delayed or limited acceptance of our products by patients in these markets. Accordingly, if we are unable to expand internationally or manage our international operations successfully, we may not achieve the expected benefits of this expansion and our financial condition and results of operations could be harmed.

We depend on the knowledge and skills of our senior management.

We have benefited substantially from the leadership and performance of our senior management and other key employees. We do not carry key person insurance. Our success will depend on our ability to retain our current management and key employees. Competition for these key persons in our industry is intense and we cannot guarantee that we will be able to retain our personnel. The loss of the services of certain members of our senior management or key employees could prevent or delay the implementation and completion of our strategic objectives, or divert management’s attention to seeking qualified replacements.

We may seek to grow our business through acquisitions of complementary products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could have a material adverse effect on our business, financial condition and operating results.

From time to time, we may consider opportunities to acquire other products or technologies that may enhance our products or technology, or advance our business strategies. Potential acquisitions involve numerous risks, including:

•          problems assimilating the acquired products or technologies;

•          issues maintaining uniform standards, procedures, controls and policies;

•          unanticipated costs associated with acquisitions;

•          diversion of management’s attention from our existing business;

•          risks associated with entering new markets in which we have limited or no experience; and

•          increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters.

We have no current commitments with respect to any acquisition and no current plans to seek acquisitions; however, depending on industry and market conditions, we may consider acquisitions in the future. If we do proceed with acquisitions, we do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired products or technologies. Our potential inability to integrate any acquired products or technologies effectively may adversely affect our business, operating results and financial condition.

Risks Related to Government Regulation

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

Our medical products and manufacturing operations are subject to regulation by the U.S. Food and Drug Administration, or FDA, and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, storage, installation, servicing, advertising, promoting, marketing, distribution, import, export and market surveillance of our MyoPro products.

Our products are regulated as medical devices in the United States under the Federal Food, Drug and Cosmetic Act, or the FFDCA, as implemented and enforced by the FDA. Under the FFDCA, medical devices are classified into one of three classes–Class I, Class II or Class III–depending on the degree of risk associated with the medical device, what is known about the type of device, and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA pre-market review. This determination is required prior to promoting or advertising the device. See “Business — Government Regulation.”

In 2012, we registered the MyoPro device as a Class I limb orthosis with the FDA. From time to time, the FDA may disagree with classification of a new Class I medical device and require the registered establishment listing that device to apply for approval as a Class II or Class III medical device. As the FDA is now giving more attention to the differentiated performance of myoelectric controlled orthotics, we recently elected to change our classification registration to Class II. In the event that the FDA determines that our medical products should be reclassified as Class III medical devices, we could be precluded from marketing the devices for clinical use within the U.S. for months or longer depending on the requirements of the classification. Reclassification of our products as requiring 510(k) or pre-market approval, or PMA, could significantly increase our regulatory costs, including expense associated with required pre-clinical (animal) and clinical (human) trials, more extensive mechanical and electrical testing and other costs.

We are registered with the FDA as a specifications developer for medical devices. Following the introduction of a product, the governmental agencies will periodically review our product development methodology, quality management systems, and product performance. We are under a continuing obligation to ensure that all applicable regulatory requirements continue to be met. Our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the FDA’s Quality System Regulation, or QSR, and comparable foreign regulations.

The process of complying with the applicable good manufacturing practices, adverse event reporting and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of the MyoPro. If the FDA determines that we fail to comply with applicable regulatory requirements, they may issue a warning letter with one or more citations. This directive, if not closed promptly can result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk that we and other companies in our industry are facing.

In addition, governmental agencies of the United States or other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register the MyoPro once it is already on the market or otherwise impact our ability to market the MyoPro in the US or other countries. The process of complying with these governmental regulations can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of the MyoPro. For instance, the FDA may issue mandates, known as 522 orders, requiring us to conduct post-market studies of products. Failure to comply could result in enforcement of the FFDCA against us or our products including an agency request that we recall our MyoPro products.

If we or our third-party manufacturers or key suppliers fail to comply with the FDA’s Quality System Regulation, our manufacturing operations could be interrupted.

Our key suppliers are also required to comply with the FDA’s QSR which covers the methods and documentation of the production, control, quality assurance, labeling, packaging, storage and shipping of our products. Cogmedix, our electromechanical kit manufacturer, and other key suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process with respect to the market for our products abroad.

We continue to monitor our quality management with our suppliers to improve our overall level of compliance. Our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the QSR and comparable foreign regulations. If the facilities of our suppliers are found to be in violation of applicable laws and regulations, or if our suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action, including any of the following sanctions:

•          untitled letters, warning letters, Form 483 findings (results from quality system inspections), fines, injunctions, consent decrees and civil penalties;

•          customer notifications or repair, replacement or refunds;

•          detention, recalls or seizure of our products;

•          operating restrictions or partial suspension or total shutdown of production;

•          withdrawing our FDA registration;

•          refusing to provide Certificates to Foreign Governments with respect to exports;

•          pursuing criminal prosecution.

Any of these sanctions could impair our ability to produce the MyoPro in a cost-effective and timely manner in order to meet our customers’ demands, and could have a material adverse effect on our reputation, business, results of operations and financial condition. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal, state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services, or HHS, promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. While we have Business Associate Agreements in place with our distributors, if we or any of our service providers are found to be in violation of the promulgated patient privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and operating results.

We face risks in connection with the Affordable Care Act or its possible replacement or modifications.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, which we collectively refer to as the ACA, were signed into U.S. law. The ACA is introducing unprecedented changes into the US healthcare delivery and payment systems. While there appear to be benefits to us — such as a greater number of individuals enrolled in health insurance plans and thus potentially eligible to obtain a MyoPro if needed — it is not clear how future payment schemes, or potential changes to the ACA, will change the reimbursement model for O&P devices such as the MyoPro. We intend to monitor industry trends relative to the ACA to assist in our determination of how the MyoPro can fit into patient care protocols with providers such as rehabilitation hospitals and surgery centers. If reimbursement policies change significantly, the demand for MyoPro products may be impacted.

Risks Related to Our Intellectual Property

We depend on certain patents that are licensed to us. We do not control these patents and any loss of our rights to them could prevent us from manufacturing our products.

We rely on licenses to two core patents that are material to our business, including the development of the MyoPro. We have entered into an exclusive license agreement, which we refer to as the License Agreement, with the Massachusetts Institute of Technology, or MIT, for those certain patents that cover (i) a powered orthotic device worn on a patient’s elbow or other joint, that senses relatively low level signals in the vicinity of the joint generated by a patient having spinal cord or other nerve damage and (ii) a method of providing rehabilitation movement training for a person suffering from nerve damage, stroke, spinal cord injury, neurological trauma or neuromuscular disorder in attempt to move a body part with a powered orthotic device. Our rights to use these patents will be subject to the continuation of and our compliance with the terms of those licenses.

On November 15, 2016, we and the Massachusetts Institute of Technology, or MIT, entered into a waiver agreement with regard to certain obligations, or the Obligations Waiver, under the License Agreement. The Obligations Waiver contemplates that we have not met certain revenue obligations, or the Revenue Obligations, and certain commercialization obligation, or the Commercial Obligations, which are required under the License Agreement. Pursuant to the Revenue Obligations, we were originally obligated to have net sales of at least $200,000, $250,000, $500,000 and $750,000 in 2010, 2011, 2012 and 2013 (and each year thereafter), respectively. Pursuant to the Commercialization Obligations, we were originally obligated to introduce a home version of a “licensed product” on or before December 31, 2010, expand distribution of a licensed product to 10 major metropolitan areas on or before December 31, 2011 and expand distribution to at least one country outside of the United States on or before December 31, 2012. The Obligations Waiver waives any and all Revenue Obligations up to the date of the waiver agreement and waives the Commercialization Obligations up to and through the date of the waiver agreement. The Commercialization Obligations have expired as of the date hereof and do not need to be complied with in the future.

Our revenue exceeded $750,000 for the fiscal year ended December 31, 2016, which satisfied the Revenue Obligations for that fiscal year. The Revenue Obligations are a continuing requirement of the License Agreement. Based on our current distributor agreement, while we expect to exceed the required revenue and satisfy the Revenue Obligations in future years, we cannot make any assurance that we will continue to comply with these obligations. Additionally, MIT has the right to terminate the License Agreement upon any future uncured material breach of the agreement or if we fail to make any payments due under the agreement. If the License Agreement is terminated for any reason, our business will be harmed.

Specifically, if we were to lose access to these licenses, we would be unable to manufacture the MyoPro or develop new products until we obtained access to a comparable technology.

We may not control the prosecution, maintenance or filing of the patents to which we now hold or in the future intend to acquire licenses. Enforcement of our licensed patents or defense of any claims asserting the invalidity of these patents may be subject to the control or cooperation of our licensors. We cannot be certain that our licensors will prosecute, maintain, enforce and defend the licensed patent rights in a manner consistent with the best interests of our business. We also cannot be certain that drafting or prosecution of the licensed patents and patent applications by the relevant licensors have been or will be conducted in compliance with applicable law.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products. We seek to protect our intellectual property through a combination of patents, trademarks, confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors and other vendors and contractors. In addition, we rely on trade secrets law to protect our proprietary software and product candidates or products in development.

The patent position of myoelectric orthotic inventions can be highly uncertain and involves many new and evolving complex legal, factual and technical issues. Patent laws and interpretations of those laws are subject to change and any such changes may diminish the value of our patents or narrow the scope of protection. In addition, we may fail to apply for or be unable to obtain patents necessary to protect our technology or products or enforce our patents due to lack of information about the exact use of technology or processes by third parties. Also, we cannot be sure that any patents will be granted in a timely manner or at all with respect to any of our patent pending applications or that any patents that are granted will be adequate to protect our intellectual property for any significant period of time or at all.

Litigation to establish or challenge the validity of patents, or to defend against or assert against others infringement, unauthorized use, enforceability or invalidity claims, can be lengthy and expensive and may result in our patents being invalidated or interpreted narrowly and our not being granted new patents related to our pending patent applications. Even if we prevail, litigation may be time consuming and force us to incur significant costs, and any damages or other remedies awarded to us may not be valuable and management’s attention could be diverted from managing our business. In addition, U.S. patents and patent applications may be subject to interference proceedings, and U.S. patents may be subject to re-examination and review in the U.S. Patent and Trademark Office. Foreign patents may also be subject to opposition or comparable proceedings in the corresponding foreign patent offices. Any of these proceedings may be expensive and could result in the loss of a patent or denial of a patent application, or the loss or reduction in the scope of one or more of the claims of a patent or patent application.

In addition, we seek to protect our trade secrets, know-how and confidential information that is not patentable by entering into confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors and other vendors and contractors. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable.

We also have taken precautions to initiate reasonable safeguards to protect our information technology systems. However, these measures may not be adequate to safeguard our proprietary information, which could lead to the loss or impairment thereof or to expensive litigation to defend our rights against competitors who may be better funded and have superior resources. In addition, unauthorized parties may attempt to copy or reverse engineer certain aspects of our products that we consider proprietary or our proprietary information may otherwise become known or may be independently developed by our competitors or other third parties. If other parties are able to use our proprietary technology or information, our ability to compete in the market could be harmed.

Further, unauthorized use of our intellectual property may have occurred, or may occur in the future, without our knowledge.

If we are unable to obtain or maintain adequate protection for intellectual property, or if any protection is reduced or eliminated, competitors may be able to use our technologies, resulting in harm to our competitive position.

We are not able to protect our intellectual property rights in all countries.

Filing, prosecuting, maintaining and defending patents on each of our products in all countries throughout the world would be prohibitively expensive, and thus our intellectual property rights outside the United States are currently limited to the European Union and Japan. In addition, the laws of some foreign countries, especially developing countries, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Also, it may not be possible to effectively enforce intellectual property rights in some countries at all or to the same extent as in the United States and other countries. Consequently, we are unable to prevent third parties from using our inventions in all countries, or from selling or importing products made using our inventions in the jurisdictions in which we do not have (or are unable to effectively enforce) patent protection. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop, market or otherwise commercialize their own products, and we may be unable to prevent those competitors from importing those infringing products into territories where we have patent protection, but enforcement is not as strong as in the United States. These products may compete with our products and our patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions. Moreover, competitors or others in the chain of commerce may raise legal challenges against our intellectual property rights or may infringe upon our intellectual property rights, including through means that may be difficult to prevent or detect.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights in the United States and around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our current and future products.

The medical device industry is characterized by competing intellectual property and a substantial amount of litigation over patent rights. In particular, our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in competing technologies, have been issued patents and filed patent applications with respect to their products and processes and may apply for other patents in the future. The large number of patents, the rapid rate of new patent issuances, and the complexities of the technology involved increase the risk of patent litigation.

Determining whether a product infringes a patent involves complex legal and factual issues and the outcome of patent litigation is often uncertain. Even though we have conducted research of issued patents, no assurance can be given that patents containing claims covering our products, technology or methods do not exist, have not been filed or could not be filed or issued. In addition, because patent applications can take years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware and may result in issued patents which our current or future products infringe. Also, because the claims of published patent applications can change between publication and patent grant, published applications may issue with claims that potentially cover our products, technology or methods.

Infringement actions and other intellectual property claims brought against us, with or without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management and harm our reputation. We cannot be certain that we will successfully defend against any allegations of infringement. If we are found to infringe another party’s patents, we could be required to pay damages. We could also be prevented from selling our products that infringe, unless we could obtain a license to use the technology covered by such patents or could redesign our products so that they do not infringe. A license may be available on commercially reasonable terms or none at all, and we may not be able to redesign our products to avoid infringement. Further, any modification to our products could require us to conduct clinical trials and revise our filings with the FDA and other regulatory bodies, which would be time consuming and expensive. In these circumstances, we may not be able to sell our products at competitive prices or at all, and our business and operating results could be harmed.

We rely on trademark protection to distinguish our products from the products of our competitors.

We rely on trademark protection to distinguish our products from the products of our competitors. We have registered the trademarks “MyoPro” (Registration No. 4,532,331) and “MYOMO” (Registration No. 4,451,445) in the United States. The MyoPro mark is presently being registered in Canada and in the EU. In jurisdictions where we have not yet registered our trademark and are using it, and as permitted by applicable local law, we seek to rely on common law trademark protection where available. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks, and may be able to use our trademarks in jurisdictions where they are not registered or otherwise protected by law. If our trademarks are successfully challenged or if a third party is using confusingly similar or identical trademarks in particular jurisdictions before we do, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. If others are able to use our trademarks, our ability to distinguish our products may be impaired, which could adversely affect our business. Further, we cannot assure you that competitors will not infringe upon our trademarks, or that we will have adequate resources to enforce our trademarks.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Some of our employees were previously employed at other medical device companies, including our competitors or potential competitors, and we may hire employees in the future that are so employed. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. If any of these technologies or features that are important to our products, this could prevent us from selling those products and could have a material adverse effect on our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and divert the attention of management.

Risks Related to this Offering

Our stockholders will experience significant dilution upon the issuance of common stock if the shares of our common stock underlying our warrants, including those issued in this offering, are exercised or converted.

We have a significant number of securities convertible into, or allowing the purchase of, our common stock. Investors could be subject to increased dilution upon the conversion or exercise of these securities. For example, as of September 30, 2017, we had 1,427,493 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $6.89 per share, and 250,160 shares issuable upon the exercise of stock options under our equity incentive plans, with a weighted-average exercise price of $1.25 per share. In addition, we have outstanding 44,500 shares of restricted stock, with an average per share fair value of $6.75 when granted in August 2017, with lapsing forfeiture rights extending up to 48 months. The common stock warrants offered in this offering have an exercise price that is adjustable if we effect a stock split or combination or similar transaction, depending on the relative trading prices before and after the combination. Such common stock warrants also have anti-dilution protection in the event that we issue equity securities in the future below the then-exercise price of such warrants. The issuance of additional shares as a result of such conversion or purchase, or their subsequent sale, could adversely affect the price of our common stock.

There is no public market for the warrants to purchase common stock being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Our principal stockholders and management beneficially own a significant percentage of our stock and will be able to exert significant influence over matters subject to stockholder approval.

As of September 30, 2017, our executive officers, directors, principal stockholders and their affiliates beneficially owned approximately 52% of our outstanding voting stock. Therefore, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to significantly affect matters requiring stockholder approval, including elections of directors, amendments of our organizational documents, and approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.  In addition, certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, have agreed to purchase an aggregate of $684,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price.

The market price of our common stock has been, and may continue to be volatile.

The stock market in general, and the market price of our common stock in particular will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects. For example, from June 9, 2017 to November 24, 2017, the high and low sales price of our common stock on the NYSE American has fluctuated from a low of $2.53 to a high of $23.20 per share.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our common stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

•          actual or anticipated variations in our periodic operating results;

•          increases in market interest rates that lead purchasers of our common stock to demand a higher investment return;

•          changes in earnings estimates;

•          changes in market valuations of similar companies;

•          actions or announcements by our competitors;

•          adverse market reaction to any increased indebtedness we may incur in the future;

•          additions or departures of key personnel;

•          actions by stockholders;

•          speculation in the media, online forums, or investment community; and

•          our intentions and ability to maintain our common stock on the NYSE American.

You will experience immediate and substantial dilution as a result of this offering.

You will incur immediate and substantial dilution as a result of this Offering. The combined public offering price per share of common stock and related warrant of $2.40 is substantially higher than the as adjusted net tangible book value per share of our common stock. You will incur immediate and substantial dilution of $1.27 per share in the as adjusted net tangible book value of shares of our common stock, based on the combined offering price per share of common stock and related warrant of $2.40. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of liquidation. In addition, we have outstanding options and warrants with exercise prices significantly below the offering price. To the extent outstanding options and the warrant are ultimately exercised, there will be further dilution of the common stock sold in this offering. We are also obligated under the MIT License to issue to MIT an aggregate of 2,277 shares of common stock. This includes 433 shares due after the consummation of this offering because the combined public offering price per share of common stock and related warrant in this offering is less than $3.68, the applicable threshold under the MIT License in effect as of the date of this prospectus.

We may not be able to maintain a listing of our common stock on the NYSE American.

We must meet certain financial and liquidity criteria to maintain such listing. If we fail to meet any of the NYSE American’s listing standards, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from the NYSE American may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. A delisting of our common stock could significantly impair our ability to raise capital.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. For so long as the MLSC Note is outstanding, we may not declare or pay any dividends or make any distributions upon our equity securities. Therefore, holders of our common stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

We have elected to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in the Annual Report on Form 10-K and our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) in 2022, (b) the date on which we have total annual gross revenue of at least $1.07 billion, or (c) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Even after we no longer qualify as an emerging growth company, we may under certain circumstances still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act.

We are obligated to develop and maintain a system of effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may harm investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our common stock could be negatively affected.

We will be incurring increased costs as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE American and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Future issuances of our common stock or equity-related securities, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into our common stock, or the expiration of lock-up agreements that our directors, officers and certain stockholders entered into in connection with this offering that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our common stock or securities convertible into our common stock, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our common stock, or other securities convertible into our common stock, could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our common stock. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect our common stock price.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the NYSE American or another national securities exchange and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Our management has broad discretion as to the use of certain of the net proceeds from this offering.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, for debt repayments and for working capital and other general corporate purposes. However, we cannot further specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated for use as working capital or for other general corporate purposes, which is subject to change in the future. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

•          authorize our board of directors to issue preferred stock, without further stockholder action and with voting liquidation, dividend and other rights superior to our common stock;

•          establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for director nominees;

•          establish that our board of directors is divided into three classes, with directors in each class serving three-year staggered terms;

•          require the approval of holders of two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;

•          prohibit cumulative voting in the election of directors; and

•          provide that vacancies on our board of directors may be filled only by the vote of a majority of directors then in office, even though less than a quorum or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of common stock.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your common stock in an acquisition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this prospectus, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•          our ability to achieve reimbursement from third-party payers for our products;

•          our dependence upon external sources for the financing of our operations, particularly given that our auditors’ report for our 2016 financial statements, which are included as part of this prospectus, contains a statement concerning our ability to continue as a “going concern;”

•          our ability to effectively execute our business plan;

•          our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;

•          our expectations as to our clinical research program and clinical results;

•          our ability to improve our products and develop new products;

•          our ability to manage the growth of our operations over time;

•          our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•          our ability to gain and maintain regulatory approvals;

•          our ability to maintain relationships with existing customers and develop relationships with new customers; and

•          our ability to compete and succeed in a highly competitive and evolving industry.

Although the forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this prospectus or otherwise make public statements updating our forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of our common stock and warrants to purchase common stock in this offering will be approximately $9.1 million, or $10.5 million if the underwriters fully exercise their option to purchase additional securities, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the warrants to purchase common stock sold in this offering are exercised in full, net proceeds will increase to $5.12 (or $5.13 if the underwriter’s option to purchase additional securities is exercised in full) per combined public offering of one share of common stock and related warrant, or $21.4 million (or $24.6 million if the underwriter’s option to purchase additional securities is exercised in full) in the aggregate.

We currently intend to use these net proceeds for:

•          repayment of our indebtedness to MLSC, or the MLSC Note, which as of September 30, 2017, totals $1,023,510 including principal and accrued interest; and

•          working capital and other general corporate purposes.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

The MLSC Note, as amended, was issued during the year ended December 31, 2011 and bears interest at the rate of 7% per annum and contains customary negative covenants. The MLSC Note is prepayable in twenty-four equal monthly installments beginning June 7, 2017. The unpaid principal and accrued interest is due and payable upon the earliest of (i) May 7, 2019, (ii) the sale of additional equity securities of $5 million or more at any time, (iii) the closing of an acquisition of our company, and (iv) the occurrence of a default, as defined in the promissory note. MLSC has the right, at its sole discretion, to extend the maturity date. We have the right to redeem the note, in whole or in part, without penalty or premium with thirty days’ notice to MLSC. The outstanding principal amount of the MLSC Note includes the principal amount and all accrued interest thereon in the amount of $1,023,510. The MLSC Note is secured by substantially all of our assets.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on NYSE American under the symbol “MYO” since June 9, 2017. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by NYSE American:

	High	Low
Second Quarter (from June 9, 2017 to June 30, 2017)	$23.20	$6.77
Third Quarter	$13.50	$5.12
Fourth Quarter (from October 1, 2017 to November 29, 2017)	$11.40	$2.53

On November 29, 2017, the closing price of our common stock as reported on NYSE American was $2.91 per share. As of the date of this prospectus, we had approximately 183, record holders of our common stock (not including beneficial owners whose shares are held in street name).

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for the development of our business and no dividends will be declared or paid. For so long as the MLSC Note is outstanding, we may not declare or pay any dividends or make any distributions upon our equity securities. In the future, our board of directors may decide, in its discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings, if any, operating results, financial condition and capital requirements, general business conditions and other pertinent factors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017:

•          on an actual basis; and

•          on an as adjusted basis, giving effect to the sale in this offering of 4,175,000 shares of common stock and warrants to purchase up to 4,175,000 shares of common stock, at the combined public offering price of $2.40 per share of common stock and related warrant,resulting in net proceeds to us of $8.0 million, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and giving effect to the repayment of $1,023,510 to MLSC (including principal and accrued interest), in conjunction with the closing of this offering.

	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	$4,958,088	$13,003,378
Long term debt – promissory notes	$1,895,366	$876,458
Stockholders’ equity:
Common stock	$611	$1,029
Additional paid-in capital	35,653,749	44,722,132
Accumulated deficit	(33,072,511)	(33,072,511)
Treasury stock	(6,464)	(6,464)
Total stockholders’ equity	2,575,385	11,644,185

Total capitalization	$4,470,751	$12,520,643

The table above excludes (unless stated otherwise above):

•          1,427,493 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $6.89 per share;

•          4,175,000 shares issuable upon the exercise of warrants issued to investors in this offering accompanying the shares of common stock sold in this offering, with an exercise price of $2.95 per whole share of common stock;

•          83,500 shares issuable upon exercise of the warrants to be issued to the underwriter, or its designated affiliates in connection with this offering, with an exercise price equal to the combined public offering price per share of common stock and related warrant in this offering;

•          250,160 shares issuable upon exercise of stock options under our 2004 Stock Option and Incentive Plan, or the 2004 Plan, our 2014 Stock Option and Grant Plan, or the 2014 Plan, and our 2016 Equity Incentive Plan, with a weighted-average exercise price $1.2528 per share;

•          44,500 shares of restricted shares issued in August 2017 under our 2016 Equity Incentive Plan, with an average per share fair value of $6.75 on the date of grant, which shares were issued with lapsing forfeiture rights extending up to 48 months;

•          193,509 shares issued to a fund for the benefit of a former holder of more than 5% of our outstanding common stock, in satisfaction of promissory notes held by such fund in November 2017;

•          496,000 shares reserved for future issuance under our 2016 Equity Incentive Plan; and

•          2,277 shares of common stock to be issued after the consummation of this offering to the Massachusetts Institute of Technology, or MIT, under the MIT License, which includes 433 shares issuable due to the combined public offering price per share of common stock and related warrant in this offering being less than $3.68, the applicable threshold under the MIT License in effect as of the date of this prospectus.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of common stock and warrants sold in the offering exceeds the pro forma net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The historical net tangible book value of our common stock as of September 30, 2017 was approximately $2.6 million, or $0.42 per share, based on 6,108,340 shares of common stock outstanding as of that date.

After giving effect to (i) the repayment of $1,023,510 to MLSC (including principal and accrued interest) in conjunction with the closing of this offering and (ii) the sale of 4,175,000 shares of our common stock and warrants to purchase up to 4,175,000 shares of common stock in the offering at the combined public offering price per share of common stock and related warrant of $2.40, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value would have been approximately $11.6 million, or $1.13 per share. This represents an immediate increase in net tangible book value of $0.71 per share to existing stockholders and an immediate dilution of $1.27 per share to new investors purchasing shares of common stock and the warrants in this offering. The following table illustrates this substantial and immediate per share dilution to new investors.

The following table illustrates this dilution on a per share basis:

Combined public offering price per share of common stock and related warrant		$2.40
Historical net tangible book value per share before giving effect to the offering	$0.42
Increase in historical net tangible book value per share attributable to the sale of common stock and warrants in the offering	0.71
As adjusted net tangible book value per share after giving effect to the offering(1)		1.13
Dilution in net tangible book value per share to new investors		$1.27

____________

(1)      In November 2017, we issued 193,509 shares of common stock in satisfaction of promissory notes held by a fund for the benefit of a former holder of more than 5% of our common stock. The discussion and the table above do not give effect to this issuance.

The following table sets forth, giving effect to the sale of 4,175,000 shares of our common stock and warrants to purchase up to 4,175,000 shares of common stock offered for sale in this offering, as of September 30, 2017, the total number of shares previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share.

Certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, have agreed to purchase an aggregate of $684,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price. The following table does not reflect the purchases by such stockholders in this offering.

September 30, 2017	Number of Shares	Purchased Percent	Total Amount	Consideration Percent	Average Price Paid Per Share
Existing Stockholders	6,108,340	59.4%	$31,176,000	75.7%	$5.10
New Investors	4,175,000	40.6%	$10,020,000	24.3%	$2.40
Total	10,283,340	100.0%	$41,196,000	100.0%

The table above assumes no exercise of the underwriters’ option to purchase additional securities in this offering. If the underwriters’ option to purchase additional securities is fully exercised, the number of shares of our common stock held by existing stockholders would be reduced to 56.0% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors participating in the offering would be increased to 44.0% of the total number of shares of our common stock outstanding after this offering.

The table above is based on 6,108,340 shares of common stock outstanding as of September 30, 2017 and excludes:

•         1,427,493 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $6.89 per share;

•         4,175,000 shares issuable upon the exercise of warrants issued to investors in this offering accompanying the shares of common stock sold in this offering, with an exercise price of $2.95 per whole share of common stock;

•         83,500 shares issuable upon exercise of the warrants to be issued to the underwriter, or its designated affiliates in connection with this offering, with an exercise price equal to the combined public offering price per share of common stock and related warrant in this offering;

•         250,160 shares issuable upon exercise of stock options under our 2004 Stock Option and Incentive Plan, or the 2004 Plan, our 2014 Stock Option and Grant Plan, or the 2014 Plan, and our 2016 Equity Incentive Plan, with a weighted-average exercise price $1.2528 per share;

•       44,500 shares of restricted shares issued in August 2017 under our 2016 Equity Incentive Plan, with an average per share fair value of $6.75 on the date of grant, which shares were issued with lapsing forfeiture rights extending up to 48 months;

•         193,509 shares issued to a fund for the benefit of a former holder of more than 5% of our outstanding common stock, in satisfaction of promissory notes held by such fund in November 2017;

•         496,000 shares reserved for future issuance under our 2016 Equity Incentive Plan; and

•         2,277 shares of common stock to be issued after the consummation of this offering to the Massachusetts Institute of Technology, or MIT, under the MIT License, which includes 433 shares issuable due to the combined public offering price per share of common stock and related warrant in this offering being less than $3.68, the applicable threshold under the MIT License in effect as of the date of this prospectus.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes appearing at the end of this prospectus. We have derived the statement of operations data for the years ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2016 and 2015 from our audited financial statements appearing at the end of this prospectus. The statement of operations data for the nine months ended September 30, 2017 and 2016 and the balance sheet data as of September 30, 2017 have been derived from our unaudited financial statements appearing at the end of this prospectus and have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position a of September 30, 2017 and 2016 and results of operations for the nine months ended September 30, 2017 and 2016. Our historical results are not necessarily indicative of results that should be expected in the future, and the results for the nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the full year ending December 31, 2017 or any other period.

	Year ended December 31,		Nine months ended September 30, (unaudited)
	2016	2015	2017	2016
Statement of Operations Data:
Revenue	$1,103,277	$689,671	$1,011,454	$655,184
Cost of revenue	282,164	244,407	301,308	186,334
Gross margin	821,113	445,264	710,146	468,850
Operating expenses:
Research and development	1,120,951	869,130	1,394,865	714,333
Selling, general and administrative	2,975,164	3,109,637	4,047,385	1,932,522
	4,096,115	3,978,767	5,442,250	2,646,855
Loss from operations	(3,275,002)	(3,533,503)	(4,732,104)	(2,178,005)
Other expense (income)
Change in fair value of derivative liabilities	—	—	(64,366)	—
Debt discount on convertible notes	—	—	5,172,000	—
Interest expense, net	342,020	196,059	357,465	227,719
	342,020	196,059	5,465,099	227,719
Net loss	(3,617,022)	(3,729,562)	(10,197,203)	(2,405,724)
Deemed dividend – accreted preferred stock discount	(108,739)	(108,626)	(274,011)	(81,554)
Cumulative dividend to Series B-1 preferred stockholders	(658,293)	(643,979)	(287,779)	(492,820)
Net loss available to common stockholders	$(4,384,054)	$(4,482,167)	$(10,758,993)	$(2,980,098)
Weighted average number of common shares outstanding:
Basic and diluted	1,060,892	999,263	3,191,144	1041,550
Net loss per share available to common stockholders:
Basic and diluted	$(4.13)	$(4.49)	$(3.37)	$(2.86)

	Year Ended December 31,		As of September 30,
	2016	2015	2017
Balance Sheet Data:	(revised)
Cash	$797,174	$1,042,618	$4,958,088
Working capital	(1,854,543)	424,939	3,880,032
Total assets	1,658,252	1,508,864	5,958,794
Notes payable, shareholder, current	876,458	147,650	—
Notes payable, MLSC, current	1,193,984	—	597,070
Accounts payable and other accrued expenses	714,010	349,845	1,130,232
Notes payable, shareholder, net of current portion	—	—	876,458
Notes payable, MLSC, net of current portion	—	747,671	421,838
Stockholders’ (deficiency) equity	(17,530,456)	(13,901,662)	2,575,385

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

Myomo is a commercial stage medical device company in the medical robotics industry, specializing in myoelectric braces, or orthotics, for people with neuromuscular disorders. We develop and market the MyoPro product line, which is a myoelectric-controlled upper limb brace, or orthosis. The orthosis is a rigid brace used for the purpose of supporting a patient’s weak or deformed arm to enable and improve functional ADLs in the home and community. It is custom constructed by a qualified O&P practitioner during a custom fabrication process for each individual user to meet their specific needs. Our products are designed to help restore function in individuals with neuromuscular conditions due to brachial plexus injury, stroke, traumatic brain injury, spinal cord injury and other neurological disorders. We sell our products through O&P providers, the VA, and our exclusive distributor for certain accounts and geographic markets, Ottobock.

Our myoelectric orthoses have been clinically shown in peer reviewed published research studies to help restore the ability to complete functional tasks by supporting the affected joint and enabling individuals to self-initiate and control movement of their partially paralyzed limbs by using their own muscle signals.

Our technology was originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School. Myomo was incorporated in 2004 and completed licensing of its technology from MIT in 2006.

In 2012, we introduced the MyoPro, a custom fabricated orthosis that is individually fabricated for the patient over a positive model of the patient; this fitting process requires specialized education, training, and experience to custom-fabricate and provision to the patient. The primary business focus shifted during this time period from devices which were designed for rehabilitation therapy and sold to hospitals to providing an assistive device through O&P practices to patients who are otherwise impaired for use at home, work, and in the community that facilitates ADLs.

During 2015, we extended our basic MyoPro for the elbow with the introduction of the MyoPro Motion W, a multi-articulated non-powered wrist and the MyoPro Motion G, which includes a powered grasp. The MyoPro Motion W allows the user to use their sound arm to adjust the device and then, for instance, open a refrigerator door, carry a shopping bag, hold a cell phone, or stabilize themselves to avoid a fall and potential injury. The MyoPro Motion G model allows users with severely weakened or clenched hands, such as seen in certain stroke survivors, to open and close their hands and perform a large number of ADLs.

In December 2016, we entered into an agreement with Ottobock, the largest global provider of O&P devices, to begin distributing the MyoPro product line in the U.S., Canada, and Germany in 2017 upon regulatory approval. In accordance with the terms of this agreement, Ottobock agreed to certain minimum purchase requirements during the year ending December 31, 2017. However, there can be no guarantee that such minimum purchase requirements will be maintained at similar levels or at all in future periods. Ottobock’s minimum purchase requirements in Germany, Switzerland, and Austria applied only if we obtained the CE Mark for the MyoPro prior to June 30, 2017. We obtained the CE Mark for the MyoPro after such date and Ottobock is not bound by the minimum purchase requirements in those markets. Nevertheless, we expect that our revenue generated from our primary reseller will be higher in the year ending December 31, 2017 than in prior years.

We currently sell almost exclusively in the United States. On July 31, 2017, we obtained the CE Mark for the MyoPro. This will enable us to sell the MyoPro to individuals in the Europe Union, or EU. On October 24, 2017, we obtained a Medical Device License in Canada, which will enable us to sell the MyoPro in Canada.

Recent Developments

Initial Public Offering

On June 9, 2017, we completed our initial public offering, or IPO, in which we sold 665,498 shares of common stock at an offering price of $7.50 per share. All then-outstanding shares of redeemable and convertible preferred stock converted to 2,622,187 shares of common stock at the closing of the IPO. Our shares are traded on the NYSE-American under the symbol “MYO.” We received proceeds from the IPO of $4,659,000, net of selling agent commissions, but before other offering expenses of approximately $729,000. Selling agent commissions and other offering expenses have been recorded as a reduction of the proceeds received.

Private Placement

In a private offering in the second quarter of 2017, we sold 557,216 units, or Units, to accredited investors for cash proceeds of $2,925,385. Each Unit consists of one share of common stock and a three-year warrant to purchase one share of common stock at an exercise price of $7.50 per share. Each Unit was sold at a price of $5.25. Concurrently with the closing of the IPO on June 9, 2017, we issued 557,216 Units, along with the underlying shares of common stock.

Convertible Notes

On June 5, 2017, we modified the terms of the then-outstanding convertible promissory notes that we issued in 2016, which we refer to as the 2016 Convertible Notes such that they would automatically convert into common stock upon any public equity financing resulting in gross proceeds to us of at least $5,000,000 (excluding the conversion of the notes and any other indebtedness, but including, for such purposes, all amounts raised in our IPO and the concurrent private placement). All outstanding convertible notes converted to 1,055,430 shares of common stock at the closing of the IPO.

Promissory Notes

We issued promissory notes, as amended, with a former holder of 5% or more of our common stock. The maturity date of these notes is June 8, 2019. We may elect, at our sole discretion, which we may make no later 90 days after a financing of our equity or equity-linked securities in which we receive gross proceeds of at least $2.0 million, if our common stock is then-traded on the NYSE American or another stock exchange or over-the-counter dealer quotation system, to repay (i) up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under these notes by issuing shares of our equity equal to 80% of the price per share of common stock on the repayment date, and (ii) the remainder of the outstanding principal and any accrued but unpaid interest as shall be due and payable under these notes by issuing shares of our equity equal to the price per share of common stock on the repayment date. However, in no event are we permitted to issue common stock for such repayment to the extent that such issuance would require shareholder approval under the rules of the NYSE American. As of September 30, 2017, we had outstanding an aggregate of approximately $1,068,350, which is comprised of an aggregate principal amount of $876,458 plus accrued but unpaid interest of $191,892, as of September 30, 2017. In November 2017, we issued 193,509 shares of common stock in satisfaction of these promissory notes.

On June 6, 2017, we and the MLSC, entered into an agreement to extend and amend our promissory note to MLSC. The promissory note’s maturity date of June 7, 2017 was extended to May 7, 2019, with repayment in twenty-four equal monthly installments beginning June 7, 2017. The unpaid principal and accrued interest is due and payable upon the earlier of (i) May 7, 2019, (ii) the closing of an initial public offering, prior to August 1, 2017, with gross proceeds of not less than $10 million, for which the IPO did not qualify, (iii) the sale of additional equity securities of $5 million or more at any time other than in connection with our initial public offering prior to August 1, 2017, (iv) the closing of an acquisition of our company, and (v) the occurrence of a default, as defined in the promissory note. The amended promissory note bears a reduced interest rate of 7% per annum. MLSC has the right, at its sole discretion, to extend the maturity date. Myomo has the right to redeem the note, in whole or in part, without penalty or premium with thirty days’ notice to MLSC.

Revolving Line of Credit

On June 8, 2017, we entered into an agreement with Paul R. Gudonis, our President, Chief Executive Officer and Director, pursuant to which Mr. Gudonis committed to establish an up to $1,000,000 revolving line of credit for our company. This commitment is subject to the preparation, execution and delivery of definitive loan documentation in customary form. The line of credit will bear an interest rate of 10% of per annum and will terminate upon the earlier of (i) December 31, 2018; and (ii) our company entering into a debt or loan facility with a bank or non-bank lender in the aggregate amount of not less than the greater of (A) $500,000 and (B) the then outstanding principal and interest under the facility.

Results of Operations

We have incurred net losses and negative cash flows from operations since inception and anticipate this to continue as we focus our efforts on expanding our sales and marketing efforts to increase our customer base and expand into new markets, invest in development of our MyoPro products, the funding of clinical research studies to support our reimbursement efforts, and incur increased costs required to comply with the regulatory requirements of the SEC, as a result of our becoming a public company.

The following table sets forth our Revenue, Gross Margin and Gross Margin% for each of the periods presented.

	Three months ended September 30,		Period-to-period change		Nine months ended September 30,		Period-to-period change
	2017	2016	$	%	2017	2016	$	%
Revenue	$488,540	$184,194	$304,346	165%	$1,011,454	$655,184	$356,270	54%
Cost of revenue	124,098	77,082	47,016	61%	301,308	186,334	114,974	62%
Gross margin	$364,442	$107,112	$257,330	240%	$710,146	$468,850	$241,296	51%
Gross margin%	75%	58%		17%	70%	72%		(2)%

Revenues

We derive revenue primarily from the sale of our products to orthotics and prosthetics practices, as well as the Veterans Health Administration and other hospitals and through our distributor, Ottobock. We expect that our product revenues will grow as a result of our increased selling efforts and our distribution agreement with Ottobock.

We receive federally-funded grants that require us to perform research activities as specified in each respective grant. We are paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by us to perform such activities. We expect that our grant revenues, in the future, will become a less significant component of our revenues.

Comparison of the Three Months Ended September 30, 2017 and 2016

Total revenue increased by $304,000, or 165%, during the three months ended September 30, 2017, as compared to the three months ended September 30, 2016. During the three months ended September 30, 2017, product revenue increased $279,000 versus the comparable period of 2016. The increase was due primarily to increased product sales to our distributor Ottobock. We recognized $30,000 of grant revenue during the three months ended September 30, 2017 as compared to $5,000 for the three months ended September 30, 2016.

Comparison of the Nine Months Ended September 30, 2017 and 2016

Total revenue increased by $356,000, or 54%, during the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016. During the nine months ended September 30, 2017, product revenue increased $264,000 versus the comparable period of 2016. The increase was primarily due to increased product sales to our distributor Ottobock and $37,000 in revenue relating to our 2016 Össur distribution agreement, and reflects the higher average selling price of units sold. Our 2016 Össur distribution agreement was scheduled to expire on December 31, 2016, but we verbally extended the agreement for one quarter for specified orders in Ossur’s sales pipeline at December 31, 2016, and extended the minimum purchase requirements for this amount. In the first quarter of 2017, Össur had not yet closed all these orders, so we recognized $37,000 of minimum purchase requirement related revenue that had been deferred in 2016. The nine months ended September 30, 2016 included $61,000 of revenue associated with prior year sales that was not recognized until the 2016 second quarter due to the uncertainty of payment at the time of shipment. We recognized $113,000 of grant revenue during the nine months ended September 30, 2017 as compared to $21,000 for the nine months ended September 30, 2016.

Gross margin

Cost of revenue consists of direct costs for the manufacturing and fabrication of our products, inventory reserves, warranty costs and royalties associated with licensed technologies. We also include the incremental costs incurred for our funded grants in cost of revenue.

Comparison of the Three Months Ended September 30, 2017 and 2016

Gross margin increased to 75% for the three months ended September 30, 2017, as compared to 58% for the three months ended September 30, 2016. The lower gross margin for three months ended September 30, 2016 is due primarily to a $15,000 write-off of inventory; and $10,000 in higher inventory and warranty provisions as compared to three months ended September 30, 2017. Gross margins for the three months ended September 30, 2017 also benefited from increase in grant revenue of $30,000 associated with the research projects, which had $4,000 in incremental costs, as compared to $5,000 in grant revenue with $2,000 in incremental costs for the comparable period of 2016.

Comparison of the Nine Months Ended September 30, 2017 and 2016

Gross margin decreased to 70% for the nine months ended September 30, 2017, as compared to 72% in the comparable 2016 period, primarily due to the recording in the 2017 period of a $31,000 reserve for excess and obsolete inventory as a result of our recently introduced MyoPro 2 products; and a lower average selling price on sales of demonstration units to our new distributor Ottobock, which have lower average gross margins than our direct sales to customers; Partially offsetting these drivers of reduced gross margin were the recording of $37,000 in revenue in the first quarter of 2017 relating to minimum purchase requirements in connection with our 2016 Össur distribution agreement, without any associated cost of revenue; and the $92,000 increase in grant revenue in the 2017 period associated with research projects, without incurring any additional incremental costs.  Our 2016 Össur distribution agreement was scheduled to expire on December 31, 2016, but we verbally extended the agreement for one quarter for specified orders in Ossur’s sales pipeline at December 31, 2016, and extended the minimum purchase requirements for this amount. In the first quarter of 2017, Össur had not yet closed all these orders, so we recognized $37,000 of minimum purchase requirement related revenue, without any associated cost of revenue, which had been deferred in 2016. We expect our product gross margins to vary depending on the mix of our product sales and mix of sales channels.

Operating expenses

The following table sets forth our operating expenses for each of the periods presented.

	Three months ended September 30,		Period-to-period change		Nine months ended September 30,		Period-to-period change
	2017	2016	$	%	2017	2016	$	%
Research and development	$329,357	$237,688	$91,669	39%	$1,394,865	$714,333	$680,532	95%
Selling, general and administrative	1,470,058	803,249	666,809	83%	4,047,385	1,932,522	2,114,863	109%
Total operating expenses	$1,799,415	$1,040,937	$758,478	73%	$5,442,250	$2,646,855	$2,795,395	106%

Research and development

Research and development expenses consist of costs for our research and development personnel, including salaries, benefits, bonuses and stock-based compensation, product development costs, costs required to comply with the regulatory requirements of the Food and Drug Administration, the cost of certain third-party contractors and travel expense. Research and development costs are expensed as they are incurred. We intend to continue to develop additional products and enhance our existing products, and expect research and development costs to continue to increase.

Comparison of the Three Months Ended September 30, 2017 and 2016

Research and development expenses increased by $92,000, or 39%, during the three months ended September 30, 2017, as compared to the three months ended September 30, 2016. The increase was primarily due to additional engineering personnel costs of $72,000.

Comparison of the Nine Months Ended September 30, 2017 and 2016

Research and development expenses increased by $681,000, or 95%, during the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016. The increase was primarily due to an incentive bonus of $300,000 to an engineering executive, increased costs relating to the development of the next version of our MyoPro products including $235,000 related to additional engineering personnel costs, and $125,000 in increased engineering, testing, tooling, set-up and prototype costs.

Selling, general and administrative

Selling expenses consist of costs for our sales and marketing personnel, including salaries, benefits, bonuses, stock-based compensation and sales commissions, costs of marketing and promotional events, clinical studies corporate communications, product marketing and travel expenses. Sales commissions are generally earned and recorded as expense when the customer order has shipped. We expect sales and marketing expenses to increase as we expand our business both domestically and internationally.

General and administrative expenses consist primarily of costs for administrative and finance personnel, including salaries, benefits, bonuses and stock-based compensation, professional fees associated with legal matters, consulting expenses, costs for pursuing insurance reimbursements for our products, and costs required to comply with the regulatory requirements of the SEC, as well as costs associated with accounting systems, insurance premiums and other corporate expenses. We expect that general and administrative expenses will increase as we pursue insurance reimbursements and seek expanded coverage for our products and add administrative and accounting support structure for our growing business and as a result of becoming a public company.

Comparison of the Three Months Ended September 30, 2017 and 2016

Selling, general and administrative costs increased $667,000, or 83%, during the three months ended September 30, 2017, as compared to the three months ended September 30, 2016. The increase was primarily due to increases in personnel costs of $178,000 for additional administrative staff and sales personnel hired and $86,000 recorded for estimated executive bonuses. Executive salaries increased by $154,000 as compared to the same period in 2016. During the three months ended March 31, 2016, certain executives of the Company agreed to temporarily reduce their salaries. These salary reductions were restored in October 2016. Administrative costs including insurance, rent and office expenses increased $95,000, travel expenses increased $79,000, clinical expenses increased $70,000 related to clinical research to support reimbursement efforts for our products and marketing expenses increased $35,000. These increases were partially offset by decreases in stock-based compensation expense of $103,000 during the three months ended September 30, 2017, as a result of the mark-to-market valuation for our non-qualified stock options issued to non-employees.

Comparison of the Nine Months Ended September 30, 2017 and 2016

Selling, general and administrative costs increased $2,115,000, or 109%, during the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016. The increase was primarily due to increases in personnel costs of $439,000 for additional administrative staff and sales personnel hired and $252,000 recorded for estimated executive bonuses. Executive salaries increased by $297,000 as compared to the same period in 2016. During the three months ended March 31, 2016, certain executives of the Company agreed to temporarily reduce their salaries. These salary reductions were restored in October 2016. Professional fees increased $355,000 for accounting, audit and legal fees as we prepared for our initial public offering and transitioned to a publicly traded company. Stock-based compensation expense increased $163,000 during the nine months ended September 30, 2017, as a result of the mark-to-market valuation for our non-qualified stock options issued to non-employees. Travel expenses increased $194,000, clinical expenses increased $176,000 related to clinical research to support reimbursement efforts for our products and administrative costs including insurance, rent and office expenses increased $142,000.

Interest and other expense (income)

The following table sets forth our interest and other expense (income) for each of the periods presented.

	Three months ended September 30,		Period-to-period change		Nine months ended September 30,		Period-to-period change
	2017	2016	$	%	2017	2016	$	%
Change in fair value of derivative liabilities	$(219,374)	$—	$(219,374)	N/M	$(64,366)	$—	$(64,366)	N/M
Debt discount on convertible notes	—	—	—	—	5,172,000	—	5,172,000	N/M
Interest and other expense, net	43,350	84,439	(41,089)	(49)%	357,465	227,719	129,746	57%
Total interest and other expense (income)	$(176,024)	$84,439	$(260,463)	(308)%	$5,465,099	$227,719	$5,237,380	N/M

Comparison of the Three Months Ended September 30, 2017 and 2016

The decrease in the fair value of derivative liabilities is due to the mark-to-market adjustment of our derivative liabilities primarily due to the decline in our stock price during the three months ended September 30, 2017. The decrease in interest expense, net is due to the conversion of our convertible promissory notes into common stock on June 9, 2017, our IPO closing date.

Comparison of the Nine Months Ended September 30, 2017 and 2016

The change in the fair value of derivative liabilities of $64,000 is due to recording a derivative liability relating to warrants issued during the nine months ended September 30, 2017. The debt discount on convertible notes resulted from the closing of our IPO, as the measurement of the value of the previously contingent embedded beneficial conversion option was now determinable and we were required under generally accepted accounting principles (GAAP) to recognize the value of the embedded beneficial conversion features and the warrants issued with the notes as a charge to interest expense. Because the combined relative fair value of the warrants and the value of the beneficial conversion feature exceeded the principal value of the convertible promissory notes, we recorded an immediate charge to interest expense for the debt discount in the statement of operations on June 9, 2017, our IPO closing date, equal to the $5,172,000 principal value of the notes. The increase in interest and other expense of $130,000, net is primarily due to an increase in interest expense on our convertible promissory notes and $26,000 accrued for contingently issuable shares in connection with a technology license.

Adjusted EBITDA

We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional information about our financial results. Adjusted EBITDA is an important supplemental measure used by our board of directors and management to evaluate our operating performance from period-to-period on a consistent basis and as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations.

We define Adjusted EBITDA as earnings before interest and other income (expense), taxes, depreciation and amortization adjusted for, stock based-compensation, the debt discount on convertible notes and the impact of the fair value revaluation of our derivative liabilities.

Adjusted EBITDA is not in accordance with, or an alternative to, measures prepared in accordance with U.S. GAAP. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. As a non-GAAP measure, Adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. In particular:

•         Adjusted EBITDA does not reflect the amounts we paid in interest expense on our outstanding debt;

•         Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;

•         Adjusted EBITDA does not include other income (expense);

•         Adjusted EBITDA does not include depreciation expense from fixed assets;

•         Adjusted EBITDA does not include the impact of stock-based compensation;

•         Adjusted EBITDA does not include the debt discount on convertible notes, and

•         Adjusted EBITDA does not include the change in value of our derivative liabilities;

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures including net income (loss) and our financial results presented in accordance with U.S. GAAP.

The following table provides a reconciliation of net loss to Adjusted EBITDA for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
GAAP net loss	$(1,258,949)	$(1,018,264)	$(10,197,203)	$(2,405,724)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense	43,150	84,034	330,065	224,784
Other (income) expense	200	405	27,400	2,935
Depreciation expense	2,439	1,868	6,985	5,864
Stock-based compensation	(57,196)	44,500	238,222	72,188
Debt discount on convertible notes	—	—	5,172,000	—
Change in fair value of derivative liabilities	(219,374)	—	(64,366)	—
Adjusted EBITDA	$(1,489,730)	$(887,457)	$(4,486,897)	$(2,099,953)

Comparison of the Years Ended December 31, 2016 and 2015

Revenues

Total revenue for the year ended December 31, 2016 increased by $414,000, or 60%, as compared to the year ended December 31, 2015. Product revenues increased by $525,000, or 94%. The increase in product revenues primarily reflects an increase of approximately $449,000 in sales of the MyoPro Motion G (an Elbow-Wrist-Hand orthosis) which was introduced in late 2015. This product has a higher average selling price due to its additional functionality. During 2016, we recognized $141,000 of revenue related to a $200,000 minimum purchase requirement as a result of the expiration of the Össur contract. Össur’s 2015 distribution agreement did not contain any minimum purchase requirements. These product revenue increases were partially offset by a decrease in grant revenue of $111,000 reflecting the completion in March 2016 of a National Science Foundation, or NSF, two-year grant totaling $200,000 awarded to us.

Gross margin

Gross margin increased to 74% for the year ended December 31, 2016, as compared to 65% for the year ended December 31, 2015. The increase was due to product mix, the recognition of Össur minimum purchase requirements with no associated costs, and the decrease in low margin grant revenue, offset by additional warranty expense. We expect our product gross margins to vary depending on the mix of our product sales.

Research and development

Research and development expenses increased by $252,000, or 29%, during the year ended December 31, 2016, as compared to the year ended December 31, 2015. The increase was primarily due to increased personnel costs of $71,000 related to additional staffing hired, increased consulting costs of $58,000 and increased costs of $126,000 primarily due to engineering, manufacturing builds, tooling, set-up and prototype costs for the development of our next version of our MyoPro products.

Selling, general and administrative

Selling, general and administrative costs decreased $134,000, or 4%, during the year ended December 31, 2016, as reductions primarily in sales and marketing, and reduced compensation for certain executives. These decreases were partially offset by increases in consulting and other professional fees of approximately $300,000 related to increased accounting, audit and legal fees as we prepare for our proposed initial public offering and an increase of $28,000 related to clinical trials for our products.

Interest expense

Interest expense increased $146,000 during the year ended December 31, 2016, as compared to the year ended December 31, 2015. The increase is due to interest expense incurred on our $3,402,000 promissory notes that we entered into at various times in late 2015 and during the year ended December 31, 2016.

Adjusted EBITDA

The following table provides a reconciliation of net loss to Adjusted EBITDA for the years ended December 31, 2016 and 2015:

	2016	2015
GAAP net loss	$(3,617,022)	$(3,729,562)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense	342,140	196,059
Other (income) expense	(120)	—
Depreciation expense	7,731	5,307
Stock-based compensation	94,094	53,845
Debt discount on convertible notes	—	—
Change in fair value of derivative liabilities	—	—
Adjusted EBITDA	$(3,173,177)	$(3,474,351)

Liquidity and Capital Resources

Liquidity

We measure our liquidity in a number of ways, including the following:

	September 30, 2017	December 31, 2016	December 31, 2015
Cash	$4,958,088	$797,174	$1,042,618
Working Capital (Deficiency)	$3,880,032	$(1,854,843)	$424,939

Availability of Additional Funds

We had working capital and stockholders’ equity of $3,880,000 and $2,575,000, respectively, as of September 30, 2017. We believe that these conditions raise substantial doubt about our ability to continue as a going concern. We will need to raise further capital, through the sale of additional equity or debt securities, to support our future operations, and to repay our debt (see “Promissory Notes”). Our operating needs include costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully increase sales of our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product offerings.

Based upon our working capital, line of credit and forecasted continued operating losses, we expect that the cash we currently have available and the net proceeds of this offering will fund our operations into at least Q1 of 2019. Thereafter, we will need to raise further capital, through the sale of additional equity or debt securities, to support our future operations and to repay our debt, unless, if requested, the debt holders agree to convert their notes into equity or extend the maturity dates of their notes. Our operating needs include costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize and market our products and services, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

We may be unable to raise sufficient additional capital when we need it or raise capital on favorable terms. Debt financing may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our stockholders or us. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Sources and Uses of Cash for the Nine Months Ended September 30, 2017 and September 30, 2016

Net Cash used in Operating Activities

We experienced negative cash flows from operating activities of $4,723,000 for the nine months ended September 30, 2017, as compared to negative cash flows from operating activities of $2,299,000 for the nine months ended September 30, 2016. The net cash used in operating activities for the nine months ended September 30, 2017 was primarily used to fund a net loss of $10,197,000, adjusted for non-cash expenses in the aggregate amount of $5,461,000, of which $5,108,000 of non-cash adjustments related to fair value adjustments of warrants and derivative liabilities, and by $13,000 of cash provided by changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable, accrued expenses and accrued interest partially offset by increases in our accounts receivable, prepaid expenses and other current assets and payments of deferred offering costs. The net cash used in operating activities for the nine months ended September 30, 2016 was primarily due to cash used to fund a net loss of $2,406,000, adjusted for non-cash expenses in the aggregate amount of $81,000 and reduced by $25,000 of cash provided by the changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable, accrued expenses, deferred revenue and accrued interest partially offset by increases in our accounts receivable.

Net Cash Used in Investing Activities

During the nine months ended September 30, 2017 our cash used in investing activities of $7,200 was for the acquisition of equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2017 was $8,891,000, as compared to $1,749,000 during the nine months ended September 30, 2016. During the nine months ended September 30, 2017 we completed our initial public offering generating $4,368,000 in net proceeds, excluding $438,000 of offering expenses incurred in 2016, and closed our concurrent private placement generating $2,923,000 in net proceeds. During the nine months ended September 30, 2017 and 2016, $1,770,000 and $1,747,000 of cash, respectively was generated from our convertible note offering. The increases in cash provided by financing activities during the nine months ended September 30, 2017 was partially offset by $197,000 in repayments of our note with MLSC.

Contractual Obligations and Contingent Liabilities at September 30, 2017

The following table summarizes our significant contractual obligations as of September 30, 2017:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Minimum royalty payments	$150,000	$12,500	$50,000	$87,500	$—
Notes payable, MLSC (including interest)	1,082,466	162,370	920,096	$—	—
Notes payable, shareholder (including interest)(1)	1,263,319	—	1,263,319	—	—
Clinical research studies	349,183	126,554	222,629	—	—
Total	$2,844,968	$301,424	$2,456,044	$87,500	$—

____________

(1)      We may elect, at our sole discretion, which election we may make no later 90 days after such a financing of our equity or equity-linked securities in which we receive gross proceeds of at least $2.0 million, if our common stock is then-traded on the NYSE American or another stock exchange or over-the-counter dealer quotation system, to repay (i) up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under this these notes by issuing shares of our equity equal to 80% of the price per share of common stock on the repayment date, and (ii) the remainder of the outstanding principal and any accrued but unpaid interest as shall be due and payable under this these notes by issuing shares of our equity equal to the price per share of common stock on the repayment date. However, in no event are we permitted to issue common stock for such repayment to the extent that such issuance would require shareholder approval under the rules of the NYSE American. As of September 30, 2017, we had outstanding an aggregate of approximately $1,068,350, which is comprised of an aggregate principal amount of $876,458 plus accrued but unpaid interest of $191,892, as of September 30, 2017. In November 2017, we issued 193,509 shares of common stock in satisfaction of these promissory notes.

Sources and Uses of Cash for the Years Ended December 31, 2016 and December 31, 2015

Net Cash used in Operating Activities

We experienced negative cash flows from operating activities of $3,203,000 for the year ended December 31, 2016, as compared to $3,335,000 for the year ended December 31, 2015. The net cash used in operating activities for the year ended December 31, 2016 was primarily used to fund a net loss of $3,617,000, adjusted for non-cash expenses in the aggregate amount of $107,000, and by $307,000 of cash provided by changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable and accrued expenses and the usage of our prior year inventory for sales made during the year ended December 31, 2016. The net cash used in operating activities for the twelve months ended December 31, 2015 was primarily due to cash used to fund a net loss of $3,729,000, adjusted for non-cash expenses in the aggregate amount of $67,000, and by $328,000 of cash provided by the changes in the levels of operating assets and liabilities, primarily related to increases in accounts payable and accrued expenses and decreases in our accounts receivable.

Net Cash Used in Investing Activities

During the year ended December 31, 2016 our cash used in investing activities was $2,000, as compared to $28,000 during the during the year ended December 31, 2015. Cash used for investing activities was for the acquisition of equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the year ended December 31, 2016 was $2,959,000, as compared to $1,980,000 during the year ended December 31, 2015. During the year ended December 31, 2016, $2,977,000 of cash was from debt financings, partially offset by $21,000 paid for issuance costs. During the year ended December 31, 2015, $1,625,000 was generated from an offering of our Series B-1 Preferred Stock, and $425,000 was generated from convertible debt, which was partially offset by a $70,000 repayment of bank debt.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements and did not have any such arrangements in the nine months ended September 30, 2017, or for the years ended December 31, 2016, or 2015.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. Our significant estimates include the allowance for doubtful accounts, the valuation of our deferred tax asset, the fair value of our derivative liabilities and reserves for slow moving inventory.

Accounts Receivable

We carry accounts receivable at invoiced amounts less an allowance for doubtful accounts. We evaluate our accounts receivable on a continuous basis, and if necessary, establish an allowance for doubtful accounts based on a number of factors, including current credit conditions and customer payment history. We do not require collateral or accrue interest on accounts receivable and credit terms are generally 30 days. Accounts receivable includes unbilled receivables representing amounts earned under federally-funded grants but not yet billed by us.

Inventories

Inventories are recorded at the lower of cost or market. Cost is determined using a specific identification method. We reduce the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

We periodically analyze anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, we anticipate the amounts of product that will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months, if any, have been classified as non-current in the balance sheet.

Deferred Offering Costs

Deferred offering costs are comprised of direct incremental legal, accounting and financial advisor fees related relating to capital raising efforts. Deferred offering costs are offset against proceeds of an offering. In the event a capital raising effort is terminated, deferred offering costs will be expensed.

Preferred Stock

We apply the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of our convertible preferred stock. Preferred Stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable Preferred Stock (including preferred stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, preferred stock is classified as permanent equity.

Our convertible preferred stock featured certain redemption rights that are considered to be outside our control. Accordingly, we present Series A-1 Preferred Stock and Series B-1 Preferred Stock as temporary equity in our balance sheets.

As of the issuance date, the carrying amount of the convertible preferred stock was less than the redemption value. If we were to determine that redemption was probable, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

Research and Development Costs

We expense research and development costs as incurred. Research and development costs primarily consist of salaries and benefits, facility and overhead costs, and outsourced research activities.

Revenue Recognition

We derive revenue primarily from the sale of our products to O&P practices, as well as the VA and other hospitals. We recognize revenue upon shipment, provided that persuasive evidence of an arrangement exists, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable, and collectability is deemed probable.

We receive federally-funded grants that require us to perform research activities as specified in each respective grant. We are paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by us to perform such activities. We recognize the revenue on a completion of performance basis where no ongoing obligation exists, or ratably over the term of the grant if no specific performance is required. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations except for reimbursable costs which are reported as a component of cost of revenue in the statements of operations. Amounts received in advance are deferred.

Income Taxes

We account for income taxes under Accounting Standards Codification 740 Income Taxes, or ASC 740. Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in our financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on our financial condition, results of operations or cash flows.

Stock-Based Compensation

We account for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. We reported a net loss for the years ended December 31, 2016 and 2015, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,”, or ASU 2014-09. ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. To allow entities additional time to implement systems, gather data and resolve implementation questions, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, in August 2015, to defer the effective date of ASU No. 2014-09 for one year, which is fiscal years beginning after December 15, 2017. We are currently evaluating the impact of the adoption of ASU 2014-09 on our financial statements or disclosures. In addition, the FASB issued ASU 2016-08 in March 2016, to help provide interpretive clarifications on the new guidance in ASC Topic 606. We are currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on our financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, or ASU 2014-15. ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The adoption of ASU

No. 2014-15 impacted disclosure in our financial statements, but did not have any impact on our financial position or results of operations.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The adoption of ASU 2015-03 did not have a material impact on our financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” or ASU 2015-11. ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We are currently evaluating the effects of ASU 2015–11 on our financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”, or ASU 2015-17. The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We do not anticipate that the adoption of ASU 2015-17 will have a material impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”, or ASU 2016-02. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating ASU 2016-02 and its impact on our financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers — Principal versus Agent Considerations.” This update provides clarifying guidance regarding the application of ASU No. 2014-09 — Revenue from Contracts with Customers when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The amendments in the Update clarify the implementation guidance on principal versus agent considerations. The update is effective, along with ASU 2014-09, for annual and interim periods beginning after December 15, 2017. The adoption of ASU 2016-08 is not expected to have a material impact on the financial statements or disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718)”, or ASU 2016-09. ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. We are currently evaluating ASU 2016-09 and its impact on our condensed financial statements or disclosures.

On May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2016-12. ASU 2016-12 provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. The effective date and transition requirements for this ASU are the same as the effective date and transition requirements for ASU 2014-09. We are evaluating the effect of ASU 2014-09, if any, on our financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addresses the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows with respect to eight specific cash flow issues. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The amendments should be applied using a retrospective transition method to each period presented, if practical. Early adoption is permitted, including the interim period, and any adjustments should be reflected as of the beginning of the fiscal period. We are is currently evaluating ASU 2016-15 and its impact on our financial statements or disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)”, which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows, and as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted and the new guidance must be applied retroactively to all periods presented. We do not expect the adoption of ASU 2016-18 to have a significant impact on our financial statements or disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are currently evaluating the impact of the adoption of this standard on our financial statements.

In July 2017, the FASB issued ASU No. 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. ASU No. 2017-11 also clarifies existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, ASU No. 2017-11 requires entities to recognize the effect of the down round feature when calculating earnings per share. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic earnings per share. ASU No. 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts ASU No. 2017-11 in an interim period, adjustments should be reflected as of the beginning of the interim period in either of the following ways: 1. Retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim period(s) in which ASU No. 2017-11 is effective or 2. Retrospectively to outstanding financial instruments with a down round feature for each prior reporting period presented. During the fourth quarter of 2017, we anticipate early adopting ASU No. 2017-11, which will impact any newly issued financial instruments that contain the aforementioned down-round feature.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

Quantitative and Qualitative Disclosure About Market Risk

Our unrestricted cash, totaling approximately $5.0 million as of September 30, 2017, was deposited bank accounts. The cash in these accounts is held for working capital purposes and invested by the bank in overnight funds that invest in short-term government or government backed securities. Our primary objective is to preserve our capital for purposes of funding our operations.

JOBS Act

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards until those standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act.

BUSINESS

Overview

Myomo is a commercial stage medical device company in the medical robotics industry, specializing in myoelectric braces, or orthotics, for people with neuromuscular disorders. We develop and market the MyoPro product line. MyoPro is a powered upper limb orthosis designed to restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain injury, spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. It is custom constructed by a qualified orthotics and prosthetics, or O&P, practitioner during a custom fabrication process for each individual user to meet their specific needs.

Our goal is to address the need to restore function to individuals who have suffered partial paralysis and can no longer support or move their arm or hand despite the best efforts of surgeons and rehabilitation therapists.

Our solution, the MyoPro custom fabricated limb orthosis, is like an exoskeleton for the upper body. It was originally pioneered in the 1960s, recently refined in the labs of MIT, and made commercially feasible through our efforts. Partial paralysis is severe muscle weakness or loss of voluntary movement in one or more parts of the body. The MyoPro is registered with the FDA as a Class II device (powered limb orthosis with biofeedback). We believe it is the only current device able to help neuromuscular-impaired people restore function in weak arms and hands using their own muscle signals. The device consists of a portable arm brace made of a lightweight aerospace metal, and includes advanced signal processing software, non-invasive sensors, and a lightweight battery unit. The product is worn to support the dysfunctional joint and as a functional aid for reaching and grasping, but has also been proven to have therapeutic benefits for some users to increase motor control.

The MyoPro’s control technology utilizes an advanced non-invasive human-machine interface based on non-invasive, patented electromyography, or EMG, control technology that continuously monitors and senses, but does not stimulate, the affected muscles. The patient self-initiates movement through his or her weakened muscle signals that indicate the intention to move. In addition to supporting the weakened limb, the MyoPro functions as a neuro-muscular prosthetic by restoring function to the impaired limb similar to a myoelectric prosthetic for an amputee. It is prescribed by physicians and provided by medical professionals certified to fit orthotics and prosthetics as a custom fabricated myoelectric elbow-wrist-hand orthosis.

In addition to applications for stroke patients, we believe our technology may be used to increase upper extremity movement affected by diagnoses such as peripheral nerve injury, spinal cord injury, other neurological disorders, cerebral palsy, muscular dystrophy and traumatic brain injury.

Our strategy is to establish ourselves as the market leader in myoelectric limb orthotics, and to build a set of products, software applications, and value-added services based upon our patented technology platform. While we currently focus on upper extremity orthotics, we anticipate that our future products may include devices for the shoulder, leg, knee, and ankle, sized for both adults and children, along with non-medical applications for industrial and military markets.

We are the exclusive licensee of U.S. patents for the myoelectric limb orthosis device based on technology originally developed at MIT in collaboration with medical experts affiliated with Harvard Medical School and we have licensed a total of 2 patents across 1 patent family to protect our technology. We also hold 10 issued patents in the U.S. and various countries and have 2 pending patent applications. Our devices are currently referred for patients at leading rehabilitation facilities, including, among others, the Mayo Clinic, Cleveland Clinic, Walter Reed National Military Medical Center, and VA hospitals across the country.

We are headquartered in Cambridge, Massachusetts.

Market Opportunity: Common Causes of Arm Paralysis

Vehicular and Workplace Accidents

One of the most straightforward applications for the MyoPro is to restore arm function to individuals who have suffered peripheral nerve injuries. A common outcome of vehicular and workplace accidents is damage to the nerves in the shoulder known as the brachial plexus. Many individuals recover from their related trauma with the exception of the ability to control their elbow and in some cases their hand. Nerve transfer surgery is often a solution; however, these procedures are not always restorative. In some cases, patients undergo amputation and receive myoelectric prosthetics rather than deal with a paralyzed arm. One of the leading medical facilities in the U.S. for treating brachial plexus injuries is the Mayo Clinic. We have been working with surgeons at the Mayo Clinic who have incorporated the MyoPro into their surgical post-operative treatment protocol.

Spinal Cord Injuries

According to the Christopher and Dana Reeve Foundation, spinal cord injuries are the cause of 23% of all paralysis. The level of paralysis depends on where the injury occurs. Currently, medically qualified individuals include those with sufficient remaining EMG signal strength to initiate movement of the devices, as determined by the clinician using a MyoPro evaluation unit.

Stroke

According to the Centers for Disease Control and Prevention, or the CDC, stroke is the leading cause of disability in the U.S. affecting 800,000 people per year. We have working relationships with rehabilitation facilities in the U.S., including the Mayo Clinic, Cleveland Clinic, Spaulding Rehabilitation Hospital, Loma Linda University Medical Center, Kennedy Krieger Institute, and National Rehabilitation Hospital, and have developed an appropriate set of inclusion criteria to determine which persons that are affected by stroke would be medically qualified for the intervention.

A growing diagnosis in the U.S. is the occurrence of stroke in those under the age of 65. Nationally, 34% of stroke survivors are under 65. The challenges for these younger survivors include the need to return to work, child rearing, and community activities that may not exist for older individuals. We believe that this is an important market segment because of their greater need to return to normal activity, and because they are more likely to have their devices reimbursed by insurance providers.

Cerebral Palsy

Based on data provided by the CDC, the prevalence of cerebral palsy, or CP, in the United States is approximately 74,000 for children ages 6-12 years old. CP is caused by brain injury or brain malformation that occurs before, during, or immediately after birth while the infant’s brain is under development.

Myomo has conducted initial product testing at the Easter Seals Clinic in the Chicago area and the Kennedy Krieger Institute in Baltimore to gauge efficacy of its myoelectric brace on children with CP. Based on this work, we have developed a prototype custom fabricated elbow brace for children ages 6-12 and intend to commercialize this product when product development and testing is completed, which we expect to occur over the next 12-18 months.

Progressive Conditions

The MyoPro has been prescribed in a few cases for individuals with progressive conditions such as multiple sclerosis and ALS. For individuals with these conditions, the MyoPro is used for strength conservation and to extend the time they can maintain independence. As users continue to progress with their condition, settings can be adjusted to provide increasing amounts of assistance.

Arm Paralysis Solutions & Treatments

The standard of care for treating paralysis varies by diagnosis. In the case of neurological injuries such as stroke, occupational/physical therapy is the standard of care. Each year, stroke and other survivors undergo months of rehabilitation. Unfortunately, many result in long term hemiparesis, which is weakness on one side of the body.

Interventions such as electrical stimulation, static braces, and continued therapy are available, and yet the prevalence of chronic upper limb paralysis is in the millions.

Our Solutions

Although commercial products for powered prosthetics have been available since the 1970s, we believe that powered orthotics have been held back by issues related to weight and comfort. While today it is often referred to by the general public as an exoskeleton, the MyoPro is known in the medical community as a custom fabricated limb orthosis. It is created individually for each patient from a cast, just like a prosthetic, except for someone who still has a limb but that is non-responsive.

O&P devices are provided by medical professionals trained and certified to custom fabricate and fit these devices. According to the American Orthotics and Prosthetics Association, in 2012, there were approximately 3,000 O&P facilities located both separate from and within hospitals in the U.S. Additionally, the VA has been a pioneer in O&P. In fact, the design of the new MyoPro Motion G powered grasp product is rooted in research conducted at the Boston-area VA in the 1990s. This research demonstrated that it is technically feasible to design a myoelectric hand orthosis; however, we believe that the product was not commercially practical until Myomo was able to incorporate recent technological developments such as improved computer processors and software, lightweight materials, and smaller batteries to create an acceptable orthosis for users.

The MyoPro can enable individuals to self-initiate and control movements of a partially paralyzed or weakened limb using their own muscle signals. When the user tries to move, sensors detect the weak muscle signal, which activates the motor to move the limb in the desired direction. The user is in control of their own limb; the brace amplifies their weak muscle signal to restore function to the affected joint. With the orthosis, a paralyzed individual, such as one who has suffered a brachial plexus injury, stroke or other neuromuscular disorder can perform ADLs including feeding, reaching and lifting.

Patented EMG control technology continuously monitors and senses, but does not stimulate, the affected muscles. The user self-initiates and achieves natural movement patterns by their own muscular signals that indicate intention to move. The system senses an EMG muscle signal and then processes data to a motor on the device that enables desired motion. Importantly, the EMG-driven device requires that users are actively engaged throughout the movement; if they stop, the device stops.

Clinicians who evaluate and fit a patient for a MyoPro require education, training, and experience to complete such tasks. In order to qualify for a MyoPro, candidates must meet a comprehensive set of requirements determined by a certified clinician during an evaluation. These criteria include long term partial paralysis, detection of a muscle signal sufficient to control the device, passing a cognitive test, meeting certain parameters for height and weight, lack of other conditions that might limit the effectiveness or safety of the device such as use of certain pharmaceuticals, high levels of pain, or limits to range of motion, as well as falling within measurement limitations for the arm and hand to be able to fit into the device. Finally, candidates must have meaningful and achievable functional goals that can realistically be accomplished with the device that cannot otherwise be achieved with a less costly intervention such as additional rehabilitation therapy.

Each MyoPro brace is custom fitted to the patient for optimum mobility and performance. The MyoPro is available only at an O&P practice certified to provide and fit the MyoPro. During the evaluation process, a certified orthotist or prosthetist will qualify an individual for a MyoPro through a physical assessment. Should the individual qualify, the provider will determine whether the device is covered by the individual’s health insurance. If coverage is in effect and the individual is a suitable candidate for MyoPro, the O&P center will initiate the fabrication and fitting process:

•         First a plaster molding of the patient’s arm will be taken. This mold is sent off to a central fabrication facility for custom brace construction.

•         Fabrication typically takes 2-4 weeks. Once the brace is received by the O&P practice, the patient will be brought back for a fitting. During this fitting, the device will be calibrated to the user’s individual muscle signal profile and minor adjustments to the brace can be made to optimize comfort.

•         The user will be provided with initial training and a set of take home tasks to practice with the brace donned. Research studies have shown that O&P users do better when they receive additional training on how to best use their accommodation device. Follow up training may take place at a MyoPro certified therapy or rehabilitation center or at the O&P practice.

In a cost conscious healthcare environment, we believe that there are two compelling uses for the MyoPro. The first is to enable users to return to work, whether they are young mothers raising children, engineers and technicians working at their vocation, or electricians and mechanics using both arms to accomplish their work.

The second key application is keeping individuals who have difficulty performing ADLs to live safely at home. In the U.S., 5% of community residents require daily help with ADLs and consume 23% of all healthcare spending. We believe that restoring upper limb function to these individuals will result in fewer emergency room visits related to falls, increase their level of activity, and avoid the need for institutionalization. With 70 million Baby Boomers headed into their retirement years, we believe that it is vital to keep beneficiaries in the lowest cost of care setting — the home.

Health Insurance Reimbursement

The standard process for a new medical device to gain reimbursement begins with the FDA. The device must be classified and, depending on the level of risk, registered as a Class I or Class II low risk device not requiring pre-market notification, cleared via 510(K) for a Class II medium risk device, or approved through a PMA process for Class III high risk devices. Having completed registration or clearance with the FDA, as necessary, the device is registered and indications for use as well as contra-indications are defined. Once FDA regulatory work is completed, it is necessary to identify the applicable reimbursement code and benefit category.

Companies marketing medical devices that fit into existing codes are able to submit an application and sample to the Centers for Medicare and Medicaid Services, or CMS, Working Group for device reimbursement and gain confirmation that it can be billed using that code or advised that another code is to be used. Devices that do not fit into an existing device code must establish sufficient operating volume, as determined by the CMS Working Group, to justify a HCPCS code and submit an application showing that it meets the evidence requirements for “medical necessity” based on claims & reimbursement policy (Chapter 13 of the Medicare Program Integrity Manual for Reasonable and Necessary). During the interim period between regulatory registration and a new code, there is a process enabling providers to bill for the medical device using a general purpose or Not Otherwise Specified, or NOS, code that results in the case by case review of claims by payers. When a new code is assigned, it is accompanied by a reimbursement policy associated with the device as well as a schedule for Medicare reimbursement by state.

In terms of reimbursement, there is no unique code for a custom fabricated myoelectric limb orthosis. Therefore, we are developing the material required for a new code application. In the interim, providers are billing for the device using an NOS code of L3999 Upper Limb Orthosis, Not Otherwise Specified. This approval process has taken from several weeks to over twelve months, which may include appeals in connection with initial denials, to obtain reimbursement. To date, hundreds of devices have been reimbursed by national insurance companies, regional payers, some state Medical plans, and worker’s compensation plans via this process.

Currently, we set the price to distributors for our products. A distributor will only be willing to order a product from us if the level of reimbursement from third party payers is sufficient to provide a reasonable profit to the distributor after paying our price. The process of obtaining reimbursement is handled entirely by the distributor with clinical support from us in some cases. Historically, the reimbursement level has generally been sufficient to lead to sales providing reasonable gross margins to us. However, there can be no assurance that future reimbursement levels will continue to provide acceptable gross margins to us.

We sell our products directly as well as indirectly through our distributors to the VA. In direct sales, we provide a quote for our products, and if accepted, the VA issues a purchase order directly to us. Indirect sales generally are handled in the same manner as other sales of our products to distributors.

We intend in the future to apply for a unique HCPCS code applicable to our product line. We believe the receipt of a HCPCS code could expand the pool of potential users of our products because Medicare eligible patients would have greater access to our products, especially those patients who are not able to afford our products without Medicare reimbursement. To our knowledge, as of September 30, 2017, fewer than ten units have been self-paid or funded by non-profit foundations. The process of obtaining a HCPCS code is long and often requires clinical experience to validate the need for a new code specific to the MyoPro. We cannot make any assurance that a HCPCS will be issued or that the amount of reimbursement offered will be sufficient to provide a reasonable profit to us or to our distributors.

Research and Development

We are committed to investing in a robust development program and building a ladder of clinical research studies to enhance our products, increase the body of evidence to support prescribing and reimbursing our devices, and to grow our range of product offerings. Our R&D team is comprised of eight engineers with a mix of BS, MS and PhD in electrical engineering, mechanical engineering, and computer science. The R&D team seeks to combine innovative research conducted over the last 50 years with cutting edge innovations in robotics, machine learning, and material science to continue to enhance our products and product offerings. Our regulatory, clinical, and customer service personnel work closely with our suppliers and providers to promote compliance with quality standards and good manufacturing processes, which we believe result in a high-quality product and limited customer issues.

We plan, depending on available resources, to increase our investment in research, development, and customer service in the future in order to continually improve our system architecture and develop new product innovations that increase the value and breadth of our product offerings. Additional product enhancements in the future will likely be focused on incremental offerings for individual body parts such as the shoulder, wrist, leg and ankle, along with more compact and lighter weight components more appropriate for the needs of children, along with potential non-medical applications for industrial and military markets.

Clinical Studies

Evidence of efficacy involving myoelectric orthotics dates back to 1967. We have partnered with leading researchers to study the impact of its technology to restore function to a paralyzed joint as well as the real world benefit that comes from being able to independently perform ADLs in the home, vocational tasks at work, and community activities such as shopping. We funded a study last year at the Ohio State University, which was published in January 2017, and another study at the Rehabilitation Institute of Chicago, which we expect to be published in the next several months. The studies focused on the ability of MyoPro users to initiate movement of their affected limbs and perform ADLs such as picking up objects so that they may feed themselves and independently manage other household tasks. We have launched a pivotal, multi-site randomized control study that is expected to be completed in the next few years. In addition, various clinical facilities are undertaking their own research projects on outcomes of MyoPro users.

Sales and Marketing

Our strategic goal is to develop and commercialize products that become the standard of care for individuals with paralysis who cannot be successfully treated with less costly interventions such as rehabilitation therapy. Our strategy is to establish ourselves as a market leader in myoelectric-controlled orthotics by building a set of products, software applications, and value-added services based upon our patented technology platform. We recently introduced the first powered grasp orthosis for the hand, and anticipate that our future products may include devices for the shoulder, leg, knee, and ankle, sized for both adults and children, along with potential non-medical applications for industrial and military markets. After developing a larger base of operations in the U.S., we plan to expand into international markets via local and global partnerships and distribution arrangements to meet the large global need that we believe exists for individuals with paralysis.

Our current commercialization model includes a direct sales force targeting hospitals and O&P practices that provide our products to their patients as well as indirect sales through distributors. To date, we have had insignificant sales overseas. The MyoPro product line has been approved by the VA system for impaired veterans, and over twenty VA facilities have already ordered devices for their patients. In 2015 and 2016, we had an exclusive distribution agreement with Össur, a major provider of O&P devices, to market the MyoPro product through its U.S. sales force to VA hospitals. In January 2017, we replaced this reseller relationship with an exclusive agreement with Ottobock, a global leader in the field of O&P devices, to market the MyoPro product line in the U.S., followed by Canada and certain EU countries upon receiving regulatory approval. We plan to expand our direct sales force and other distribution agreements to increase our penetration into these markets.

Of the 3,000 O&P clinical offices in the U.S., we expect to recruit and train professionals at select locations with proven experience working with sophisticated prosthetic products to provide MyoPro devices for their patients. To facilitate patient access to the MyoPro, we intend to file for a unique HCPCS code for the device from CMS, which could make it more easily reimbursed for individuals covered by Medicare and Medicaid. Also, we plan to work with commercial health insurers to establish payment guidelines for their members.

To bring the MyoPro to what we believe is the large number of potential patients outside of the U.S., we have begun discussions with regional companies that have established distribution channels in these markets, and entered into an agreement with Ottobock for distribution in certain EU countries. In July 2017, we obtained CE Mark, which is a manufacturer’s declaration that the product complies with the essential requirements of the relevant European health, safety and environmental protection legislation for the MyoPro so that it can be marketed in Europe, and to seek regulatory approval via local partners in select other markets.

We plan to increase our marketing and advertising expenditures to raise awareness and educate clinicians and patients about the MyoPro.

Competition

An individual with difficulty walking has a wide range of technology alternatives from canes and crutches to powered wheelchairs and exoskeleton suits. However, those with paralysis of the arm, wrist, and hand, whose physical challenges that we seek to address, have few options.

Rehabilitation Therapy

Rehabilitation therapy is the standard of care for upper extremity paralysis and a prerequisite to qualifying for a myoelectric orthosis such as the MyoPro. After a stroke or other traumatic injury, a large portion of survivors are able to regain much or all of their function. However, every year there are many survivors whose upper extremities remain paralyzed despite best efforts of rehabilitation therapists.

Non-Powered Braces

Some individuals are able to accomplish their functional goals with braces that are non-powered or use springs to offset forces of gravity or muscle tightness, referred to as spasticity. Medical professionals who evaluate patients for myoelectric orthotics screen out individuals who could accomplish their goals with a simpler, less costly intervention such as these braces.

Experimental Surgery: Battelle — Brain Implants

An array of experimental interventions currently is being researched at universities and non-profit research facilities around the world. One such innovation recently announced by Battelle Memorial Institute in Ohio involves a craniotomy, which is a surgical opening into the skull performed to implant a sensor chip in the brain. An electrical cable is connected to the top of the head connecting to a system that sends pulses of electrical stimulation to activate muscles in the forearm. The procedure is experimental, invasive, and costly, but may be offered as an alternative to a myoelectric orthosis.

Exoskeleton Suits

During the last few years, a number of companies have emerged to provide exoskeleton suits that enable those with lower extremity paralysis to stand and walk again. Companies in this space include ReWalk, Ekso Bionics, and Cyberdyne. It is possible that companies may begin to compete with solutions such as ours for the upper extremity.

Although we are not aware that any of these companies is currently considering upper extremity products, we can provide no assurance that they are not currently developing competing products.

Potential New Products from O&P Manufacturers

If our business grows, interest may develop among existing manufacturers of other O&P devices that compete with the MyoPro, which may or may not challenge the validity of our intellectual property.

Intellectual Property

The MyoPro is protected by two core patents exclusively licensed from MIT for the life of the patents. The first patent (U.S. Pat. No. 7,396,337) covers a powered orthotic device, worn over a patient’s elbow or other joint, that senses relatively low level muscle signals in the vicinity of the joint generated by a patient. In response to the relatively low level signals, the powered orthotic device moves, causing the patient’s body part to move about the joint accordingly with adjustable force and assistance settings. The patent expires on December 1, 2023. The second patent (U.S. Pat. No. 7,367,958) covers a method of providing rehabilitation movement training for a person suffering from nerve damage, stroke, spinal cord injury, neurological trauma or neuromuscular disorder by moving a body part about a joint using a powered orthotic device. The patent claims methods that include moving the body part about the joint in two directions based on an EMG signal from a muscle associated with that body part or moving the body part about the joint in one direction based on the EMG signal and in another direction based on a return force in the absence of a sensed EMG signal. This patent expires on November 21, 2023, which represents the earliest patent expiration among Myomo’s intellectual property portfolio.

The two patent licenses discussed above were granted to that certain exclusive licensing agreement, as amended, or the License Agreement. Pursuant to the License Agreement, we have been granted access to those certain patent rights in exchange for the payment of royalties, which vary based on the level of our net sales. As part of the License Agreement, we must pay a nonrefundable annual license maintenance fee which may be credited to any royalty amounts due in that same year. The License Agreement can be terminated if certain sales targets are not achieved.

The future minimum amounts due under this agreement for the next five years and thereafter are as follows:

2016	$25,000
2017	25,000
2018	25,000
2019	25,000
2020 through expiration of the patents	25,000

Under the Licensing Agreement, we issued 5,680 shares of our common stock to MIT. They have the right to purchase additional shares of our common stock to maintain their pro rata ownership.

On November 15, 2016, we entered into a waiver agreement with MIT with regard to certain obligations, or the Obligations Waiver, under the License Agreement. The Obligations Waiver contemplates that we have not met certain revenue obligations, or the Revenue Obligations, and certain commercialization obligations, or the Commercial Obligations, which are required under the License Agreement. Pursuant to the Revenue Obligations, we were originally obligated to have net sales of at least $200,000, $250,000, $500,000 and $750,000 in 2010, 2011, 2012 and 2013 (and each year thereafter), respectively. Pursuant to the Commercialization Obligations, we were originally obligated to introduce a home version of a “licensed product” on or before December 31, 2010, expand distribution of a licensed product to 10 major metropolitan areas on or before December 31, 2011 and expand distribution to at least one country outside of the United States on or before December 31, 2012. The Obligations Waiver waives any and all Revenue Obligations up to the date of the waiver agreement and waives the Commercialization Obligations up to and through the date of the waiver agreement. The Obligations Waiver cannot be terminated by any other parties.

Myomo has its own issued patents as well. In January 2013, Myomo’s patent entitled Powered Orthotic Device was granted in Europe (European Patent No. 2079361). In June 2014, a substantially similar patent was granted in Japan (Japanese Patent No. 5557529). In November 2013 and January 2015, Myomo’s two U.S. patents issued entitled Powered Orthotic Device and Method of Using Same (U.S. Pat. Nos. 8,585,620 and 8,926,534, respectively). On July 26, 2016, Myomo’s third U.S. patent was issued (U.S. Pat. No. 9,398,994).

In addition to issued patents, Myomo has also recently filed a utility application as it develops new technologies and expands its expertise and product offerings. The pending application entitled Powered Orthotic Device and Method of Using Same filed in 2016 covers the use of powered orthotics worn over two or more joints controlled by two or more EMG sensors.

In terms of trademarks, the terms Myomo and MyoPro are registered as trademarks with the US Patent & Trademark Office. Within the first ten years from the registration dates shown above, we will be required to complete two (2) “maintenance” filings, one between the 5th and 6th years and the second between the 9th and 10th years. Each successive 10 year period thereafter we will be required to complete a “maintenance” filing between every 9th and 10th year. Our trademarks were registered in 2013 and 2014.

Government Regulation

The MyoPro device and our operations including our supply chain and distribution channels are subject to regulation by the FDA and various other U.S. federal and state agencies. We are also subject to regulation by foreign governmental agencies in connection with international sales. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical device products. These agencies possess the authority to take various administrative and legal actions against us, such as product recalls, product seizures and other civil and criminal sanctions.

Under the FFDCA, medical devices are classified as Class I, Class II or Class III, depending on the degree of risk and the extent of control needed to ensure safety and effectiveness. As the FDA is now giving more attention to the differentiated performance of myoelectric controlled orthotics, we recently elected to change our classification registration to Class II for the next version of the MyoPro to be introduced in the near future. These are generally low risk devices for which safety and effectiveness can be assured by safety and testing adherence to a set of guidelines, which include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials.

We, together with Cogmedix, actively maintain FDA 21 CFR Part 820 QSR and ISO 13485 Quality Management Systems for product design, manufacturing, distribution, and customer feedback processes. Following the introduction of a product, the FDA and foreign agencies engage in periodic reviews of our quality systems, the product performance, and the advertising and promotional materials. These regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction and continued availability of new products. We work to anticipate these factors in our product development processes.

Manufacturing

Myomo’s custom fabricated orthosis is comprised of two elements. The first is the electromechanical kit. The kit consists of the motor units, processor, sensors, and battery. Manufacturing for the electromechanical kit is provided by our supplier Cogmedix, a wholly owned subsidiary of Coghlin Companies in Worcester, MA. The second element is the custom fabrication of the orthosis itself from a model of the patient’s arm. Custom fabrication is provided by GRE, privately owned by Jonathan Naft, an executive of Myomo. See “Certain Relationships and Related Party Transactions.”

If the volume and geographic reach of our sales expand, we may seek additional sources for manufacturing and custom fabrication of the devices as our needs may require.

Employees

As of September 30, 2017, we employed a total of 21 full time and 2 part time employees, and we contract for other roles with 1 independent consultant. All employees and contractors are subject to contractual agreements that specify requirements for confidentiality, ownership of newly developed intellectual property and restrictions on working for competitors as well as other matters.

Properties

Our primary offices are located at the Cambridge Innovation Center, One Broadway, 14th Floor, in Cambridge, Massachusetts, where we have a month-to-month lease to operate an office consisting of approximately 800 square feet of office and laboratory space. We believe our facilities are currently adequate for us to conduct our business. A number of our employees work remotely from home across the U.S.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

MANAGEMENT

Set forth below is information regarding our directors and executive officers as of September 13, 2017.

Name	Age	Title
Paul R. Gudonis	63	President, Chief Executive Officer and Chairman of the Board of Directors
Ralph A. Goldwasser	70	Chief Financial Officer
Davie Mendelsohn	63	Vice President – Sales and Clinical Services
Jonathan Naft	52	Vice President and General Manager
Clifford J. Conneighton	67	Chief Marketing Officer
Dr. Brandon Green	34	Chief Medical Officer
Thomas A. Crowley, Jr.(1)(2)	70	Director
Thomas F. Kirk(2)(3)	71	Lead Independent Director
Amy Knapp(1)(3)	62	Director
Steve Sanghi(1)(3)	62	Director

____________

(1)      Member of the Audit Committee

(2)      Member of the Compensation Committee

(3)      Member of the Nominating and Corporate Governance Committee

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Paul R. Gudonis has been our Chairman of the board of directors since August 2016 and our Chief Executive Officer and a director of our company since July 2011. Mr. Gudonis was also appointed President in February 2017. He brings 30 years of experience in launching new technology-based products and services to our company. His career spans the fields of software, telecommunications, Internet services, and robotics. Prior to joining our company, Mr. Gudonis served as President at FIRST Robotics from October 2005 until June 2010. Prior to his position at FIRST, Mr. Gudonis was the Chief Executive Officer of Centra Software, Inc., from August 2003 until April 2005. Mr. Gudonis was also the Chief Executive Officer of Genuity, Inc. from January 2000 until March 2003. He has also served as Chairman of the Massachusetts High Tech Council. Mr. Gudonis is a member of the Dean’s Advisory Council at his alma mater, Northwestern University’s McCormick School of Engineering, where he earned his degree in electrical engineering. At McCormick, he serves on advisory boards of the Biomedical Engineering Department and NUvention medical device innovation program. He also earned his MBA degree from Harvard University.

We believe Mr. Gudonis’s academic executive experience, engineering background and substantive experience in assisting early stage ventures provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Ralph A. Goldwasser has been our Chief Financial Officer since February 2011, initially as a consultant and, since January 2017, as a full-time employee. Mr. Goldwasser brings over 30 years of experience of financial leadership and management in high technology based companies. From February 2006 through May 2008, Mr. Goldwasser was the Senior Vice President and Chief Financial Officer of Unica Corporation, which was listed on the NASDAQ Global Market during such time. From February 2000 until March 2002, he was Executive Vice President and Chief Financial Officer of Adero Inc., a privately held company. From June 1998 to January 2000, he was Senior Vice President and Chief Financial Officer of Avici Systems Inc., a privately held company. From January 1993 until June 1997, Mr. Goldwasser was Senior Vice President and Chief Financial Officer of BBN Corporation, which was listed on the New York Stock Exchange during such time. Mr. Goldwasser is a CPA and earned his MBA degree from New York University and a degree in Electrical Engineering from City College of New York.

Davie Mendelsohn has been our Vice President of Sales and Clinical Services since December 2013. From August 2012 until December 2013, Ms. Mendelsohn was a Product Development Manager for sales, marketing and product development at Össur. From August 2009 until August 2012, Ms. Mendelsohn was a Vice President of sales, marketing and product introduction at Touch Bionics Inc. From 1999 until August 2009, Ms. Mendelson was in Sales Management at Ottobock US Healthcare. Prior to 1999, Ms. Mendelsohn was in Sales Management and Clinical Support at Matria Healthcare.

Jonathan Naft has been our General Manager since April 2012. He is an experienced member of the O&P community and is the founder of or GRE. He is a graduate of The Ohio State University College of Engineering and from Northwestern University’s Prosthetic-Orthotic Center. Prior to working with our company, Mr. Naft grew GRE, a three-office O&P practice that is well known for its innovation, creativity, and product development. At GRE, Mr. Naft and his staff fabricated and fit patients for prosthetics including above knee, below knee, and upper extremity. Mr. Naft is experienced with young athletes as well as geriatrics. For his orthotic patients, Mr. Naft is experienced with cranial, upper extremity, lower extremity, and spinal devices. Mr. Naft is an examiner for the American Board for Certificate in Orthotics and Prosthetics certification exam and is a past President for the Ohio Academy of Orthotists and Prosthetists. Mr. Naft is also a member of the prestigious American Orthotic Prosthetic Association Coding Committee and has been an invited speaker at several national prosthetic and orthotic conferences. Mr. Naft is on the advisory board for the O&P Business news and he routinely provides peer review throughout the industry.

Dr. Brandon Green has been our Chief Medical Officer since July 2017. He is a licensed physician and a board-certified prosthetist trained in general surgery at the Cleveland Clinic, physical medicine/rehabilitation at Tufts Medical Center, and prosthetics at Northwestern University. Dr. Green served as the Medical Director of United Prosthetics in Boston from July 2012 until becoming the full-time Chief Medical Officer at our company in July 2017. As Medical Director at United, he oversaw the restructuring of the prior authorization and appeals process in order to improve demonstration of medical necessity for O&P care and multidisciplinary coordination between members of the patient’s care team. Dr. Green is a frequent lecturer on O&P care to physician and patient groups, has routinely consulted for insurers looking to update their general O&P policies, and is experienced in providing direct medical/prosthetic care as well as hands-on technical fabrication of devices, sub-specializing in upper limb prosthetic rehab.

Clifford J. Conneighton has been our Chief Marketing Officer since August 2017, and served as a marketing consultant to our company since January 2017. Prior to joining our company, since July 2014, Mr. Conneighton served as marketing consultant and interim Chief Marketing Officer for a variety of software and internet companies. From 2012 to 2014, he served as Chief Marketing Officer for Hybris, a privately-held enterprise software company which was acquired by SAP, Inc. From 2010-2012, Mr. Conneighton served as Chief Strategy Officer of Elastic Path Software, a privately-held enterprise software company. From 2008-2010, he served as a business strategy consultant to Oracle. From 2003-2008, he served as Chief Marketing Officer for ATG, a public enterprise software company which was acquired by Oracle. In 1997, Mr. Conneighton co-founded Icoms, a venture-funded cloud-based commerce service provider and served as its Chief Executive Officer until 2001. From 1995-1997, Mr. Conneighton served as Vice President of Marketing for BBN Planet, an internet services company. From 1992 to 1994, Mr. Conneighton served as Senior Director of Marketing for Lotus Notes at Lotus Development Corporation. From 1989 to 1992, Mr. Conneighton served as a Vice President and Service Director for Gartner, Inc., an IT advisory and consultancy firm. Previously, Mr. Conneighton spent 10 years in marketing and product management at Digital Equipment Corporation and 7 years in engineering and product management at Texas Instruments. He earned a BS and MS in Systems Engineering at Case Western Reserve University.

Thomas A. Crowley, Jr. has been a member of our board of directors since March 2012. Mr. Crowley has served on the board of Vertical Spine, LLC since July 2011. He has also served on the board of Cascade Medical Enterprises, LLC since January 2008. He is actively engaged in providing governance and business advice involving financial transactions, business strategy and execution to four medical device companies and two private equity firms. He also served as Chairman of Core Essence Orthopedics, Inc. from March 2011 until March 2012. Mr. Crowley was a board member of Aircast, LLC from September 2003 until May 2006 and was a board member of and Freedom Innovations from March 2011 until June 2013, and member of the Corporate Advisory Council and American Society for Surgery of the Hand from January 2010 and December 2011, respectively. Prior to his current role, Mr. Crowley was also President of Small Bone Innovations, Inc. from February 2008 until February 2011. He also served as Managing Director - Healthcare Investment Banking at Friedman Billings Ramsey from September 2006 until January 2008. Mr. Crowley holds a BA from Fairfield University, an MS, Columbia University School of Business, and is a Graduate, U.S. Army Command and General Staff College, Ft. Leavenworth, KS.

We believe Mr. Crowley’s executive experience, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Thomas F. Kirk has been a member of our board of directors since September 2014 and lead independent director since October 2016. Dr. Kirk has been the Chief Executive Officer and a member of the board of directors of American Surgical Professionals since June 2013. Dr. Kirk was the Chief Executive Officer of Hanger Orthopedic Group, Inc. from March 2008 until May 2012 and served as its Chief Operating Officer from January 2002 to February 2008. Dr. Kirk also served as a Director on Hanger’s Board from January 2002 to May 2014. From September 1998 to January 2002, Dr. Kirk was a principal with AlixPartners, LLC (formerly Jay Alix & Associates, Inc.), a management consulting company that was retained by Hanger in 2001 to facilitate its reengineering process. From May 1997 to August 1998, Dr. Kirk served as Vice President, Planning, Development and Quality for FPL Group, a full-service energy provider located in Florida. From April 1996 to April 1997, he served as Vice President and Chief Financial Officer for Quaker Chemical Corporation in Pennsylvania. From December 1987 to March 1996, he held several positions and most recently served as Senior Vice President and Chief Financial Officer for Rhone Poulenc, S.A. in Princeton, New Jersey and Paris, France. From March 1977 to October 1987, he was employed by St. Joe Minerals Corp., a division of Fluor Corporation. Prior to this, he held positions in sales, commercial development, and engineering with Koppers Co., Inc. Dr. Kirk holds a Ph.D. degree in strategic planning/marketing and an MBA degree in finance from the University of Pittsburgh. He also holds a BS degree in mechanical engineering from Carnegie Mellon University. He is a registered professional engineer.

We believe Dr. Kirk’s experience in leading management teams in finance, strategic planning and business development provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Amy Knapp has been a member of our board of directors since July 2016. Ms. Knapp brings 35 years of experience in healthcare, working for health plans and health insurance companies. In July 2016, Ms. Knapp co-founded Indigo Inc., a start-up offering a whole person retirement planning service using sophisticating matching technology and the most recent science about the role of purpose in a healthy life. Since July 2015, she has also worked with Early Life Nutrition, where she developed pilot testing for the use of web-based coaching services by healthcare providers and managed the contracted field force used for the pilot. She has also been a director of Voxiva, a text based digital health and wellness company based in Washington, D.C., where she has helped to negotiate health content partnerships since June 2015. From April 2014 until January 2015 Ms. Knapp served at Alere Health, Inc. Since October 2013, Ms. Knapp has worked with the Google Food Innovation Lab, where she focuses on recruiting subject matter experts in healthcare finance, delivery and markets. Ms. Knapp has also served as a consultant to numerous companies since January 2013. From January 2010 to January 2012, Ms. Knapp served as an International Vice President to Jazz at Lincoln Center, a department of Lincoln Center for the Performing Arts. Since 2008, Ms. Knapp has served on the boards of directors of Mt. Sinai Medical Center located in Miami Beach, Florida and Affinity Health Plan, a Medicaid health plan located in the Bronx, New York. Ms. Knapp holds a BA degree from Pomona College, Claremont, California and an MBA degree from the University of Southern California.

We believe Ms. Knapp’s executive experience, management experience and substantive experience working with companies in the health industry provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our board of directors.

Steve Sanghi has been a member of our board of directors since October 2016. He has served as Chief Executive Officer of Microchip Technologies, a manufacturer of microcontroller, memory and analog semiconductors, since October 1991, and Chairman of its board of directors since October 1993. In June 1995, Mr. Sanghi received an Arizona Entrepreneur of the Year award. He is co-author of the book “Driving Excellence: How the Aggregate System Turned Microchip Technology from a Failing Company to a Market Leader (Wiley; April 2006),” along with Michael J. Jones, Microchip’s former head of human resources. Earlier in his career, Mr. Sanghi was Vice President of Operations at Waferscale Integration, Inc., a semiconductor company, from 1988 to 1990. Mr. Sanghi was employed by Intel Corporation from 1978 to 1988, where he held various positions in management and engineering, the most recent serving as General Manager of Programmable Memory Operations. Mr. Sanghi’s past boards of directors service includes Hittite Microwave, Xyratex, Ltd., Chairman of the Board of FlipChip International, Adflex Solutions, Artisoft Inc., and Vivid Semiconductor. He has also served as a member of the board of trustees of Kettering University in Flint, Michigan, and as a member of the board of FIRST® (For Inspiration and Recognition of

Science and Technology) Robotics. Mr. Sanghi holds a MS degree in Electrical and Computer Engineering from the University of Massachusetts, and a BS degree in Electronics and Communication from Punjab University, India.

We believe Mr. Sanghi’s executive experience and prior board leadership positions provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our board of directors.

Board Composition

Our board of directors currently consists of five members. We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets. We plan to recruit additional independent directors who can bring specific expertise and experience that is relevant to our business and future direction.

Classified Board

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Class I directors’ terms expire as of the 2018 annual meeting, Class II directors’ terms expire as of the 2019 annual meeting, and Class III directors’ terms expire as of the 2020 annual meeting. The following presents our current directors, their respective class and positions as of September 30, 2017:

Name	Class	Position
Thomas A. Crowley, Jr.	I	Director
Steve Sanghi	II	Director
Amy Knapp	II	Director
Thomas F. Kirk	III	Lead Independent Director
Paul R. Gudonis	III	Chairman

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Independence

Our board of directors has determined that Dr. Kirk, Messrs. Crowley and Sanghi and Ms. Knapp satisfy the requirement for independence set out in Section 803 of the NYSE American rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the board of directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE American rule referenced above. A majority of the members of our board of directors is independent under NYSE American rules.

Board Committees

Our board of directors has established three standing committees–audit, compensation and nominating and corporate governance–each of which operate under a charter that has been approved by our board. We have appointed persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of the NYSE American.

Audit Committee

We have a separately designated standing audit committee of our board of directors, as defined in Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently comprised of three of our independent directors: Amy Knapp, Thomas Crowley and Steve Sanghi. Ms. Knapp is the Chair of our audit committee. Our board of directors has determined that each of the members of our audit committee is “independent” within the meaning of the rules of the NYSE American and the SEC, including for audit committee purposes, and that each of the members of our audit committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE American. In addition, our board of directors has determined that Ms. Knapp is an “audit committee financial expert” as defined by the SEC. Our audit committee operates under a written charter.

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

•         appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•         overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•         reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•         monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•         overseeing our internal accounting function;

•         discussing our risk management policies;

•         establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•         meeting independently with our internal accounting staff, registered public accounting firm and management;

•         reviewing and approving or ratifying related party transactions; and

•         preparing the audit committee reports required by SEC rules.

Compensation Committee

The members of the compensation committee are Thomas Crowley and Thomas Kirk. Mr. Crowley is the Chair of the compensation committee. Our board of directors has determined that each of the members of the compensation committee is “independent” within the meaning of the rules of the NYSE American. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee operates under a written charter.

The compensation committee’s responsibilities include:

•         reviewing and approving corporate goals and objectives with respect to Chief Executive Officer compensation;

•         making recommendations to our board with respect to the compensation of our Chief Executive Officer and our other executive officers;

•         overseeing evaluations of our senior executives;

•         review and assess the independence of compensation advisers;

•         overseeing and administering our equity incentive plans;

•         reviewing and making recommendations to our board with respect to director compensation;

•         reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure; and

•         preparing the compensation committee reports required by SEC rules.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Thomas Kirk, Steve Sanghi and Amy Knapp. Dr. Kirk is the Chair of the nominating and corporate governance committee. Our board of directors has determined that each of the members of the nominating and corporate governance committee is “independent” within the meaning of the rules of the NYSE American. Our nominating and corporate governance committee operates under a written charter.

The nominating and corporate governance committee’s responsibilities include:

•         identifying individuals qualified to become board members;

•         recommending to our board the persons to be nominated for election as directors and to be appointed to each committee of our board of directors;

•         reviewing and making recommendations to the board with respect to management succession planning;

•         developing and recommending corporate governance principles to the board; and

•         overseeing periodic evaluations of board members.

Board Leadership Structure and Risk Oversight

Our board of directors currently believes that our company is best served by combining the roles of Chairman of the Board and Chief Executive Officer. Our board of directors believes that as Chief Executive Officer, Mr. Gudonis is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our company, while our Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board based upon the board’s view of what is in the best interests of our company. Accordingly, the board of directors periodically reviews its leadership structure.

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees also provides risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Lead Independent Director

Our independent directors have designated Thomas Kirk as our lead independent director. The lead independent director coordinates the activities of our other independent directors. In addition to the duties of all members of the board of directors, the Lead Independent Director has the following additional responsibilities and authority:

•         presiding at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•         scheduling, developing the agenda for, and presiding at executive sessions of the independent directors;

•         advising the Chairman and/or the board of directors as to the decisions reached, if any, at each executive session;

•         serving as the principal liaison between the independent directors and the Chairman/Chief Executive Officer;

•         advising the Chairman as to the quality, quantity and timeliness of the information submitted by our management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•         assisting the board of directors and the nominating and corporate governance committee in better ensuring compliance with and implementation of our corporate governance guidelines; and

•         recommending to the Chairman, at the direction of the independent directors, the retention of outside advisors and consultants who report directly to the board of directors on board-wide issues.

Our board of directors has adopted a lead independent director charter.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. A current copy of the code and all disclosures that are required by law or the NYSE American rules in regard to any amendments to, or waivers from, any provision of the code is included on our website.

EXECUTIVE COMPENSATION

Our named executive officers for 2016 are:

•         Paul R. Gudonis;

•         Jonathan Naft; and

•         Davie Mendelsohn.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Paul Gudonis,	2016	48,000	—	—	4,555	—		—	16,657	(2)	69,212
Chief Executive Officer	2015	114,000	—	—	26,854	—		—	15,866	(2)	156,720

Jonathan Naft,	2016	100,000	—	—	3,165	65,950	(3)	—	—		169,115
General Manager – O&P Division	2015	100,000	—	—	—	23,330	(3)	—	—		123,330

Davie Mendelsohn,	2016	120,000	—	—	3,165	—		—	12,005	(2)	135,170
Vice President – Sales & Clinical Services	2015	120,000	—	—	—	24,400	(4)	—	12,533	(2)	156,933

____________

(1)      Amounts reflect the aggregate grant date fair value of stock options awarded to the named executive officer in the years ended December 31, 2016 and 2015, as applicable, using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Financial Statements included elsewhere in this prospectus. These amounts are not the actual value that the named executive officer may realize upon exercise of these stock options.

(2)      Represents health insurance benefit plan premiums paid by us.

(3)      Represents sales commissions paid by us pursuant to our compensation arrangement with the named executive officer.

(4)      Represents amounts paid under our sales incentive compensation plan in which the named executive officer.

Narrative Disclosure to Summary Compensation Table

Paul R. Gudonis:

Pursuant to the Letter of Employment, dated April 2, 2011, as amended and supplemented on January 31, 2012, August 22, 2012, June 7, 2015, and January 21, 2016, between Paul R. Gudonis and our company, which refer to as the Gudonis Letter, Mr. Gudonis agreed to join our senior executive team as the Head of Business Development for the period of April 1, 2011 through July 1, 2011, transitioning to the role of Chief Executive Officer thereafter. Mr. Gudonis’ employment is at will, with no specific end date, and his base salary is subject to periodic review and adjustments at our discretion. As of January 1, 2016, Mr. Gudonis’s base salary was set at $2,000 per month. In October 2016, Mr. Gudonis’s base salary was increased to $10,000 per month.

The Gudonis Letter further provided for the potential award of stock options or restricted common stock in the amount of 10% of the then outstanding shares on a fully-diluted basis, half vested, half not, upon completion of the next equity financing round and approval by our board of directors. Upon a change in control, the unvested options or restricted stock will be subject to double-trigger acceleration. Additionally, upon the earlier to occur of a change in control or a qualifying initial public offering where we raise at least $15.0 million in gross proceeds in a firm commitment underwritten public offering at a public offering price per share of at least $0.93, Mr. Gudonis is eligible to receive a liquidity bonus equal to the difference between $20,000 and the actual amounts paid to Mr. Gudonis during each month between January 1, 2013 and the triggering event described above, multiplied by the number of months in that period. As of December 31, 2016, the amount payable to Mr. Gudonis, upon the occurrence of a triggering event described above, was approximately $650,000.

Mr. Gudonis was awarded 31,250 stock options in 2015 and 6,250 options in 2016 under the 2014 Plan.

On December 23, 2016, we entered into a new employment agreement with Mr. Gudonis, which replaced the Gudonis Letter, which we refer to as the Gudonis Agreement, pursuant to which Mr. Gudonis agreed to continue serving us as our Chief Executive Officer. Mr. Gudonis’s initial annual base salary was increased to $240,000 in June 2017. During the term, Mr. Gudonis is eligible to receive an annual bonus of up to 50% of his base salary, with the actual amount to be determined by the board of directors and the compensation committee based upon Mr. Gudonis and us meeting certain reasonable strategic, sales, operational, and financial goals and targets established by the board of directors.

As set forth in the Gudonis Agreement, Mr. Gudonis’s employment is at will, with an initial three (3) year term that may be renewed upon the consent of the parties. If the parties decide not to renew the Gudonis Agreement but to continue to work together in an employment relationship, Mr. Gudonis’ employment shall continue on an at-will basis pursuant to the terms and conditions then in effect, unless otherwise modified in writing. In the case of termination without cause, then we are required to pay to Mr. Gudonis (i) his base salary for twelve months plus a pro-rata portion of his bonus for the year, to be paid at the usual time bonuses are paid, (ii) if Mr. Gudonis was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Gudonis a monthly cash payment for twelve (12) months or Mr. Gudonis’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Gudonis if he had remained employed by us, and (iii) all stock options and other stock-based awards held by Mr. Gudonis which would have vested if employment had continued for twelve (12) additional months will vest and become exercisable or non-forfeitable. The payment by us of Mr. Gudonis’ base salary may be made either by a lump sum or in equal installments. Additionally, if such termination without cause occurs within 12 months after the occurrence of a change in control, then notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Gudonis shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination.

Jonathan Naft:

Pursuant to the Letter of Employment, dated April 10, 2012, as amended and supplemented on July 17, 2012, October 2, 2013, and January 21, 2016, between Jonathan Naft and our company, which we refer to as the Naft Letter, Mr. Naft agreed to join our company as General Manager – O&P Division. Mr. Naft’s employment is at will, with no specific end date, and the target cash compensation for this role is $250,000 per year, depending on our performance in generating revenues and meeting our financial goals. Mr. Naft’s compensation consists of a monthly base salary of $8,333 plus incentive compensation equal to 5% of our revenues for products sold to O&P, paid monthly. The incentive amount is uncapped, and an additional bonus plan is in place.

Pursuant to the Naft Letter, Mr. Naft was granted 38,067 options to purchase common stock. The exercise price of such stock options is equal to the fair market value of our common stock on the grant date. The options vest in equal monthly installments over a 4-year period. Additionally, Mr. Gudonis states in the Naft Letter that he will recommend to the board of directors that Mr. Naft be granted an additional 20,788 options and such options were granted in 2013.

As of January 1, 2016, Mr. Naft’s base salary was set at $5,000 per month, and he was eligible for a one-time special bonus, payable in connection with our next financing or a sale of our company, equal to the difference between $8,333 and $5,000, times the number of months that he is paid $5,000 per month prior to the payment of the special bonus. In October 2016, Mr. Naft’s base salary was increased to $8,333 per month. We will also pay any earned incentive compensation upon raising additional capital.

Mr. Naft was granted an additional 4,063 stock options in 2016 under the 2014 Plan.

On December 23, 2016, we entered into a new employment agreement with Mr. Naft, which replaced the Naft Letter, which we refer to as the Naft Agreement, pursuant to which Mr. Naft agreed to serve us as Vice President and General Manager. Mr. Naft’s annual base salary increased to $200,000. This base salary shall be determined annually by our Chief Executive Officer. During the term, which is initially for two years with automatic one year renewals thereafter, Mr. Naft is eligible to receive cash incentive compensation as determined annually by the Chief Executive Officer and the board of directors. Mr. Naft’s target annual incentive compensation is 50% of his base salary.

As set forth in the Naft Agreement, Mr. Naft’s employment is at will, with no specific end date, though in the case of termination without cause then (i) we are required to pay Mr. Naft an amount equal to 50% of the sum of the base salary plus a pro-rata portion of the incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for six (6) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Naft if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Mr. Naft is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, then (i) we are required to pay Mr. Naft an amount equal to 75% of sum of his base salary plus a pro-rata portion of the incentive bonus for the year, at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Mr. Naft which would have vested if employment had continued for nine (9) additional months will vest and become exercisable or non-forfeitable, (iii) if Mr. Naft was participating in our group health plan immediately prior to the date of termination and he elects COBRA health continuation, then we are required to pay to Mr. Naft a monthly cash payment for six (6) months or Mr. Naft’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Naft if he had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over nine (9) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Davie Mendelsohn:

Pursuant to the Letter of Employment, dated October 28, 2013, as amended and supplemented on January 4, 2015, June 8, 2015, and January 21, 2016, between Davie Mendelsohn and our company, which we refer to as the Mendelsohn Letter, Ms. Mendelsohn agreed to join us as Vice President – Sales and Clinical Services. As set forth in the Mendelsohn Letter, Ms. Mendelsohn’s employment is at will, with no specific end date, and her compensation plan for 2015 consisted of the base salary of $10,000 per month, with a quarterly incentive bonus of $20,000 based on achieving our business plan goals for the 2015 year.

As of January 1, 2016, Ms. Mendelsohn’s base salary was set at $5,000 per month, and she was eligible for a one-time special bonus, payable in connection with our next financing or a sale of our company, equal to the difference between $10,000 and $5,000, times the number of months that she is paid $5,000 per month prior to the payment of the special bonus. In September 2016, Ms. Mendelsohn’s base salary was increased to $10,000 per month. We were also required to pay any earned incentive compensation upon raising additional capital.

Pursuant to the Mendelsohn Letter, Ms. Mendelsohn was granted 25,000 options to purchase common stock when hired in 2013, with 25% vesting after 1 year, and the rest vesting ratably on a monthly basis over the following 36 months.

Ms. Mendelsohn was granted an additional 4,063 stock options in 2016 under the 2014 Plan.

On December 23, 2016, we and Ms. Mendelsohn entered into a new employment agreement which replaced the Mendelsohn Letter, which we refer to as the Mendelsohn Agreement, pursuant to which Ms. Mendelsohn agreed to serve us as Vice President of Sales and Clinical Services. Ms. Mendelsohn’s annual base salary is currently $140,000. This base salary shall be determined annually by our Chief Executive Officer. During the term, Ms. Mendelsohn shall be eligible to receive cash incentive compensation as determined annually by the Chief Executive Officer and the board of directors. Ms. Mendelsohn’s target annual incentive compensation shall be $100,000. The actual amount of the annual incentive compensation for each fiscal year will be determined by the Chief Executive Officer and the board of directors and will be based upon Ms. Mendelsohn and our company meeting certain reasonable strategic, sales, operational, and financial goals and targets established by the board of directors.

As set forth in the Mendelsohn Agreement, Ms. Mendelsohn’s employment is at will, with no specific end date, though in the case of termination without cause then (i) we are required to pay Ms. Mendelsohn an amount equal to 50% of the sum if the base salary plus a pro-rata portion of the incentive bonus for the year, to be paid at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Ms. Mendelsohn which would have vested if employment had continued for six additional months will vest and become exercisable or non-forfeitable, (iii) if Ms. Mendelsohn was participating in our group health plan immediately prior to the date of termination and she elects COBRA health continuation, then we are required to pay to Ms. Mendelsohn a monthly cash payment for six (6) months or Ms. Mendelsohn’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Ms. Mendelsohn if she had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over six (6) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. If Ms. Mendelsohn is terminated without cause within the 12 months following a change in control, then, in lieu of the prior payments referenced, then (i) we are required to pay Ms. Mendelsohn an amount equal to 75% of sum of her base salary plus a pro-rata portion of her bonus for the year of her employment termination, at the usual time bonuses are paid, (ii) all stock options and other stock-based awards held by Ms. Mendelsohn which would have vested if employment had continued for nine additional months will vest and become exercisable or non-forfeitable, (iii) if Ms. Mendelsohn was participating in our group health plan immediately prior to the date of termination and she elects COBRA health continuation, then we are required to pay to Ms. Mendelsohn a monthly cash payment for six (6) months or Ms. Mendelsohn’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Ms. Mendelsohn if she had remained employed by us, and (iv) the amounts payable according to this provision shall be paid out in substantially equal installments in accordance with our payroll practice over nine (9) months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

Management Incentive Plan:

Pursuant to our Management Incentive Plan, dated March 18, 2015, Paul Gudonis, Davie Mendelsohn, and Jonathan Naft are each entitled to a 25% portion of a bonus pool to be created upon the occurrence of a change in control. To be eligible for the bonus, each executive must still be employed by (or performing services to) Myomo, or must have been terminated without cause within two months prior to the change in control.

For the purposes of the Management Incentive Plan, a change in control shall mean (i) our dissolution or liquidation, (ii) the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of our outstanding voting stock in a single transaction or a series of related transactions by a person or group of persons, or (v) any other acquisition of our business, as determined by the board of directors; provided, however, that a merger effected solely to change the our domicile shall not constitute a “change in control.”

Equity Compensation Plan Information

Outstanding Equity Awards at Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of September 30, 2017:

		OPTION AWARDS					STOCK AWARDS
Name	Grant Dates	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Prices	Option Expiration Dates	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested
Paul R. Gudonis	3/18/2015	9,114	11,719	—	$0.0016	3/18/2025	—	—	—	—
	6/29/2016	1,953	4,297	—	$1.0496	6/29/2026	—	—	—	—

Jonathan Naft	7/18/2012	6,250	—	—	$0.16	7/18/2022	—	—	—	—
	9/25/2013	6,064	—	—	$0.0016	9/25/2023	—	—	—	—
	6/29/2016	2,500	—	—	$1.0496	6/29/2026	—	—	—	—

Davie Mendelsohn	12/9/2013	7,292	1,563	—	$0.0016	12/9/2023	—	—	—	—
	6/29/2016	2,500	—	—	$1.0496	6/29/2026	—	—	—	—

2014 Stock Option and Grant Plan

In September 2014, we established the 2014 Stock Option and Grant Plan, or the 2014 Plan, and suspended the granting of any new stock awards under the 2004 Stock Option and Incentive Plan, or the 2004 Plan, which was established in November 2004. Under the terms of these stock plans, incentive stock options, or ISOs, may be granted to officers and employees and non-qualified stock options and awards may be granted to directors, consultants, officers and employees. The exercise price of ISOs cannot be less than the fair market value of the common stock on the date of grant. The options vest over a period determined by the board of directors, generally four years, and expire not more than ten years from the date of grant.

2016 Equity Incentive Plan

On October 25, 2016, the board of directors approved the 2016 Equity Incentive Plan, or the 2016 Plan, and on April 11, 2017, our stockholders approved its adoption. No additional awards will be granted under our prior equity incentive plans. We have initially reserved 562,500 shares of our common stock for issuance under the 2016 Plan. Participation in the 2016 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

Description of Awards under the 2016 Plan

Awards to Company Employees. Under the 2016 Plan, the compensation committee, which will administer the plan, may award to eligible employees incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

Awards to Non-Employees. The compensation committee may award to non-employees, including non-employee directors, non-qualified stock options, SARs, restricted stock and restricted stock units.

Stock Options

The compensation committee has discretion to award ISOs, which are intended to comply with Section 422 of the Internal Revenue Code, or the Code, or nonqualified stock options, or NQSOs, which are not intended to comply with Section 422 of the Code. The exercise price of an option may not be less than the fair market value of the underlying shares of common stock on the date of grant. The 2016 Plan defines “fair market value” as the closing sale price at which shares of our common stock have been sold regular way on the principal securities exchange on which the shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which there was such a sale. If an award of stock options is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum number of shares which may be subject to stock options granted in any calendar year to any one participant who is a “covered employee” is 156,250.

Options granted to employees under the 2016 Plan will expire at such times as the compensation committee determines at the time of the grant; provided, however, that no option will be exercisable later than ten years after the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment with us. The termination provisions will be determined within the discretion of the compensation committee, which may not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment. Notwithstanding the preceding sentences, unless the terms of the award agreement otherwise provide for a shorter exercise period, ISOs must be exercised within three months after an employee’s termination of employment. However, if the termination is due to disability (as defined under Code Section 22(e)(3)), the ISOs must be exercised within one year after an employee’s termination of employment. If the termination is due to death, the ISOs may be exercised at any time during the option term. Subject to the specific terms of the 2016 Plan, the compensation committee will have discretion to set such additional limitations on such grants as it deems appropriate. The award agreement will reflect these limitations.

Upon the exercise of an option granted under the 2016 Plan, the option price is payable in full, either: (a) in cash or its equivalent, (b) if permitted in the award agreement, by tendering shares having a fair market value at the time of exercise equal to the total option price (provided that such shares have been held by the optionee for at least six months prior to their tender) or (c) by any combination of the foregoing methods of payment. The compensation committee may also allow options granted under the 2016 Plan to be exercised by a cashless exercise through a broker, as permitted under Federal Reserve Board Regulation T, or any other means the compensation committee determines to be consistent with the 2016 Plan’s purpose and applicable law, including by cashless exercise directly with us whereby we, following our receipt of the participant’s notice of exercise, would withhold the proper number our shares of common stock which would have a fair market value on the date of exercise equal to the option exercise price.

Stock Appreciation Rights

The compensation committee may award stock appreciation rights, or SARs, under the 2016 Plan upon such terms and conditions as it may establish. At the discretion of the compensation committee, the payment upon SAR exercise may be in cash, in shares of our common stock of equivalent value, or in some combination thereof. The compensation committee’s determination regarding the form of payment for the exercised SAR will be set forth in the award agreement. The compensation committee may award either (i) freestanding SARs, which are SARs granted as an independent instrument and are not granted in conjunction with any stock options, or (ii) SARs in tandem with stock options, or a tandem SAR. A tandem SAR entitles the participant to exercise it as an option or as an SAR. The election of one type of exercise prevents it from being exercised as the other type. A tandem SAR may not be granted to a non-employee director unless the related option is a NQSO. The exercise price of a freestanding SAR will equal the fair market value of a share of common stock on the date of grant, whereas the exercise price of a tandem SAR issued in connection with a stock option will equal the option price of the related option. If an award of SARs is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum number of shares which may be subject to SARs awarded in any calendar year to any one participant who is a “covered employee” is 156,250.

The compensation committee will determine in its discretion the term of an SAR granted under the 2016 Plan. Each award agreement will set forth the extent to which the participant will have the right to exercise the SAR following termination of the participant’s employment with us. The termination provisions will be determined by the compensation committee in its sole discretion, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment. The term of an SAR may not exceed ten years from the date of grant. Therefore, no SAR may be exercisable later than ten years after the date of award.

Except as otherwise limited by the 2016 Plan, freestanding SARs may be exercised upon whatever terms and conditions the compensation committee, in its sole discretion, imposes upon them. The compensation committee will determine the number of shares of common stock covered by and the exercise period of the SAR. Upon exercise of a freestanding SAR, the participant will receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price, multiplied by the number of shares of stock exercised under the SAR.

In the case of a tandem SAR, the compensation committee may determine the exercise period of the SAR, except that the exercise period may not exceed that of the related option. The participant may exercise the tandem SAR when the option is exercisable and receive on exercise an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the option purchase price, multiplied by the number of shares of stock covered by the surrendered option. Upon exercise of an SAR awarded in tandem with a stock option, the number of shares of our common stock for which the related option was exercisable will be reduced by the number of shares for which the SAR was exercised.

Notwithstanding any other provision of this 2016 Plan to the contrary, with respect to a tandem SAR granted in connection with an ISO (i) the tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the tandem SAR may be for no more than 100% of the difference between the option price of the underlying ISO and the fair market value of the shares subject to the underlying ISO at the time the tandem SAR is exercised; and (iii) the tandem SAR may be exercised only when the fair market value of the shares subject to the ISO exceeds the option price of the ISO.

Restricted Stock

The compensation committee may impose restrictions and conditions as to awards of shares of restricted stock as it deems advisable. As specified in the relevant award agreement, restrictions may include a requirement that participants pay a stipulated purchase price for each share of restricted stock, restrictions based upon the achievement of specific performance goals (company-wide, divisional and/or individual), time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable federal or state securities laws.

We may retain in our possession the certificates representing shares of restricted stock until the time when all conditions and/or restrictions applicable to those shares awarded under the 2016 Plan have been satisfied. Generally, shares of restricted stock covered by each restricted stock grant made under the 2016 Plan will become freely transferable by the participant following the last day of the applicable period of restriction. However, even after the satisfaction of the restrictions and conditions imposed by the 2016 Plan and the particular award agreement, shares owned by an affiliate of our company will be subject to restrictions on transfer under the Securities Act of 1933, as amended.

Awards to Employees. The compensation committee may choose to award shares of restricted stock under the 2016 Plan upon such terms and conditions as it may establish. If an award of restricted stock is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum number of shares which may be granted in the form of restricted stock in any one calendar year to any one participant who is a “covered employee” is 156,250. The award agreement will specify the period(s) of restriction, the number of shares of restricted stock granted, requirements that a participant pay a stipulated purchase price for each share, restrictions based upon the achievement of specific performance objectives, other restrictions governing the subject award and/or restrictions under applicable federal or state securities laws. Recipients may have the right to vote these shares from the date of grant, as determined by the compensation committee on the date of award. As determined by the compensation committee on the date of award, participants may receive dividends on their shares of restricted stock. Dividends accrued on restricted stock will be paid only if the restricted stock vests.

Each award agreement for restricted stock will specify the extent to which the participant will have the right, if any, to retain unvested restricted stock following termination of the participant’s employment with our company. In its sole discretion, the compensation committee will make these determinations; these provisions need not be uniform among all awards of restricted stock issued under the 2016 Plan and may reflect distinctions based on reasons for termination of employment. Except in the case of terminations by reason of death or disability, restricted stock, which is intended to qualify for performance-based compensation under Section 162(m) and which is held by “covered employees” under Section 162(m), will be forfeited by the participant to us upon termination of employment.

Awards to Non-Employee Directors. Restricted stock awards to non-employee directors will be subject to the restrictions for a period, which we refer to as the Restricted Period, which will commence upon the date when the restricted stock is awarded and will end on the earliest of the first to occur of the following:

•         the retirement of the non-employee director from the board of directors in compliance with the board of directors’ retirement policy as then in effect;

•         the termination of the non-employee director’s service on the board of directors as a result of the non-employee Director’s not being nominated for reelection by the board of directors;

•         the termination of the non-employee director’s service on the board of directors because of the non-employee director’s resignation or failure to stand for reelection with the consent of the board of directors (which means approval by at least 80% of the directors voting, with the affected non-employee director abstaining);

•         the termination of the non-employee director’s service on the board of directors because the non-employee director, although nominated for reelection by the board of directors, is not reelected by the stockholders;

•         the termination of the non-employee director’s service on the board of directors because of (i) the non-employee director’s resignation at the request of the nominating and governance committee of the board of directors, (ii) the non-employee director’s removal by action of the stockholders or by the board of directors, or (iii) a change in control of our company, as defined in the 2016 Plan;

•         the termination of the non-employee director’s service on the board of directors because of disability or death; or

•         the vesting of the award.

As of the date specified by the compensation committee, each non-employee director will be awarded that number of shares of restricted stock as determined by the board of directors, after consideration of the recommendations of the compensation committee. A non-employee director who is first elected to the board of directors on a date subsequent to the date so specified will be awarded that number of shares of restricted stock as determined by the board of directors, after consideration of the recommendations of the compensation committee. The amount of the award for the upcoming 2016 Plan year will be disclosed in our proxy statement for our annual meeting of stockholders. The 2016 Plan provides that non-employee directors receiving restricted stock may have, subject to the provisions of the 2016 Plan, all of the rights of a stockholder with respect to the shares of restricted stock, including the right to vote the shares and receive cash dividends and other cash distributions thereon. If a non-employee director ceases to be a member of the board of directors for any other reason, including removal or resignation for “Cause,” as defined in the 2016 Plan, the non-employee director will forfeit to us all restricted stock awarded to him or her for which the Restricted Period has not ended.

Restricted Stock Units

The compensation committee may award restricted stock units, or RSUs. Each RSU will have a value equal to the fair market value of a share of our common stock on the date of grant. The maximum aggregate award of RSUs to any one participant who is a “covered employee” during any one fiscal year will be equal to the fair market value of 156,250 shares; provided, further, that the maximum aggregate award of restricted stock and RSUs for any one fiscal year will be coordinated so that in no event will any one participant be awarded more than the fair market value of 250,000 shares taking into account all such awards. In its discretion, the compensation committee may impose conditions and restrictions on RSUs, as specified in the RSU award agreement, including restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting. As determined by the compensation committee at the time of the award, settlement of vested RSUs may be made in the form of cash, shares of our stock, or a combination of cash and stock. Settlement of vested RSUs will be in a lump sum as soon as practicable after the vesting date. The amount of the settlement will equal the fair market value of the RSUs on the vesting date. Each RSU will be credited with an amount equal to the dividends paid on a share of our stock between the date of award and the date the RSU is paid to the participant, if at all. Dividend equivalents will vest, if at all, upon the same terms and conditions governing the vesting of the RSUs under the 2016 Plan. Payment of the dividend equivalent will be paid at the same time as payment of the RSU. The holders of RSUs will have no voting rights.

Each award agreement for RSUs will specify the extent to which the participant will have the right, if any, to retain unvested RSUs following termination of the participant’s employment with us or, in the case of a non-employee director, service with the board of directors. In its sole discretion, the compensation committee will make these determinations; these provisions need not be uniform among all awards of RSUs issued under the 2016 Plan and may reflect distinctions based on reasons for termination of employment or, in the case of a non-employee director, service with the board of directors. Except in the case of terminations by reason of death or disability, RSUs awarded to participants who are “covered employees” and which are intended to qualify as performance-based compensation under Section 162(m), will be forfeited by the participant to us.

Performance Units/Performance Shares

The compensation committee has the discretion to award performance units and performance shares under the 2016 Plan upon such terms and conditions as it may establish, as evidenced in the relevant award agreement. If an award of performance units or performance shares is intended to qualify as performance-based compensation under Section 162(m) of the Code, the maximum aggregate payout for awards of performance shares which may be granted in any one calendar year to any one participant who is a “covered employee” will be the fair market value of 156,250 shares, whereas the maximum aggregate payout for awards of performance units which may be granted in any one calendar year to any one participant will be $1,500,000. Performance units will have an initial value as determined by the compensation committee, whereas performance shares will have an initial value equal to one share of common stock on the date of award. At the time of the award of the performance units or shares, the compensation committee in its discretion will establish performance goals which, depending on the extent to which they are met, will determine the number and/or value of performance units or shares that will be paid out to the participant. Under the terms of the 2016 Plan, after the applicable performance period has ended, the holder of performance units or shares will be entitled to receive payout on the number and value of performance units or shares earned by the participant over the performance period. The payout on the number and value of the performance units and performance shares will be a function of the extent to which corresponding performance goals are met.

Payment of performance shares and performance units will be made in a single lump sum following the close of the applicable performance period. Upon satisfaction of the specified performance goals, the compensation committee will pay the earned performance shares in shares of our common stock. In its discretion, the compensation committee may pay earned performance units in cash, in shares of our stock or in a combination of cash and stock, which will have an aggregate fair market value equal to the value of the earned performance share or performance unit at the close of the applicable performance period. Participants will not be entitled to dividend or voting rights with respect to any performance shares or performance units earned but not yet distributed to a participant. Unless otherwise determined by the compensation committee, in the case of death or disability during the performance period, the participant, or his or her estate, will not be entitled to receive any payout of the performance shares or performance units. In the case of any other termination of the participant’s employment during the performance period, all performance shares and performance units intended to qualify as performance-based compensation will be forfeited by the participant.

Adjustment and Amendments

The 2016 Plan provides for appropriate adjustments in the number of shares of our common stock subject to awards and available for future awards in the event of changes in outstanding common stock by reason of a merger, stock split, stock dividend, or certain other events.

The 2016 Plan may be modified or amended by the board at any time and for any purpose which the Board deems appropriate. However, no such amendment may adversely affect any outstanding awards without the affected holder’s consent. No amendment may, without stockholder approval, (i) materially increase the benefits earned by participants under the 2016 Plan, (ii) materially increase the number of shares which may be issued under the 2016 Plan or (iii) materially modify the requirements for participation in the 2016 Plan.

Change in Control

In the event of a change in control, as defined in the 2016 Plan, generally all options and SARs granted under the 2016 Plan will become immediately exercisable; and restriction periods and other restrictions imposed on restricted stock and RSUs which are not intended to qualify as performance-based compensation under Section 162(m) under the Code will lapse. Any award intended to qualify as performance-based under Section 162(m) must be earned in accordance with the applicable award agreement.

Non-transferability

No award under the 2016 Plan may be sold, transferred, pledged, assigned or otherwise transferred in any manner by a participant except by will or by the laws of descent and distribution; and any award will be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative. These limitations may be waived by the compensation committee, subject to restrictions imposed under the SEC’s short-swing trading rules and federal tax requirements relating to incentive stock options.

Duration of the 2016 Plan

The 2016 Plan will remain in effect until all shares subject to the 2016 Plan have been purchased or acquired under the terms of the 2016 Plan, and all performance periods for performance-based awards granted under the 2016 Plan have been completed. However, no award is permitted to be granted under the 2016 Plan on or after the day prior to the tenth anniversary of the date the board approved the 2016 Plan. The board, upon recommendation of the compensation committee, may at any time amend, suspend or terminate the 2016 Plan in whole or in part for any purpose the compensation committee deems appropriate, subject, however, to the limitations referenced in “— Adjustment and Amendments,” above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides a summary of the securities authorized for issuance under our equity compensation plans as of September 30, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2016 Equity Incentive Plan	22,000	$6.75	496,000
2014 Stock Option and Grant Plan	183,147	$0.8805	—
2004 Stock Option and Incentive Plan	45,013	$0.0811	—
Equity compensation plans not approved by security holders	—	—	—
Total	250,160	$1.2528	496,000

On October 25, 2016, our board of directors approved the 2016 Plan and recommended that our stockholders consider the 2016 Plan and approve its adoption, which our stockholders did on April 11, 2017. No additional awards will be granted under our prior equity incentive plans. In addition to the options noted above which have been granted under the 2016 Plan, there are 44,500 restricted shares outstanding under this plan. We initially reserved 562,500 shares of our common stock for issuance under the 2016 Plan. Participation in the 2016 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

Compensation of Directors

The following table presents the total compensation for each person who served as a member of our board of directors during the year ended December 31, 2016. Other than as set forth in the table and described more fully below, in the year ended December 31, 2016 we did not pay any fees to, make any equity awards to, or pay any other compensation to the members of our board of directors who served as members during such year. During the nine months ended September 30, 2017, we did not pay any fees to, make any equity awards to, or pay any other compensation to the members of our board of directors. Mr. Gudonis does not, receive compensation for service as a director. Total compensation for Messrs. Gudonis and Kelly for services as employees is presented in “— Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas A. Crowley, Jr.	$—	$—	$6,832	$—	$—	$—	$6,832
Thomas F. Kirk	$—	$—	$6,832	$—	$—	$—	$6,832
Amy Knapp(2)	$—	$—	$6,832	$—	$—	$—	$6,832
Steve Sanghi(3)	$—	$—	$6,832	$—	$—	$—	$6,832
Byron Smith(4)	$—	$—	$—	$—	$—	$—	$—

____________

(1)      Amounts reflect the aggregate grant date fair value of stock options awarded to the director in the years ended December 31, 2016, and 2015, as applicable, using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Financial Statements included elsewhere in this prospectus. These amounts are not the actual value that the director may realize upon exercise of these stock options.

(2)      Ms. Knapp joined the board of directors on July 2016.

(3)      Mr. Sanghi joined the board of directors in October 2016.

(4)      Mr. Smith resigned from our board of directors effective July 20, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2014, to which we were a party or will be a party, including in which:

•         the amounts involved exceeded or will exceed the lesser of $120,000 and one percent of the average of our total assets at year end for our last two completed fiscal years; and

•         any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

We have adopted a written policy that requires all future transactions between us and any director, director nominee, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

All of the transactions described below that occurred prior to our initial public offering were entered into prior to the adoption of this written policy but each was approved by our board of directors. Prior to our board of directors’ consideration of a transaction with a related person, the material facts as to the related person’s relationship or interest in the transaction were disclosed to our board of directors, and the transaction was not approved by our board of directors unless a majority of the directors approved the transaction.

GRE Arrangement

We sell our products to GRE, an O&P practice, whose ownership includes Jonathan Naft, a stockholder and employee of our Company. We sell to GRE at standard list prices. Sales to GRE during the nine months ended September 30, 2017 and during 2016, 2015 and 2014 and amounted to approximately $102,000, $49,100, $0 and $64,800, respectively.

We also obtain consulting and fabrication services from GRE. Charges for these services during the nine months ended September 30, 2017 and during 2016, 2015 and 2014 amounted to approximately $214,000, $156,900, $186,400 and $36,200, respectively. Included in accounts payable and accrued expenses at September 30, 2017, December 31, 2016, 2015 and 2014 is $33,800, $6,600, $12,900 and $4,500, respectively, due to the related party.

Series B-1 Preferred Stock Financing

Between July 2014 and February 2015, we sold an aggregate of 30,906 shares of our Series B-1 Preferred Stock to Paul Gudonis for gross cash proceeds equal to $152,596 and, pursuant to the terms of such transaction, Mr. Gudonis exchanged 26,583 shares of Series A-1 Preferred Stock for 26,583 shares of Series B-1 Preferred Stock.

Between July and September 2014, we sold an aggregate of 20,255 shares of our Series B-1 Preferred Stock to Stephen Kelly for gross cash proceeds equal to $100,000 and, pursuant to the terms of such transaction, Mr. Kelly exchanged 26,583 shares of Series A-1 Preferred Stock for 26,583 shares of Series B-1 Preferred Stock.

Between July and September 2014, we sold an aggregate of 9,646 shares of our Series B-1 Preferred Stock to Thomas Kirk for gross cash proceeds equal to $47,624 and, pursuant to the terms of such transaction, Dr. Kirk exchanged 12,660 shares of Series A-1 Preferred Stock for 12,660 shares of Series B-1 Preferred Stock.

Between July 2014 and February 2015, we sold an aggregate of 5,885 shares of our Series B-1 Preferred Stock to Jonathan Naft for gross cash proceeds equal to $29,069 and, pursuant to the terms of such transaction, Mr. Naft exchanged 5,064 shares of Series A-1 Preferred Stock for 5,064 shares of Series B-1 Preferred Stock.

Between July 2014 and February 2015, we sold an aggregate 303,831 shares of our Series B-1 Preferred Stock to MGC Venture Partners 2013, L.P. for gross cash proceeds equal to $1,500,000 and, pursuant to the terms of such transaction, MGC Venture Partners 2013, L.P. exchanged 162,043 shares of Series A-1 Preferred Stock for 162,043 shares of Series B-1 Preferred Stock. Following this transaction, MGC Venture Partners 2013, L.P. beneficially owned more than 5% of our outstanding capital stock.

Between July 2014 and February 2015, we sold an aggregate 154,544 shares of our Series B-1 Preferred Stock to James Attwood Jr. for gross cash proceeds equal to $762,979 and, pursuant to the terms of such transaction, Mr. Attwood exchanged 59,583 shares of Series A-1 Preferred Stock for 59,583 shares of Series B-1 Preferred Stock. Following this transaction, Mr. Attwood beneficially owned more than 5% of our outstanding capital stock.

Between July 2014 and February 2015, we sold an aggregate 154,544 shares of our Series B-1 Preferred Stock to Pelmea, L.P. for gross cash proceeds equal to $762,979 and, pursuant to the terms of such transaction, Pelmea L.P. exchanged 69,225 shares of Series A-1 Preferred Stock for 69,225 shares of Series B-1 Preferred Stock. Following this transaction, Pelmea, L.P. beneficially owned more than 5% of our outstanding capital stock.

On June 9, 2017, the Series B-1 Preferred Stock converted into 1,662,104 shares of common stock. We have no ongoing obligations under the Series B-1 Preferred Stock Purchase Agreement.

Convertible Promissory Notes

In December 2015, Paul Gudonis purchased for cash $100,000 of our Convertible Notes 2015 which he exchanged, along with all the other holders of these notes, for Convertible Notes 2016 in December 2016. On June 9, 2017, the Convertible Notes plus accrued interest of $11,705 for Mr. Gudonis converted into 21,564 shares of common stock.

In December 2015, James Attwood Jr. purchased for cash $125,000 of our Convertible Notes 2015 which he exchanged, along with all the other holders of these notes, for Convertible Notes 2016 in December 2016. On June 9, 2017, the Convertible Notes plus accrued interest of $14,632 for Mr. Attwood converted into 26,955 shares of common, stock.

In December 2015, Joe Cook Jr., an affiliate of MGC Venture Partners 2013, L.P., purchased for cash $100,000 of our Convertible Notes 2015 which he exchanged, along with all the other holders of these notes, for Convertible Notes 2016 in December 2016. On June 9, 2017, the Convertible Notes plus accrued interest of $11,576 for Mr. Cook converted into 21,539 shares of common stock.

In June 2016, MGC Venture Partners 2013, L.P. purchased for cash $150,000 of our Convertible Notes 2016. On June 9, 2017, the Convertible Notes plus accrued interest of $11,333 for MGC Venture Partners 2013, L.P. converted into 31,165 shares of common stock.

In June 2016, Joe Cook Jr. purchased for cash $50,000 of our Convertible Notes 2016. On June 9, 2017, the Convertible Notes plus accrued interest of $2,777 for Mr. Cook converted into 10,188 shares of common stock. Based on information provided by MGC Venture Partners 2013, L.P., Joseph Cook, Jr., has the ability to vote and dispose of the shares by majority vote.

In September 2016, Thomas Kirk purchased for cash $80,000 of our Convertible Notes 2016. On June 9, 2017, the Convertible Notes plus accrued interest of $4,444 for Mr. Kirk converted into 16,302 shares of common stock.

In October 2016, Steve Sanghi purchased for cash $1,000,000 of our Convertible Notes 2016. On June 9, 2017, the Convertible Notes plus accrued interest of $52,968 for Mr. Sanghi converted into 203,275 shares of common stock.

Agreements with Stockholders

In connection with our Series B-1 preferred stock financing, we entered into shareholder agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of our preferred stock and certain holders of our common stock. These stockholder agreements terminated upon the closing of our initial public offering in June 2017, except for the registration rights granted under our investors’ rights agreement, as more fully described in “Description of Securities — Registration rights.”

Indemnification Agreements

In connection with our initial public offering, we entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Participation in our Initial Public Offering and Concurrent Private Placement

Certain of our officers, directors and 5% stockholders purchased an aggregate of 296,383 shares of our common stock in our initial public offering and the concurrent private placement, as described below.

		Private Placement (2017)		Initial Public Offering
Name of Beneficial Owner	Subject to Lock Up	Aggregate Purchase Price	Number of Shares	Aggregate Purchase Price	Number of Shares
Paul R. Gudonis	Yes	$—	—	$105,000	14,000
Jonathan Naft	Yes	52,500	10,000	—	—
Thomas F. Kirk	Yes	105,000	20,000	—	—
Steve Sanghi	Yes	500,000	95,238	—	—
James Atwood, Jr.	Yes	250,005	47,620	—	—
Pelmea LP	Yes	250,000	47,619	—	—
MGC Venture Partners 2013, L.P.	Yes	100,002	19,048	—	—
Byron Smith	No	75,002	14,286	—	—
Joe Cook III	No	75,002	14,286	—	—
Steve Singleton	No	75,002	14,286	—	—

In November 2017, the selling agent in our initial public offering released all lockup restrictions with respect to shares of our common stock, including those held by the holders described in the table above.

Revolving Line of Credit

On June 8, 2017, we entered into an agreement with Paul R. Gudonis, our President, Chief Executive Officer and Director, pursuant to which Mr. Gudonis committed to establish an up to $1,000,000 revolving line of credit for our company. This commitment is subject to the preparation, execution and delivery of definitive loan documentation in customary form. See “Management Discussion and Analysis of Financial Condition and Results of Operations — Revolving Line of Credit.”

Participation in this Offering

Certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, have agreed to purchase an aggregate of $684,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price.

PRINCIPAL SHAREHOLDERS

The following table sets forth the total number and percentage of our shares of common stock that were beneficially owned on September 30, 2017 by: (1) each holder of more than 5% of our common stock; (2) each director; (3) each named executive officer; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of September 30, 2017. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, the applicable percentage ownership is based on 6,108,340 shares of common stock outstanding as of September 30, 2017, including any shares that such person or persons has the right to acquire within 60 days of September 30, 2017 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, have agreed to purchase an aggregate of $684,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price.  The table below does not give effect to the purchases by such stockholder in this offering.

Unless otherwise indicated, the business address of each person listed is c/o Myomo, Inc., One Broadway, 14th Floor, Cambridge Massachusetts 02142.

	Shares of Common Stock Beneficially Owned Before the Offering			Shares of Common Stock Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number		Percent	Number	Percent
Paul R. Gudonis	465,049	(1)	7.6%	465,049	6.1%
Jonathan Naft	98,928	(2)	1.6%	98,928	1.3%
Davie Mendelsohn	28,539	(3)	*	28,539	*
Thomas A. Crowley, Jr.	19,948	(4)	*	19,948	*
Thomas F. Kirk	122,217	(5)	2.0%	122,217	1.6%
Amy Knapp	6,250	(6)	* %	6,250	*
Steve Sanghi	553,389	(7)	8.7%	553,389	7.0%
Executive officers and directors as a group (8 persons)	1,348,699	(8)	21.65%	1,348,699	16.8%
Beneficial Owners of 5% of our Common Stock:					27.6%
MGC Venture Partners 2013, L.P. 3835 Cleghorn Avenue, Suite 300 Nashville, TN 37215	720,336	(9)	11.8%	720,336	8.9%
Steve Kelly	465,611	(10)	7.6%	465,611	6.1%
James Attwood Jr.	418,792	(11)	6.8%	418,792	5.5%
Pelmea LP 121 Columbia Street Cambridge, MA 02139	388,230	(12)	6.3%	388,230	5.1%

____________

*       Denotes less than 1%

(1)      Consists of (i) 434,107 shares of common stock, (ii) 12,630 shares of common stock issuable upon the exercise of stock options, and (iii) 18,312 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated note. This amount does not include 14,453 shares of common stock issuable upon the exercise of stock options, which are not exercisable within sixty days of September 30, 2017.

(2)      Consists of (i) 74,114 shares of common stock, (ii) 14,814 shares of common stock issuable upon the exercise of stock options, and (iii) 10,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement.

(3)      Consists of (i) 17,705 shares of common stock, and (ii) 10,834 shares of common stock issuable upon the exercise of stock options. This amount does not include 521 shares of common stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of September 30, 2017.

(4)      Consists of 19,948 shares of common stock issuable upon the exercise of stock options. This amount does not include 2,734 shares of common stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of September 30, 2017.

(5)      Consists of (i) 81,650 shares of common stock, (ii) 8,203 shares of common stock issuable upon the exercise of stock options, (iii) 12,364 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (iv) 20,000 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement. This amount does not include 2,734 shares of common stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of September 30, 2017.

(6)      Consists of 6,250 shares of common stock issuable upon the exercise of stock options. This amount does not include 3,125 shares of common stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of September 30, 2017.

(7)      Consists of (i) 298,513 shares of common stock, (ii) 5,079 shares of common stock issuable upon the exercise of stock options, (iii) 154,559 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (iv) 95,238 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement. This amount does not include 4,296 shares of common stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of September 30, 2017.

(8)      Consists of (i) 931,891 shares of common stock, (ii) 98,608 shares of common stock issuable upon the exercise of stock options, (iii) 192,962 shares of Common Stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (iv) 125,238 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement. This amount does not include 85,988 shares of common stock issuable upon the exercise of stock options, which are not currently exercisable within sixty days of September 30, 2017.

(9)      Consists of (i) 678,105 shares of common stock (ii) 23,183 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (iii) 19,048 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement. Based on information provided by MGC Venture Partners 2013, L.P., Byron Smith, Joseph Cook, Jr., Joseph Cook, III and Steven Singleton have the ability to vote and dispose of the shares by majority vote.

(10)      Consists of (i) 462,020 shares of common stock, (ii) 3,591 shares of common stock issuable upon exercise of warrants which such amount is the greatest amount of shares that may be issued pursuant to the warrant. Steve Kelly transferred ownership in 50,003 shares to various family members, and disclaims beneficial ownership to these shares.

(11)      Consists of (i) 348,282 shares of common stock, (ii) 22,890 shares of common stock issuable upon the exercise of warrants issued in conjunction with a subordinated convertible note, and (iii) 47,620 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement.

(12)      Consists of (i) 340,611 shares of common stock, and (ii) 47,619 shares of common stock issuable upon the exercise of warrants issued in conjunction with the private placement. Based on information provided by Pelmea, L.P., Norm Benford and Meredith Clark Shachoy have the ability to vote and dispose of the shares.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 25,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

As of September 30, 2017, we had 6,108,340 shares of common stock outstanding held by 183 stockholders of record. In addition, 1,427,493 shares of common stock were reserved for issuance in connection with the exercise of warrants and an aggregate of 250,160 shares of common stock were reserved for issuance upon the exercise of stock options under our equity incentive plans. Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of common stock.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

Warrants to be Issued in this Offering

Each full warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $2.95 per whole share of common stock. The warrants will be exercisable during the period commencing on the date of their issuance and ending five years thereafter, the expiration date of the warrants.

The warrants may be exercised by delivering to us a written notice of election to exercise the warrant, appropriately completed, duly signed and delivered, and delivering to us cash payment of the exercise price, if applicable. Upon delivery of the written notice of election to exercise the warrant, appropriately completed and duly signed, and cash payment of the exercise price, if applicable, on and subject to the terms and conditions of the warrant, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of common stock to which the holder is entitled, which shares may be delivered in book-entry form. If a warrant is exercised for fewer than all of the shares of common stock for which such warrant may be exercised, then upon request of the holder and surrender of such warrant, we shall issue a new warrant exercisable for the remaining number of shares of common stock.

If, and only if, a registration statement relating to the issuance of the shares underlying the warrants is not then effective or available, a holder of warrants may exercise the warrants on a cashless basis, where the holder receives the net value of the warrant in shares of common stock. However, if an effective registration statement is available for the issuance of the shares underlying the warrants, a holder may only exercise the warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and thus the shares of common stock issued upon such cashless exercise would take on the characteristics of the warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the warrants.

If we fail to timely deliver shares of common stock pursuant to any warrant exercise, and such exercising holder elects to purchase shares of common stock (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of common stock for which such warrant was exercised, then we will be required to deliver, for each day of delay, an amount in cash equal to 1% of the product of (i) the aggregate number of shares of common stock not issued to the holder on a timely basis and (ii) the closing sale price of the common stock on the trading day immediately preceding the last possible date (generally two days after the exercise date) on which we could have issued such shares of common stock to the holder. In addition, if we fail to register such shares on our share register or credit the holder’s account with the Depositary Trust Company for the number of shares of common stock to which the holder is entitled upon exercise, if the holder purchases shares of common stock to deliver in satisfaction of a sale by the holder of shares of common stock that it anticipated receiving from us, then we are required to deliver to the holder, at the holder’s discretion, either (A) an amount in cash equal the full purchase price paid by the holder to acquire such alternative shares or (B) (x) the shares of common stock for which the warrant was exercised and (y) an amount in cash equal to the excess (if any) by which the price paid for the alternative shares exceeds the lowest closing sale price of the common stock during the period beginning on the exercise date and ending on the date such shares are delivered.

If, at any time while the warrants are outstanding, we, directly or indirectly, (1) effect any merger or consolidation with or into another person, (2) effect any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (3) complete any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and which has been accepted by the holders of 50% or more of the outstanding common stock, (4) effect any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (5) in one or more related transactions consummate a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of common stock (each, a “Fundamental Transaction”), then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant. Notwithstanding the foregoing, in the event of a Fundamental Transaction (other than a Fundamental Transaction that was not approved by our board of directors), we or any successor entity shall pay at the holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of the remaining unexercised portion of the warrant as determined in accordance with the Black Scholes option pricing model.  Any successor to us or surviving entity shall assume the obligations under the warrant.

The exercise price and the number and type of securities purchasable upon exercise of the warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits and certain other events. The warrants contain full ratchet anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the warrants, with certain exceptions. The terms of the warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

If, at any time while the warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (in each case, a “Distribution”), then each holder of a warrant shall be entitled to acquire, with respect to the shares of common stock issuable upon exercise of such warrant, the Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the warrant immediately prior to the record date for such Distributed Property.

So long as any of the warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of common stock equal to at least 125% of the maximum number of shares of common stock issuable upon the exercise of all of the warrants then outstanding. If we fail to maintain such a number of authorized and unreserved shares of common stock, we must take all necessary action to increase our authorized shares of common stock to an amount sufficient to allow the immediate exercise of the warrants then outstanding, in accordance with the requirements of our amended and restated certificate of incorporation, bylaws and applicable law, including holding a meeting of our stockholders in order to approve an increase in the number of authorized shares of our common stock within 60 days after such failure. In the event we are prohibited from issuing shares of common stock upon exercise of the warrant due to the failure to have sufficient shares of common stock reserved for such issuance, we are required to make the cash payments described in the warrant in exchange for the cancellation of such portion of the warrant exercisable for the shares that we are unable to deliver.

No fractional shares will be issued upon exercise of the warrants. Except as set forth in the respective warrants, the warrants do not confer upon holders any voting or other rights as stockholders of our company.

A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock after exercise. Subject to our consent, not to be unreasonably withheld, the holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us.

Underwriter’s Warrant

We have agreed to issue to the underwriter in this offering warrants to purchase a number our shares of common stock equal to an aggregate of 1% of the shares of common stock and the shares of common stock underlying the warrants sold in this offering. See “Underwriting — Underwriter’s Warrants.”

Upon the closing of this offering, the following shares will be issuable upon the exercise of warrants:

•         1,427,493 shares issuable upon the exercise of warrants, with a weighted-average exercise price of $6.89 per share; the holders of the warrants to purchase 1,356,565 shares of common stock issued in connection with our IPO may be forced to fully exercise these warrants if, after one year following the issuance of such warrants, we are listed on a national securities exchange and certain other conditions occur, as more fully described in the private placement warrants;

•         4,175,000 shares issuable upon exercise of the warrants that we issue in this offering accompanying the shares of common stock sold in this offering, with an exercise price of $2.95 per whole share of common stock; and

•         83,500 shares issuable upon exercise of warrants that we issue to the underwriter in this offering, with an exercise price per share equal to the combined public offering price per share of common stock and related warrant in this offering.

Registration rights

The holders of our common stock, including shares issued upon the conversion of our convertible preferred stock and warrants or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of the Investor Rights Agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand registration rights

The holders of 2,622,187 shares of our common stock, or their permitted transferees, are entitled to demand registration rights. Under the terms of the Investor Rights Agreement, we will be required, upon the written request of holders of a majority of the then-outstanding shares of Registrable Securities, as such term is defined in the Investor Rights Agreement, requesting registration of Registrable Securities having an anticipated net aggregate offering price of at least $10 million, to effect the registration of such shares for public resale. We are required to effect only two registrations pursuant to this provision of the Investor Rights Agreement. A demand for registration may not be made until 180 days after the closing of our IPO.

Form S-3 registration rights

If at any time we become entitled under the Securities Act to register our shares on Form S-3 and the holders of at least 20% of the then-outstanding Registrable Securities request in writing that we register their shares for public resale on Form S-3 with an aggregate price to the public of the shares to be registered, net of underwriting discounts and commissions, of at least $2.5 million, we will be required to effect such registration; provided, however, that if our board of directors determines, in good faith, that such registration would be materially interfere with a significant acquisition, corporate reorganization or similar transaction, require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or render us unable to comply with the requirements under the Securities Act or the Exchange Act, we may defer the registration for up to 90 days. We are only obligated to effect up to two registrations on Form S-3 within any twelve month period.

Piggyback registration rights

The holders of up to 2,622,187 shares of our common stock or their permitted transferees are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriter believes that including these shares would adversely affect the offering. In addition, the holders of 33,275 shares underlying the selling agent warrant that we issued in connection with our IPO are entitled to piggyback registration rights in the event that we do not maintain an effective registration statement for the shares underlying such warrant. The holders of 557,216 shares underlying the private placement warrants that we issued in connection with our IPO are entitled to piggyback registration rights in the event that we propose to register any of our common stock, other than on Form S-4 or S-8.

Indemnification

Our Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Termination of registration rights

The registration rights granted under the Investor Rights Agreement will terminate on the fifth anniversary of the closing of our IPO or, as to any holder of Registrable Securities, such earlier time at which such holder can sell all shares held by it in compliance with Rule 144.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation and our bylaws provide that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our amended and restated certificate of incorporation and our bylaws will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors. We currently have five members on our board of directors.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Appointment and Removal of Directors

These provisions restricting the size of the board will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our amended and restated certificate of incorporation and our bylaws provide that no member of our board of directors may be removed from office by our stockholders with or without cause, at any time, in addition to any other vote required by law, only upon the approval of not less than a majority of the total voting power of all of our outstanding voting stock.

Advance Notice Procedures

Our amended and restated certificate of incorporation and our bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amendment of Charter Provisions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. A majority vote of our board of directors or the affirmative vote of holders of at least 75% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 66 2/3% of the total votes of our outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter or repeal, or to adopt any provisions inconsistent with any of the provisions in our amended and restated certificate of incorporation relating to amendments to our certificate of incorporation and bylaws, and as described under “Appointment and removal of directors” and “Classified board” above. This requirement of a supermajority vote to approve amendments to our bylaws and Certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

The provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SHARES ELIGIBLE FOR FUTURE SALE

After this offering, we will have outstanding 10,283,340 shares of our common stock, based on the number of shares outstanding as of September 30, 2017 assuming no exercise of warrants or options to purchase additional shares and no exercise of options. This also includes 4,175,000 shares that we are selling in this offering, which shares may be resold in the public market immediately following our offering and assumes no additional exercise of outstanding options and warrants.

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. Sales of our common stock in the public market, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

All of the shares sold in this offering will be freely tradable. The shares sold in our initial public offering, excluding any portion of such shares purchased by certain of our existing principal stockholders, are also freely tradable. The remaining shares of common stock outstanding after this offering are restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701 under the Securities Act. “Restricted securities” as defined under Rule 144 of the Securities Act were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•         1% of the number of shares of our common stock then outstanding; or

•         the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our officers, directors, and certain of our stockholders have agreed with the underwriter in this offering, subject to certain exceptions, that, without the prior written consent of the underwriter, we and they will not, directly or indirectly, during the period ending 90 days after the date of this prospectus.

•         offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the common stock or any securities convertible into or exchangeable or exercisable for the common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or

•         enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of the common stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options, and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Registration Rights

The holders of 2,622,187 shares of our common stock issued or issuable (as calculated as of September 30, 2017) are entitled to specified rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. See the section of this prospectus titled “Description of Securities — Registration rights” for additional information.

Registration Statement on Form S-8

As of September 30, 2017, options to purchase a total of 250,160 shares of common stock pursuant to our 2004 Plan, 2014 Plan and our 2016 Plan were outstanding, of which options to purchase 124,863 shares were exercisable. We intend to file a registration statement on Form S-8 under the Securities Act to register shares that may be issued pursuant to our 2004 Plan, 2014 Plan and 2016 Plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements and market standoff agreements. For a description of our equity incentive plans, see “Executive compensation — Employee benefits plans.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of common stock and warrants. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service, or the IRS, might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of common stock or warrants could differ from those described below.

This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

•         a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;

•         a bank, financial institution or insurance company;

•         a regulated investment company, a real estate investment trust or grantor trust;

•         a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;

•         a person holding the common stock or warrants as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell common stock or warrants under the constructive sale provisions of the Code;

•         a trader in securities that has elected the mark-to-market method of tax accounting for securities;

•         an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;

•         a person who is a partner or investor in a partnership or other pass-through entity that holds the common stock or warrants;

•         a U.S. person whose “functional currency” is not the U.S. dollar;

•         a controlled foreign corporation or passive foreign investment company;

•         a qualified foreign pension fund or an entity that is wholly owned by one or more qualified foreign pension funds; or

•         a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a warrant or a share of common stock that is, for U.S. federal income tax purposes:

•         an individual who is a citizen or resident of the United States;

•         a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•         a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock or a warrant that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from a warrant or share of common stock.

If a partnership holds shares of common stock or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of common stock or warrants or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of the warrants or shares of common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock or warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock and Warrants

Investment Unit

The common stock and warrants should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and one warrant to acquire one share of our common stock. For U.S. federal income tax purposes, the purchase price paid for each investment unit will be allocated between the shares of common stock and the warrants based on their respective relative fair market values. This allocation will be based upon our determination of the relative values of the warrants and of our common stock, which we will complete following the closing of the offering. While uncertain, the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that this allocation is binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the tax year that includes your acquisition date of the unit that your allocation of the purchase price is different than our allocation. This allocation is not binding, however, on the IRS or the courts. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a unit, and the allocation of the purchase price paid for a unit.

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its common stock and then as gain from the sale or exchange of the common stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual.

Distributions to U.S. holders that are corporate shareholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock or Warrants

A U.S. holder of common stock or warrants will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock or warrants in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the common stock or warrants sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock or warrants. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the common stock or warrants are held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Exercise or Lapse of Warrants

Except as discussed below with respect to a cashless exercise of a warrant, upon the exercise of a warrant for common stock, a U.S. holder generally will not recognize gain or loss and will have a tax basis in the common stock received upon exercise equal to the U.S. holder’s tax basis in the warrant, plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long-term capital loss if the warrant has been held for more than one year as of the date the warrant lapsed. The deductibility of capital losses is subject to certain limitations.

The tax treatment of a cashless exercise of a warrant (i.e., where a portion of the holder’s warrants are surrendered (the “Surrendered Warrants”) as the exercise price for other warrants to be exercised (the “Exercised Warrants”) as described above under “Description of Securities – Warrants – Warrants to be Issued in this Offering”) is uncertain. Although the matter is not free from doubt, a cashless exercise should be treated as a tax-free transaction in which a holder’s tax basis in the common stock received should equal the sum of the U.S. holder’s tax basis in the Surrendered Warrants and the Exercised Warrants. It is also possible, however, that a cashless exercise could be treated as a taxable transaction, and a U.S. holder could recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and such U.S. holder’s tax basis in the Surrendered Warrants. In this case, a U.S. holder’s tax basis in the common stock received should equal the sum of the exercise price deemed paid and the U.S. holder’s tax basis in the warrants exercised.

The holding period for common stock acquired in a cashless exercise will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for a share of common stock acquired in a cashless exercise would include the holding period of the Surrendered Warrants and Exercised Warrants if the cashless exercise is treated as a tax-free transaction. The holding period for a share of common stock acquired in a cashless exercise would begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange or treated similarly to a cash exercise (even if otherwise a tax-free transaction). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Certain Adjustments to Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of common stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock and Warrants

Investment Unit

The common stock and warrants should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and one warrant to acquire one share of our common stock. For U.S. federal income tax purposes, the purchase price paid for each unit will be allocated between the shares of common stock and the warrants based on their respective relative fair market values.

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock (including a distribution we are deemed to make as described below under “Certain Adjustments to Warrants”), however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “— Sale of Common Stock or Warrants.” Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing to us or our paying agent an applicable IRS Form W-8 (which generally remains valid for three years, after which time a new properly completed and executed form must be provided to us or our paying agent). If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends (including any dividends deemed to be received by you as described below under “Certain Adjustments to Warrants”) received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, or, if an income tax treaty between the United States and the non-U.S. holder’s country of residence applies, are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, as defined under the Code, net of certain deductions and credits, subject to any applicable income tax treaty providing otherwise. In addition to the graduated tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Sale of Common Stock or Warrants

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of common stock unless:

•         the gain (1) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (2) if an income tax treaty between the United States and the non-U.S. holder’s country of residence applies, the gain is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, in which case the special rules described below apply;

•         the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met, in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U. S. source capital losses, even though the individual is not considered a resident of the United States; or

•         if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC.

We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we are or become a USRPHC, as long as our common stock is regularly traded on an established securities market, then only a non-U.S. holder that actually or constructively owns (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our outstanding common stock will be subject to U.S. federal income tax on the disposition of our common stock.

Any gain described in the first bullet point above will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

Exercise or Lapse of Warrants

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gains realized on the exercise of a warrant except as described above under “Sale of Common Stock or Warrants”. Except as discussed below with respect to a cashless exercise of a warrant, upon the exercise of a warrant, a non-U.S. holder generally will not recognize gain or loss upon exercise of a warrant.

The tax treatment of a cashless exercise of a warrant (i.e., where a portion of the holder’s warrants are surrendered (the “Surrendered Warrants”) as the exercise price for other warrants to be exercised (the “Exercised Warrants”) as described above under “Description of Securities – Warrants – Warrants to be Issued in this Offering”) is uncertain. Although the matter is not free from doubt, a cashless exercise should be treated as a tax-free transaction in which a holder’s tax basis in the common stock received should equal the sum of the non-U.S. holder’s tax basis in the Surrendered Warrants and the Exercised Warrants. It is also possible, however, that a cashless exercise could be treated as a taxable transaction, and a non-U.S. holder could recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and such non-U.S. holder’s tax basis in the Surrendered Warrants. In this case, a non-U.S. holder’s tax basis in the common stock received should equal the sum of the exercise price deemed paid and the non-U.S. holder’s tax basis in the warrants exercised.

The holding period for common stock acquired in a cashless exercise will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for a share of common stock acquired in a cashless exercise would include the holding period of the Surrendered Warrants and Exercised Warrants if the cashless exercise is treated as a tax-free transaction. The holding period for a share of common stock acquired in a cashless exercise would begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange or treated similarly to a cash exercise (even if otherwise a tax-free transaction). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Certain Adjustments to Warrants

Under Section 305 of the Code, an adjustment to the number of ordinary shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a non-U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Dividends on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock or warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding on Foreign Accounts

Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder (“FATCA”) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of dividends (including deemed dividends on warrants) on our common stock and the gross proceeds of dispositions of our common stock or warrants, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. These withholding rules generally apply to payments of dividends on common stock, and to payments of gross proceeds from a sale or other disposition our common stock or warrants made on or after January 1, 2019. You should consult your tax advisor regarding the application of FATCA.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or warrants, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, acting as the sole underwriter, with respect to the shares of common stock and warrants subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of shares of common stock and warrants provided below opposite its name.

Underwriter	Number of Shares	Number of Warrants
Roth Capital Partners, LLC	4,175,000	4,175,000

Total	4,175,000	4,175,000

The underwriter is offering the shares of common stock and warrants subject to its acceptance of the shares of common stock and warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock and warrants offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock and warrants if any such shares and warrants are taken. However, the underwriter is not required to take or pay for the shares of common stock and warrants covered by the underwriter’s over-allotment option described below.

Certain of our existing stockholders, including certain of our executive officers and directors or their affiliates, have agreed to purchase an aggregate of $684,000 of shares of our common stock and accompanying warrants in this offering at the combined public offering price.

Over-Allotment Option

We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 626,250 additional shares of common stock at a purchase price of $2.2466 per share and/or additional warrants to purchase up to 626,250 shares of common stock at a purchase price of $0.0094 per warrant, to cover over-allotments, if any, of the shares and accompanying warrants offered by this prospectus. If the underwriter exercises this option, the underwriter will be obligated, subject to certain conditions, to purchase such number of additional shares and/or warrants.

Discount, Commissions and Expenses

The underwriter has advised us that it proposes to offer the shares of common stock and warrants to the public at the combined public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.072 per share and related warrant. After this offering, the public offering price and concession to dealers may be changed by the underwriter. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock and warrants are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discount payable to the underwriter by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares of common stock and warrants.

	Per Share and Related Warrant[1]	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Combined Public offering price	$2.40	$10,020,000	$11,523,000
Underwriting discount	$0.144	$601,200	$691,380

____________

1         Does not include the warrants to purchase shares of common stock equal to 1% of the number of shares of common stock and the number of shares of common stock underlying the warrants sold in the offering to be issued to the underwriter at the closing or the expense reimbursement provisions described below.

We have agreed to reimburse the underwriter for certain out-of-pocket expenses, including the fees and disbursements of its counsel, up to an aggregate of $75,000. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $350,000.

If we decide to pursue another public offering of our equity or equity-linked securities (including, without limitation, convertible debt), at any time within twelve months of the date of this prospectus, we are obligated to negotiate with the underwriter in good faith a separate engagement with the underwriter to act as the lead placement agent or underwriter and book runner, as applicable, for such offering, under a separate agreement containing terms and conditions customary for the placement agent and mutually agreed upon by us and the underwriter.

Underwriter’s Warrants

We have also agreed to issue to the underwriter warrants to purchase a number of our shares of common stock equal to an aggregate of 1% of the shares of common stock and the shares of common stock underlying the warrants sold in this offering. The warrants will have an exercise price per share equal to the combined public offering price per share of common stock and related warrant in this offering of $2.40 and may be exercised on a cashless basis in certain circumstances specified in the warrants. The warrants are not redeemable by us, become exercisable six months from the date of issuance and will expire three years from the date of issuance. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other fundamental transaction. The warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriter warrants nor any shares of our common stock issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, except the transfer of any security:

•         by operation of law or by reason of reorganization of the Company;

•         to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•         if the aggregate amount of securities of the Company held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•         that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•         the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriter warrants may not contain certain terms.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers, directors and certain of our stockholders have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•         Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•         Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•         Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•         Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter makes any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing and Transfer Agent

Our common stock is listed on the NYSE American and trades under the symbol “MYO.” The transfer agent of our common stock is VStock Transfer, LLC. We do not plan on making an application to list the warrants on the NYSE American, any national securities exchange or other nationally recognized trading system. VStock Transfer, LLC will act as the registrar and transfer agent for the warrants.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. In the course of its businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)      to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)      to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)      by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)      in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented, warranted and agreed that:

(a)      it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)      it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•         to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•         to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•         in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares of common stock and the warrants offered hereby are “securities.”

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Lowenstein Sandler LLP, New York, New York is acting as counsel to the underwriter.

EXPERTS

Our financial statements appearing elsewhere in this prospectus have been included herein in reliance upon the report, which includes an explanatory paragraph as to our ability to continue as a going concern, of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Marcum LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers shares of common stock and warrants to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed as part of the registration statement. For further information about us and the common stock and warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are subject to the reporting and information requirements of the Exchange Act and as a result, we file periodic reports, proxy statements, and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Myomo, Inc.

As of and for the Years Ended December 31, 2016 and 2015
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets at December 31, 2016 and 2015	F-3
Statements of Operations for the years ended December 31, 2016 and 2015	F-4
Statements of Changes in Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency for the years ended December 31, 2016 and 2015	F-5
Statements of Cash Flows for the years ended December 31, 2016 and 2015	F-6
Notes to Financial Statements for the years ended December 31, 2016 and 2015	F-7

As of September 30, 2017 and for the Three and Nine Months Ended September 30, 2017 and 2016
Condensed Balance Sheets at September 30, 2017 (unaudited) and December 31, 2016	F-30
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2017 and 2016	F-31
Unaudited Condensed Statements of Changes in Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency for the nine months ended September 30, 2017	F-32
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2017 and 2016	F-33
Notes to Condensed Unaudited Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders

of Myomo, Inc.

We have audited the accompanying balance sheets of Myomo, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in redeemable and convertible preferred stock and stockholders’ deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Myomo, Inc., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company has reported recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP
New York, New York
March 27, 2017

MYOMO, INC.

BALANCE SHEETS

December 31,	2016	2015
	(revised)
ASSETS
Current Assets:
Cash	$797,174	$1,042,618
Accounts receivable	114,506	115,642
Inventories	82,435	98,023
Prepaid expenses and other	152,337	113,876
Total Current Assets	1,146,452	1,370,159

Restricted cash	52,000	—
Inventories, non-current	—	105,000
Deferred offering costs	438,237	6,276
Equipment, net	21,563	27,429

Total Assets	$1,658,252	$1,508,864

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Notes payable, shareholder	$876,458	$147,650
Notes payable, MLSC, current	1,193,984	—
Convertible promissory notes, net of debt discount	—	325,000
Convertible promissory notes, related party	—	100,000
Accounts payable and other accrued expenses	714,010	349,845
Accrued interest	149,580	—
Deferred revenue	67,263	22,725
Total Current Liabilities	3,001,295	945,220

Notes payable, MLSC, net of debt discount	—	747,671
Notes payable, shareholder	—	728,808
Convertible promissory notes, net of debt discount	2,204,235	—
Convertible promissory notes, related party	1,180,000	—
Accrued interest	130,937	425,326
Total Liabilities	6,516,467	2,847,025

Redeemable and Convertible Preferred Stock:
Series B-1 convertible preferred stock par value $0.0001 per share; 1,862,500 shares authorized; 1,662,104 shares issued and outstanding as of December 31, 2016 and 2015. (liquidation preference of $9,701,313 and $9,043,020) at December 31, 2016 and 2015, respectively)	8,174,693	8,162,406
Series A-1 convertible preferred stock par value $0.0001 per share; 1,594,958 shares authorized; 960,083 shares issued and outstanding as of December 31, 2016, and 2015. (liquidation preference of $4,740,066 at December 31, 2016 and 2015)	4,497,548	4,401,095
Total Redeemable and Convertible Preferred Stock	12,672,241	12,563,501

Commitments and Contingencies	—	—

Stockholders’ Deficiency
Common stock par value $0.0001 per share 5,600,000 shares authorized; 1,124,888 and 1,000,432 shares issued and 1,124,080 and 999,624 shares outstanding as of December 31, 2016 and 2015, respectively.	112	100
Additional paid-in capital	5,351,204	5,362,988
Accumulated deficit	(22,875,308)	(19,258,286)
Treasury stock, at cost; 808 shares of common stock	(6,464)	(6,464)
Total Stockholders’ Deficiency	(17,530,456)	(13,901,662)
Total Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency	(4,858,215)	(1,338,161)

Total Liabilities, Redeemable and Convertible Preferred Stock and Stockholders’ Deficiency	$1,658,252	$1,508,864

MYOMO, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31,	2016	2015
Revenue	$1,103,277	$689,671

Cost of revenue	282,164	244,407

Gross margin	821,113	445,264

Operating expenses:
Research and development	1,120,951	869,130
Selling, general and administrative	2,975,164	3,109,637

	4,096,115	3,978,767

Loss from operations	(3,275,002)	(3,533,503)

Other expense
Interest expense	342,020	196,059
	342,020	196,059

Net loss	(3,617,022)	(3,729,562)
Deemed dividend – accreted preferred stock	(108,739)	(108,626)
Cumulative dividend to Series B-1 preferred stockholders	(658,293)	(643,979)
Net loss available to common stockholders	$(4,384,054)	$(4,482,167)

Weighted average number of common shares outstanding:
Basic and diluted	1,060,892	999,263

Net loss per share available to common stockholders:
Basic and diluted	$(4.13)	$(4.49)

The accompanying notes are an integral part of the financial statements.

MYOMO, INC.

STATEMENTS OF CHANGES IN REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIENCY
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	Redeemable and Convertible Preferred Stock						Additional				Total
	Series B-1		Series A-1		Common stock		paid-in	Accumulated	Treasury stock		Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Shares	Amount	Deficiency
Balance, January 1, 2015	1,331,626	$6,524,804	960,083	$4,304,642	999,166	$100	$5,417,752	$(15,528,724)	808	$(6,464)	$(10,117,336)

Issuance of Series B-1 preferred stock, net of issuance costs of $6,121	330,478	1,625,428									—

Issuance of common stock due to stock option exercises					458		17				17

Accretion of preferred stock		12,174		96,453			(108,626)				(108,626)

Stock-based compensation							53,845				53,845

Net loss								(3,729,562)			(3,729,562)

Balance, December 31, 2015	1,662,104	8,162,406	960,083	4,401,095	999,624	100	5,362,988	(19,258,286)	808	(6,464)	(13,901,662)

Issuance of common stock due to stock option exercises					124,456	12	2,861				2,873

Accretion of preferred stock		12,287		96,453			(108,739)				(108,739)

Stock-based compensation							94,094				94,094

Net loss								(3,617,022)			(3,617,022)

Balance, December 31, 2016	1,662,104	$8,174,693	960,083	$4,497,548	1,124,080	$112	$5,351,204	$(22,875,308)	808	$(6,464)	$(17,530,456)

The accompanying notes are an integral part of the financial statements.

MYOMO, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31,	2016	2015
Cash flows from operating activities:
Net loss	$(3,617,022)	$(3,729,562)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,731	5,307
Stock-based compensation	94,094	53,845
Amortization of debt discount	5,347	8,031
Changes in operating assets and liabilities:
Accounts receivable	1,136	115,989
Inventories	120,588	16,279
Prepaid expenses and other	(38,461)	50,887
Restricted cash	(52,000)	—
Deferred offering costs	(431,961)	(6,276)
Accounts payable and other accrued expenses	364,165	19,954
Accrued interest	299,175	187,082
Deferred revenue	44,538	(56,042)

Total adjustments	414,352	395,056

Net cash used in operating activities	(3,202,670)	(3,334,506)

Cash flows used in investing activities:
Acquisition of equipment	(1,865)	(27,944)

Net cash used in investing activities	(1,865)	(27,944)

Cash flows from financing activities:
Payments under note payable, bank	—	(69,960)
Proceeds from convertible promissory notes, net of issuance costs	2,956,218	425,000
Proceeds from issuance of preferred stock, net	—	1,625,428
Proceeds from issuance of common stock from the exercise of options	2,873	17

Net cash provided by financing activities	2,959,091	1,980,485

Net decrease in cash	(245,444)	(1,381,965)

Cash, beginning of year	1,042,618	2,424,583

Cash, end of year	$797,174	$1,042,618

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION
Cash paid during the period for interest	$37,619	$946

NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of accrued interest to principal	$443,984	$295,657

The accompanying notes are an integral part of the financial statements.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Business

Myomo Inc. (“Myomo” or the Company”) is a medical robotics company that develops, designs, and produces myoelectric orthotics for people with neuromuscular disorders. The MyoPro® myoelectric upper limb orthosis product is registered with the Food and Drug Administration as a Class II medical device. The Company sells the product to orthotics and prosthetics practices or clinics, as well as the Veteran Administration and other hospitals in the United States of America. The Company was incorporated in the State of Delaware on September 1, 2004 and is headquartered in Cambridge, Massachusetts.

Initial Public Offering under Regulation A

In March 2017, the Company filed an offering statement pursuant to Regulation A of the Securities Act of 1933 with the Securities and Exchange Commission. The Company’s offering was qualified on March 10, 2017. The Company is offering 2,000,000 shares of its common stock on a “best efforts” basis, at a price of $7.50 per share. At December 31, 2016, the Company had $438,000 of deferred offering costs, which will be offset against offering proceeds upon completion of the offering. There can be no assurance that the Company will be successful in completing this offering, or if completed, for the maximum amount of the offering.

Note 2 — Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of approximately $3.6 million and $3.7 million during the years ended December 31, 2016 and 2015, respectively, and has an accumulated deficit of approximately $22.9 million and $19.3 million at December 31, 2016 and 2015 respectively. Cash used in operating activities was approximately $3.2 million and $3.3 million for the years ended December 31, 2016 and 2015, respectively. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

Historically, the Company has financed its operations through equity and debt financing transactions and expects to continue incurring operating losses for the foreseeable future. The Company’s plans and expectations for the next 12 months include raising additional capital to help fund commercial operations, including product development, and to repay outstanding promissory notes. During the year-ended December 31, 2015, the Company established a plan to issue additional subordinated promissory notes bearing an interest rate of 8% per annum. As of December 31, 2016, the Company raised $3,402,000. Subsequent to December 31, 2016, the Company raised an additional $1,770, 000 through March 2017. As of December 31, 2016, $3,002,000 of the subordinated convertible promissory notes include an option for the Company to convert the notes to equity upon a public offering with aggregate proceeds of not less than $5 million. As of December 31, 2016, $400,000 of the subordinated convertible promissory notes have an option for the investors to convert to equity. Subsequent to December 31, 2016, these investors agreed to have their subordinated convertible promissory notes modified to also include a provision for the Company to convert the notes to equity upon a public offering.

Based upon the Company’s capital deficiency, outstanding debt (including the $1,770,000 raised after December 31, 2016 through the issuance of convertible promissory notes and forecasted continued operating losses, the Company expects that the cash it currently has available will fund our operations through July 2017. Thereafter, it will need to raise further capital, through the sale of additional equity or debt securities to support our future operations and to repay our debt (unless, if requested, the debt holders agree to convert their notes into equity or extend the maturity dates of their notes). The Company’s operating needs include costs to operate its business, including amounts required to fund working capital and capital expenditures.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 2 — Going Concern and Management’s Liquidity Plan (cont.)

The Company will need to raise additional capital to sustain its operations, pursue its product development initiatives and penetrate markets for the sale of its products. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. As discussed above, the Company filed a preliminary offering statement under Regulation A for an initial public offering. If the Company is unable to secure additional capital, it may be required to curtail its operations or delay the execution of its business plan.

Note 3 — Summary of Significant Accounting Policies

Reverse Stock Split

On December 20, 2016, the Company filed with the State of Delaware the Seventh Amended and Restated Certificate of Incorporation for a one-for sixteen reverse stock split of the Company’s outstanding common and preferred stock, and common stock equivalents. All share and per share information has been restated retroactively giving effect for the reverse stock split for all periods presented. There was no change to the reported net loss

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from those estimates. The Company’s significant estimates include the allowance for doubtful accounts, the valuation of its deferred tax asset, the fair value of its derivative liabilities and reserves for slow moving inventory.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2016 and 2015, the Company had no cash equivalents.

Accounts Receivable

The Company reports accounts receivable at invoiced amounts less an allowance for doubtful accounts. The Company evaluates its accounts receivable on a continuous basis, and if necessary, establishes an allowance for doubtful accounts based on a number of factors, including current credit conditions and customer payment history. The Company does not require collateral or accrue interest on accounts receivable and credit terms are generally 30 days. No allowance for doubtful accounts was necessary at December 31, 2016 and 2015.

Accounts receivable includes unbilled receivables of $68,900 at December 31, 2015. The unbilled amount represented amounts earned under federally-funded grants but not yet billed by the Company.

Inventories

Inventories are recorded at the lower of cost or market. Cost is determined using a specific identification method. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

The Company periodically analyzes anticipated product sales based on historical results, current backlog and marketing plans. Based on these analyses, the Company anticipates the amounts of product that will not be sold during the next twelve months. Inventories that are not anticipated to be sold in the next twelve months have been classified as non-current in the balance sheet.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Restricted Cash

At December 31, 2016, restricted cash consisted of cash deposited with a financial institution as collateral for Company credit cards for sales personnel.

Deferred Offering Costs

Deferred offering costs are comprised of direct incremental legal, accounting and financial advisor fees related relating to capital raising efforts. Deferred offering costs are offset against proceeds of an offering. In the event a capital raising effort is terminated, deferred offering costs will be expensed.

Equipment

Equipment is stated at historical cost, net of accumulated depreciation and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including equipment when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference. Based on its assessments, the Company did not record any impairment charges for the years ended December 31, 2016 and 2015.

Demonstration and Test Units

Demonstration units represent units provided to customers by the Company for marketing and patient evaluation purposes. These units are manufactured by the Company and are recorded at cost in the statements of operations as part of selling, marketing and general administrative expense. During the year ended December 31, 2016 and 2015 the Company charged to operations approximately $22,900 and $79,500, respectively of these units.

Test units represent units provided to research and development staff to use in their development process and to end users who are given free units to act as testers so that research and development staff can evaluate and understand their use by patients. A primary objective of these units is to determine when and under what conditions they fail, at which time they are analyzed for cause of failure and then scrapped. These units are recorded at cost in the statements of operations as part of research and development expense. During the year ended December 31, 2016 and 2015 the Company charged to operations approximately $48,000 and $58,000, respectively of these units.

Accounts Payable and Other Accrued Expenses:

	2016	2015
Trade payables	$311,085	$138,603
Accrual compensation and benefits	142,629	71,610
Accrued sales commissions	79,001	13,079
Accrued offering costs	77,326	—
Other	103,969	126,553
	$714,010	$349,845

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity under U.S. GAAP when determining the classification and measurement of its convertible preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the

Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as permanent equity.

The Company’s preferred shares feature certain redemption rights that are considered by the Company to be outside the Company’s control. Accordingly, the Series A-1 Convertible Preferred Stock and Series B-1 Convertible Preferred Stock is presented as temporary equity in the Company’s balance sheets.

As of the issuance date, the carrying amount of the Preferred Stock was less than the redemption value. If the Preferred Stock is redeemable at the investor’s option, the carrying value would be increased by periodic accretions so that the carrying value would equal the redemption amount at the earliest redemption date. Such accretion would be recorded as a preferred stock dividend.

Derivative Liabilities

In 2016 and 2015, the Company issued warrants for an undeterminable number of common stock shares. The Company determined that these warrants are derivative instruments pursuant to FASB ASC 815 “Derivatives and Hedging.” The accounting treatment of derivative financial instruments requires that the Company record the warrants as a liability at fair value and mark-to-market the instruments at fair values as of each subsequent balance sheet date. Any change in fair value is recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date. The fair value of the warrants was determined using the Binomial Lattice Model. The Company reassesses the classification at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification. As of December 31, 2016 and 2015, derivative liabilities were immaterial and were included as a component of accounts payable and other accrued expenses on the balance sheet.

Revenue Recognition

The Company derives revenue primarily from the sale of its products to orthotics and prosthetics practices, as well as Veteran Administration and other hospitals. The Company recognizes revenue upon shipment, provided that persuasive evidence of an arrangement exists, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable, and collectability is deemed probable.

The Company receives federally-funded grants that require the Company to perform research activities as specified in each respective grant. The Company is paid based on the fees stipulated in the respective grants which approximate the projected costs to be incurred by the Company to perform such activities. The Company’s grant revenue is recognized when persuasive evidence of the arrangement exists, the service has been provided and adherence to specific parameters of the awarded grant have been met, the amount is fixed and determinable and collection is reasonable assured. The Company recognized approximately $20,800 and $131,900 of grant income in 2016 and 2015, respectively. Direct costs related to these grants are reported as a component of research and development costs in the statements of operations except for reimbursable costs which are reported as a component of cost of revenue in the statements of operations. Cost of revenue includes reimbursable costs of approximately $10,100 and $66,000 in 2016 and 2015, respectively. Amounts received in advance are deferred.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Shipping and Handling Costs

Shipping and handling costs paid by customers are netted against the related shipping costs we incur. The net cost is recorded in cost of sales. Historically, such costs have not been material.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification ASC 740 Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Tax benefits claimed or expected to be claimed on a tax return are recorded in the Company’s financial statements. A tax benefit from an uncertain tax position is only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Uncertain tax positions have had no impact on the Company’s financial condition, results of operations or cash flows.

The Company files income tax returns in federal and state jurisdictions and is no longer subject to examinations by tax authorities for years prior to 2013. Currently, there are no income tax audits in process.

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Stock-based compensation expense of approximately $94,100 and $53,800 was recorded in selling, general and administrative expense in 2016 and 2015, respectively.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the years ended December 31, 2016 and 2015, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Potentially common shares issuable at December 31, 2016 and 2015 consist of:

	2016	2015
Options	246,344	272,494
Warrants	10,781	10,781
Series B-1 convertible preferred stock	1,662,104	1,662,104
Series A-1 convertible preferred stock	960,083	960,083
Total	2,879,312	2,905,462

Advertising

The Company charges the costs of advertising to operating expenses as incurred. Advertising expense amounted to approximately $41,600 and $119,700 in 2016 and 2015, respectively.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs primarily consist of salaries and benefits, facility and overhead costs, and outsourced research activities.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition and most industry-specific guidance throughout the ASC. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. To allow entities additional time to implement systems, gather data and resolve implementation questions, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, in August 2015, to defer the effective date of ASU No. 2014-09 for one year, which is fiscal years beginning after December 15, 2017. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its financial statements or disclosures. In addition, the FASB issued ASU 2016-08 in March 2016, to help provide interpretive clarifications on the new guidance in ASC Topic 606. The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard to determine the impact, if any, on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The adoption of ASU No. 2014-15 impacted disclosure in the Company’s financial statements, but did not have any impact on the Company’s financial position or results of operations.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs, (“ASU 2015-03”). This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The adoption of ASU 2015-03 did not have a material impact on the Company’s financial statements.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 amends the existing guidance to require that inventory should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the effects of ASU 2015–11 on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The FASB issued ASU 2015-17 as part of its ongoing Simplification Initiative, with the objective of reducing complexity in accounting standards. The amendments in ASU 2015-17 require entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance does not change the offsetting requirements for deferred tax liabilities and assets, which results in the presentation of one amount on the balance sheet. Additionally, the amendments in ASU 2015-17 align the deferred income tax presentation with the requirements in International Accounting Standards (IAS) 1, Presentation of Financial Statements. The amendments in ASU 2015-17 are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company does not anticipate that the adoption of ASU 2015-17 will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. ASU 2016-02 will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating ASU 2016-02 and its impact on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers - Principal versus Agent Considerations.” This update provides clarifying guidance regarding the application of ASU No. 2014-09 — Revenue from Contracts with Customers when another party, along with the reporting entity, is involved in providing a good or a service to a customer. In these circumstances, an entity is required to determine whether the nature of its promise is to provide that good or service to the customer (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The amendments in the Update clarify the implementation guidance on principal versus agent considerations. The update is effective, along with ASU 2014-09, for annual and interim periods beginning after December 15, 2017. The adoption of ASU 2016-08 is not expected to have a material impact on the financial statements or disclosures.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 requires an entity to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating ASU 2016-09 and its impact on its condensed financial statements or disclosures.

On May 9, 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). ASU 2016-12 provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. The effective date and transition requirements for this ASU are the same as the effective date and transition requirements for ASU 2014-09. The Company is evaluating the effect of ASU 2014-09, if any, on its financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which addresses the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows with respect to eight specific cash flow

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

issues. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The amendments should be applied using a retrospective transition method to each period presented, if practical. Early adoption is permitted, including the interim period, and any adjustments should be reflected as of the beginning of the fiscal period. The Company is currently evaluating ASU 2016-15 and its impact on its financial statements or disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)”, which clarifies how entities should present restricted cash and restricted cash equivalents in the statement of cash flows, and as a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. An entity with a material balance of restricted cash and restricted cash equivalents must disclose information about the nature of the restrictions. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted and the new guidance must be applied retroactively to all periods presented. The Company does not expect the adoption of ASU 2016-18 to have a significant impact on its financial statements or disclosures.

Subsequent Events

The Company evaluated subsequent events through March 27, 2017, the date the financial statements were issued, and determined that, except as disclosed herein, there have been no subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements.

Note 4 — Inventories

Inventories consist of the following at December 31:

	2016	2015
Finished goods	$81,223	$186,236
Parts and components	1,212	16,787
	82,435	203,023
Less: finished goods,-non-current	—	(105,000)
	$82,435	$98,023

Note 5 — Equipment

Equipment consists of the following at December 31:

	2016	2015
Computer equipment	$19,258	$19,018
Tools and molds	22,650	22,650
	41,908	41,668
Less: accumulated depreciation	(20,345)	(14,239)
Total equipment, net	$21,563	$27,429

Note 6 — Note Payable, Bank

The Company had a $500,000 credit facility with a bank. The credit facility was used for short-term working capital requirements. Advances under the credit facility were due on demand, bore interest at the Prime Rate plus 1% and were secured by substantially all of the assets of the Company. Advances under the credit facility were limited to the lesser of $500,000 or the aggregate of 80% of eligible accounts receivable, as defined. The credit facility matured on March 8, 2015 at which time the outstanding principal and accrued but unpaid interest were paid in-full. The Company elected not to renew the credit facility.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 7 — Notes Payable, MLSC

Notes payable, MLSC represent promissory notes in the aggregate amount of $750,000 entered into with the Massachusetts Life Sciences Center (“MLSC”). The promissory notes are unsecured and bear interest at the rate of 10% per annum. The principal and accrued interest is due and payable upon the earlier of (i) June 7, 2016, (ii) the closing of a qualified financing in a single transaction or series of transactions in any 12 month period yielding net proceeds of at least $5,000,000 or a qualified sale, as defined in the promissory notes, or (iii) the occurrence of a default, as defined in the promissory notes.

In addition, in connection with the issuance of the promissory notes to MLSC, the Company issued warrants that are exercisable immediately at the election of the holder on a net share cashless basis or for $30,000 as calculated in the formula defined in the agreement ($750,000 aggregate principal amount multiplied by 4%). The warrants have a life of 10 years. On the date of issuance the maximum number of shares of stock to be acquired under the warrants is determined by the formula and amounted to 6,077 shares. The holder of the warrant has the option to exercise into equity instruments of the Company under the following four scenarios:

1)       for common stock at the exercise price equal to $2,500,000 divided by the number of shares of common stock outstanding on the issuance date of the warrants; or

2)       for common stock during the ten-year life of the warrant the Company sells shares of common stock at a price less than the exercise price described in scenario (1) above, that becomes the new exercise price for common stock; or

3)       for any class or series of preferred stock sold by the Company during the ten-year life of the warrants at the preferred stock issuance price; or

4)       for the equity interests sold in a qualified financing (as defined) during the ten-year life of the warrants at the qualified financing price per share of the equity interests.

The Company accounted for the issuance of the note in accordance with ASC 815 “Derivatives and Hedging”. The warrants have a feature that included a reset provision considered to be a down-round protection. Accordingly, the warrants were recorded as derivative liabilities at fair value and are marked to market through earnings at the end of each reporting period. The gross proceeds from the issuance of the note are recorded net of a discount and is charged to interest expense ratably over the term of the note. On the date of issuance the debt discount was deemed to be immaterial.

On May 18, 2016, the Company restructured its promissory note with MLSC, extending the maturity date to June 7, 2017. The outstanding principal amount of the note now includes the principal amount and all accrued but unpaid interest thereon in the amount of approximately $1,194,000. The note bears interest at 10% per annum with accrued interest payable quarterly which began on September 30, 2016, and is secured by substantially all the Company’s assets. The Company did not recognize a gain or loss with the modification of this note and no other terms of the notes changed.

Note 8 — Notes Payable, Shareholder

Notes payable, shareholder represents promissory notes in the aggregate amount of approximately $580,800 entered into with one of the Company’s shareholders. The promissory notes were unsecured, bore interest at a rate of 10% per annum, and were set to mature on May 25, 2016 at which time principal and accrued interest was due and payable.

In addition, in connection with the issuance of the promissory notes to a shareholder, the Company issued warrants that are exercisable immediately at the election of the holder on a net share cashless basis or for cash totalling $23,232 ($580,800 aggregate original principal amount of notes multiplied by 4%) as calculated in the formula defined in the agreement. The warrants have a life of 10 years. On the date of issuance the maximum number of

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 8 — Notes Payable, Shareholder (cont.)

shares of stock to be acquired under the warrants is determined by the formula and amounted to 4,706 shares. The holder of the warrant has the option to exercise into equity instruments of the Company under the following four scenarios:

1)       for common stock at the exercise price equal to $2,500,000 divided by the number of shares of common stock outstanding on the issuance date of the warrants; or

2)       if during the ten-year life of the warrant the Company sells shares of common stock at a price less than the exercise price determined at (1) above, that becomes the new exercise price for common stock; or

3)       for any class or series of preferred stock sold by the Company during the ten-year life of the warrants at the preferred stock issuance price; or

4)       for the equity interests sold in a qualified financing (as defined) during the ten-year life of the warrants at the qualified financing price per share of the equity interests.

The Company accounted for the issuance of the notes in accordance with ASC 815 “Derivatives and Hedging”. The warrants have a feature that included a reset provision considered to be a down-round protection. Accordingly, the warrants were recorded as derivative liabilities at fair value and are marked to market through earnings at the end of each reporting period. The gross proceeds from the sale of the note are recorded net of a discount and is charged to interest expense ratably over the term of the note. On the date of issuance the debt discount was deemed to be immaterial.

On September 1, 2015, the Company reached an agreement with the shareholder to modify the terms of the promissory notes. The promissory notes were amended and restated to include approximately $295,700 of accrued and unpaid interest resulting in a total principal amount of approximately $876,500. The amended and restated promissory notes are unsecured, bear interest at a rate of 10% per annum, and mature on August 1, 2018. Any accrued and unpaid interest through September 1, 2016 were converted into principal. The promissory notes required monthly payments of principal and interest in the aggregate amount of approximately $44,500 commencing on September 1, 2016 through August 1, 2018. The Company did not recognize a gain or loss with the modification of this note.

On June 29, 2016, prior to the maturity date, the Company reached an agreement with a shareholder to modify the terms of its promissory notes from the Company. The amended and restated promissory notes are unsecured, bear interest at a rate of 10% per annum, and are subordinated to the Note Payable, MLSC and the Company’s convertible subordinated promissory notes. The outstanding principal and any accrued but unpaid interest shall be due and payable upon the earlier of (i) June 7, 2017 or (ii) within 30 days following the closing of a Qualified Financing, as defined. In the event of a closing of a Qualified Financing, the Company may elect, in its sole discretion, to repay up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under this note as of the date of the Qualified Financing by issuing shares of the Company’s equity issued in the Qualified Financing, equal to 80% of the price per share paid by the purchasers of such equity in the Qualified Financing. The Company did not recognize a gain or loss with the modification of this note.

Note 9 — Convertible Promissory Notes 2016

During the year-ended December 31, 2016, the Company issued convertible promissory notes (Notes) with an aggregate principal balance of $2,372,000 as of December 31, 2016. The Notes bear an interest rate of 8% per annum and mature on December 31, 2018, at which time the principal and any accrued but unpaid interest will be due and payable on demand. The Notes are subordinated to notes payable, MLSC. In the event the Company consummates, prior to the Maturity Date, an equity financing pursuant to which the Company sells common stock, preferred stock or other equity or equity-linked securities with aggregate gross proceeds of not less than $5 million, excluding any and all indebtedness under the Notes that is converted into equity securities of the Company, the outstanding principal of the Notes and any accrued but unpaid interest will be converted into the equity securities upon the closing of the Next Equity Financing, as defined, yielding gross proceeds of at least $5,000,000.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 9 — Convertible Promissory Notes 2016 (cont.)

The number of shares of equity securities of the Company to be issued upon such conversion shall be equal to the quotient obtained by dividing the entire principal amount plus accrued interest by the lower of (i) a price per share equal to $35,000,000 divided by the aggregate number of shares of capital stock outstanding on a fully diluted basis immediately prior to the initial closing of the Qualified Financing, as defined, and (ii) eighty percent (80%) of the price per share of the equity securities being sold. In the event of a sale of the Company, as defined, prior to the conversion or repayment in full of these notes, a cash payments will be made equal to the aggregate amount of principal and accrued, but unpaid, interest then outstanding under these notes. In addition, an amount equal to 25% of the original principal amount of the notes will be paid to the note holder as a “Sale Premium”.

In connection with the issuance of the convertible promissory notes, the Company issued warrants to purchase common stock to the holders of the new convertible promissory notes. The number of shares of stock to be acquired under the warrants, after this additional issuance is determined by a formula which amounts to 100% of the principal amount invested divided by the lowest price paid per share for the equity securities by the investors in the Next Equity Financing.

In accordance with ASC 470-20-25-20 “Contingent Conversion Option” the conversion terms of the convertible note would be triggered by future events not controlled by the issuer shall be accounted for as contingent conversion options. The Company determined that the future equity is analogous to an IPO and considered to be a contingency outside the control of the holder. Accordingly the Company will evaluate any discounts and or, any beneficial conversion features upon the resolution of the contingency. In addition, the terms of the warrants have not yet been defined and are contingently issued upon the terms of the Next Equity Financing. The Company will also evaluate the fair value of the warrants on the date the contingency is triggered.

As of December 31, 2016, the Company had capitalized deferred issuance costs of $20,800 relating to 2016 convertible promissory notes and had amortized $3,000 to interest expense in the statements of operations. Debt issuance costs are comprised of incremental legal and accounting fees related to the issuance of convertible promissory notes. Debt issuance costs are amortized over the life of the related debt instrument. Net debt issuance costs are included in the balance sheets as a reduction (debt discount) of the related convertible promissory notes.

On October 3, 2016, the Company modified the terms of the 2016 Convertible Note Offering (issued beginning in June 2016) such that the automatic conversion of the Notes will additionally require that the Next Equity Financing be a public equity financing. In addition, the prepayment terms of the Notes were modified such that consent of the holder of the Note is required for any prepayment, in whole or in part, by the Company, and the Company is obligated to offer to the holders of all other then-outstanding Notes the opportunity to be prepaid on the same terms and conditions. Finally, the Sales Premium, 25% of the original principal amount of the Notes, was modified such that if the amount that a Holder would have received upon the repayment of the Note upon a Sale of the Company, including the Sales Premium, is less than the amount that the Holder would have received if it had converted into shares of Common Stock the outstanding principal amount plus accrued but unpaid interest on the Note divided by the Capped Conversion Price, as defined, immediately prior to the Sale of the Company, then the Note shall automatically convert into shares of Common Stock in accordance with such formula. On October 12, 2016, the Company issued a Note in the original principal amount of $1,000,000 to one Holder on such modified terms. The Company offered the then other Holders the right to exchange their original Notes for Notes with such modified terms. Since a majority of the other Holders approved the new terms, under the terms of the notes, the Company has issued to all Holders amended and restated notes with the modified terms to replace the terms of the original notes. The Company did not recognize a gain or loss with the modification of the notes.

As of December 31, 2016, as described in Note 10, $630,000 of Convertible Promissory Notes 2015 were exchanged for these notes, resulting in a total of $3,002,000 outstanding as of December 31, 2016. Subsequent to December 31, 2016, the holders of $400,000 of Convertible Promissory Notes 2015 also agreed to exchange their notes.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 — Convertible Promissory Notes 2015

The Company issued convertible promissory notes with an aggregate principal balance of $425,000 in 2015 and an additional $605,000 in 2016, for a total of $1,030,000. The notes are subordinated to the Note Payable, MLSC, bear interest at a rate of 8% per annum, and mature in December 2017. Prior to December 2017 and at the option of the holders of the convertible promissory notes, the outstanding principal, and any accrued, may be converted into equity securities of the Company upon the closing an equity financing, as defined, yielding gross proceeds of at least $5,000,000. The outstanding principal balance and any accrued interest are convertible into shares of equity securities sold in the next equity financing at a price per share equal to 85% of the lowest price per share during the equity financing. In addition, the holders of the notes are entitled to an additional payment equal to 10% of the original principal amount of the convertible promissory notes if held on the maturity date.

In connection with the issuance of the convertible promissory notes, the Company issued warrants to purchase common stock that are exercisable at any time beginning on the date of a future equity financing, as defined in the agreement, and ending on the five year anniversary thereof. The number of shares of stock to be acquired under the warrants is determined by a formula which equals 15% of the amount invested divided by the lowest price paid per share for the equity securities by the investors in the equity financing as defined in the agreement.

In accordance with ASC 470-20-25-20 “Contingent Conversion Option” the conversion terms of a convertible note that would be triggered by future events not controlled by the issuer are accounted for as contingent conversion options. The Company determined that the future equity financing is analogous to an IPO and considered to be a contingency outside the control of the holder. Accordingly, the Company will evaluate any discounts and or any beneficial conversion features upon the resolution of the contingency. In addition, the terms of the warrants have not yet been defined and are contingently issued upon the terms of the future equity financing. The Company will also evaluate the fair value of the warrants on the date the contingency is triggered.

During the fourth quarter of 2016, the Company offered the Holders of its 2015 Convertible promissory notes (issued from December 2015 through April 2016) the right to exchange their notes for 2016 Convertible Notes by cancelling an equivalent amount of outstanding existing notes. These 2016 Convertible Notes were issued on otherwise the same terms and conditions as the participants in the 2016 Convertible Notes offering who paid the purchase price in cash. Holders of the prior notes were able to also retain the warrants issued to them in conjunction with the prior notes. As of December 31, 2016, an aggregate of $630,000 of Prior Notes were cancelled in exchange for the issuance of an equivalent principal amount of new notes in the financing. Subsequent to December 31, 2016, the holders of $400,000 of Prior Notes agreed to exchange their Prior Notes; therefore the remaining Prior Notes were cancelled in exchange for the issuance of an equivalent principal amount of new notes in the financing. The Company did not recognize a gain or loss the exchange of the notes.

Note 11 — Maturities of Long-term Debt

Annual principal maturities of long-term debt at December 31, 2016 are as follows:

Years ending December 31, 2017	$1,193,984
2018	3,402,000
Total	4,595,984
Less: debt net issuance costs	(17,765)
$4,578,219

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 12 — Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•      Level 1 — Quoted prices available in active markets for identical assets or liabilities trading in active markets.

•      Level 2 — Observable inputs other than quoted prices included in Level 1, such as quotable prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•      Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

Derivative liabilities (see Note 17) measured at fair value on a recurring basis at December 31, 2016 were nominal, and at December 31, 2015 were as follows:

	In Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Dec 31, 2015 Total
Common stock warrant liabilities	—	—	$2,329	$2,329

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the year ended December 31, 2016 and 2015:

Common stock warrant liability
Balance – January 1, 2015	$10,360
Change in fair value of derivative liabilities	(8,031)
Balance – December 31, 2015	2,329
Change in fair value of derivative liabilities	(2,329)
Balance – December 31, 2016	$—

The Company’s other financial instruments include cash and cash equivalents and accounts receivable, which management believes approximates fair value due to the short-term nature of these instruments. The Company’s trade payables and notes payable for which the carrying value approximates fair value, as the notes bear terms and conditions comparable to market for obligations with similar terms and maturities.

Note 13 — Fair Value of Common Stock December 31, 2016, and 2015

The Company accounts for equity-based compensation in accordance with the fair value provisions of ASC Topic 718. The Company’s common stock is not listed on any exchange and, accordingly, the Company hired an independent valuation specialist to assist the Company in arriving at an estimated fair value of the Company’s outstanding securities as of December 31, 2016 and 2015.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 13 — Fair Value of Common Stock December 31, 2016, and 2015 (cont.)

The Company, with the assistance of an independent appraiser, considered the following factors in preparing its fair value analyses of the common stock as of December 31, 2016 and 2015:

•      Changes in and uncertainties with respect to, regional, national and international economic conditions;

•      The Company’s Enterprise Value using a similar transactions method;

•      The Company’s ability to access the debt and equity capital markets;

•      Other relevant factors such as control premiums or discounts for lack of marketability.

The Company used the market approach to arrive at an estimated fair value of the Company’s equity instruments as of December 31, 2015. Under the market approach, the Company used the back solve method under the option-pricing method (“OPM”) framework. The OPM uses the Black-Scholes model to value the common and preferred stock as call options on the equity value. Within this framework, the Company used the Series B-1 preferred stock transaction price to estimate the fair value of the Company’s equity as of December 31, 2015.

The Company used the discounted cash flow method under the income approach to estimate the fair value of the Company’s equity as of December 31, 2016. Equity value was allocated using the OPM.

The Company used the OPM to determine the relative fair values of its equity securities. As of December 31, 2016 and 2015 the significant assumptions used in this model was as follows:

	2016	2015
Market value	9.0 million	10.7 million
Volatility	81%	78%
Time to liquidity	2.0 years	2.5 years
Risk free rate	0.58%	1.43%
Discount for lack of marketability	25%	26%

The market value of the Company’s equity as of December 31, 2015 was determined using the OPM to back solve to the price established by a transaction in the Company’s Series B-1 Preferred Stock. The assumed time-to-liquidity was 2.50 years as of December 31, 2015, based on management’s estimate. The assumed volatility was derived from historical volatilities of guideline public companies and was determined to be 78% as of December 31, 2015. An incremental discount for lack of marketability (DLOM) was applied to the value indicated for the common stock. The DLOM was estimated using a put option model and was estimated to be 26%.

The market value of the Company’s equity as of December 31, 2016 was determined using the discounted cash flow method. Equity value was allocated using a hybrid method. A hybrid method is a probability-weighted expected returns method which uses the OPM in at least once scenario. Two scenarios were considered: an OPM and a second scenario in which the preferred securities convert to common stock in conjunction with a Reg A offering. For the OPM the assumed time-to-liquidity was 2.00 years as of December 31, 2016, based on management’s estimate. The assumed volatility was derived from historical volatilities of guideline public companies and was determined to be 81% as of December 31, 2016. The DLOM was estimated using a put option model and was estimated to be 25%.

As of December 31, 2016 and, 2015 the fair value of the Company’s outstanding securities was as follows:

	2016	2015
Common Stock	$1.04	$0.86
Series B-1 Preferred Stock	$4.06	$4.48
Series A-1 Preferred Stock	$1.25	$1.76

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 14 — Common Stock

On December 20, 2016, the Company filed with the State of Delaware the Seventh Amended and Restated Certificate of Incorporation for a one-for sixteen reverse stock split of the Company’s outstanding common and preferred stock. In addition, the Company also amended its authorized shares to be issued to (i) 5,600,000 shares of Common Stock, $0.0001 par value per share, and (ii) 4,100,000 shares of Preferred Stock, $0.0001 par value per share.

At December 31, 2016 the Company has authorized 5,600,000 shares of common stock with a par value of $0.0001 per share, of which 2,622,187 are reserved for issuance in connection with the conversion of Series A-1 Preferred Stock and Series B-1 Preferred Stock and 806,313 shares are reserved for issuance upon the exercise of stock options under the 2004 Stock Option and Incentive Plan and the 2014 Stock Option and Grant Plan. At December 31, 2016, 1,124,888 shares of common stock were issued and 1,124,080 were outstanding.

During the year ended December 31, 2016 and 2015, the Company issued 124,456 and 458 shares of common stock through the exercise of stock options for proceeds of $2,873 and $17, respectively.

As of December 31, 2016 the Company has outstanding 253,783 shares of restricted common stock previously issued to key executives of the Company. The restricted common stock included provisions for lapsing forfeiture rights that extended up to 48 months. As of December 31, 2016, 2,626 shares of common stock were subject to forfeiture. The stock compensation expense is being amortized over the respective vesting periods. At December 31, 2016, the unamortized stock compensation expense was approximately $2,300 and is expected to be recognized over 0.08 years. The Company recorded a charge of approximately $27,300 and $39,400 for the years ended December 31, 2016 and 2015, respectively.

Note 15 — Treasury Stock

Treasury stock is reported at cost and consists of 808 shares of common stock as of December 31, 2016 and 2015.

Note 16 — Redeemable Preferred Stock

The following table below summarizes the authorized, issued and outstanding Preferred Stock as of December 31, 2016:

	Shares Authorized	Shares Issued and Outstanding	Par Value per Share	Cumulative Dividends	Dividend Arrearage Per Share	Liquidation Preference Including Dividend Arrearage
Series B-1 Preferred Stock	1,862,500	1,662,104	$0.0001	$1,495,127	$0.90	$9,701,313
Series A-1 Preferred Stock	1,594,958	960,083	$0.0001	$—	$—	$4,740,066

The following table below summarizes the authorized, issued and outstanding Preferred Stock as of December 31, 2015:

	Shares Authorized	Shares Issued and Outstanding	Par Value per Share	Cumulative Dividends	Dividend Arrearage Per Share	Liquidation Preference Including Dividend Arrearage
Series B-1 Preferred Stock	1,862,500	1,662,104	$0.0001	$836,834	$0.50	$9,043,020
Series A-1 Preferred Stock	1,594,958	960,083	$0.0001	$—	$—	$4,740,066

Series B-1 Redeemable Convertible Preferred Stock

During the year ended December 31, 2015, the Company issued 330,476 shares of Series B-1 Preferred Stock at a price of $4.93696 per share for net proceeds of approximately $1,625,000. Issuance costs incurred were approximately $6,100.

As of December 31, 2016 and 2015, the Company has issued and outstanding 1,662,104 shares of Series B-1 Preferred Stock.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 16 — Redeemable Preferred Stock (cont.)

Conversion

Each share of Series B-1 Preferred Stock is convertible, at the holder’s option, into shares of Common Stock as determined by the applicable preferred conversion rate set forth in the Company’s Seventh Amended and Restated Certificate of Incorporation. The initial conversion rate is one share of Common Stock for each share of Series B-1 Preferred Stock subject to anti-dilution and other adjustments as set forth in the Restated Certificate. Mandatory conversion will occur upon (i) the closing of the sale of Common Stock, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in $15,000,000 of gross proceeds to the Company in which the price of the Common Stock to the public is at least three times the Series B-1 Original Issue Price per share or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B-1 Preferred Stock, voting together as a single class on an as-converted basis.

On August 23, 2016, the holders of the Company’s preferred stock, voting together as a single class on an as-converted basis, agreed to deem the closing of the Company’s initial public offering as the condition for the mandatory conversion of the Company’s preferred stock upon the terms and conditions set forth in the Company’s then Sixth Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time.

Dividends

From and after the date of the issuance of Series B-1 Preferred Stock, dividends shall accrue on shares of Series B-1 Preferred Stock at a rate per annum of $0.3949568 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock. The Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative, provided that such Accruing Dividends shall be payable only when as, and if declared by the Board. The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock, including Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Series B-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series B-1 Preferred Stock on the terms set forth in the Restated Certificate and the holders of Series A-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series A-1 Preferred Stock on the terms set forth in the Restated Certificate, in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid for each share of Common Stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of Myomo, the holders of the Series B-1 Preferred Stock have a liquidating preference over the holders of Series A-1 Preferred Stock and Common Stock. The holders of Series B-1 Preferred Stock are entitled to receive an amount equal the Series B-1 Original Issue Price plus Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (“Series B-1 Liquidation Preference”). If upon any such liquidation, dissolution or winding up of Myomo, the assets available for distribution to the stockholders shall be insufficient to pay the Series B-1 Liquidation Preference, the holders of Series B-1 Preferred Stock shall share ratably in any distribution of assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

The remaining assets available for distribution to the shareholders shall be distributed among the holders of Series A-1 Preferred Stock, Series A-1 Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock immediately prior to such dissolution, liquidation or winding up of Myomo.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 16 — Redeemable Preferred Stock (cont.)

Redemption

The holders of Series B-1 Preferred Stock may elect, but not prior to July 22, 2019, to require the Company to redeem all of the outstanding shares of Series B-1 Preferred Stock. The holders of Series B-1 Preferred Stock will be redeemed at an amount equal to the Series B-1 Original Issue Price plus all declared but unpaid dividends, in three annual installments commencing not more than 60 days after the Company receives a redemption request from a majority of the then outstanding holders of Preferred Stock.

Voting

Each holder of Series B-1Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares are convertible. The holders of Series B-1 Preferred Stock Series A-1 Preferred Stock and Common Stock will vote together as a single class. In addition, at any time when at least a majority of the shares of the originally issued Series B-1 Preferred Stock are outstanding, the Company is not authorized to perform certain activities without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B-1 Preferred Stock.

Series A-1 Redeemable Convertible Preferred Stock

As of December 31, 2016 and 2015, the Company has issued and outstanding 960,083 shares of Series A-1 Preferred Stock.

Conversion

Each share of Series A-1 Preferred Stock is convertible, at the holder’s option, into shares of Common Stock as determined by the applicable preferred conversion rate set forth in the Company’s Sixth Amended and Restated Certificate of Incorporation. The initial conversion rate is one share of Common Stock for each share of Series A-1 Preferred Stock subject to anti-dilution and other adjustments as set forth in the Restated Certificate. Mandatory conversion will occur upon (i) the closing of the sale of Common Stock, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in $15,000,000 of gross proceeds to the Company in which the price of the Common Stock to the public is at least three times the Series A-1 Original Issue Price per share or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

On August 23, 2016, the holders of the Company’s preferred stock, voting together as a single class on an as-converted basis, agreed to deem the closing of the Company’s initial public offering as the condition for the mandatory conversion of the Company’s preferred stock upon the terms and conditions set forth in the Company’s then Sixth Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time.

Dividends

The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock, including Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of Series B-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series B-1 Preferred Stock on the terms set forth in the restated certificate and the holders of Series A-1 Preferred Stock shall first or simultaneously receive a dividend on all outstanding shares of Series A-1 Preferred Stock on the terms set forth in the Restated Certificate, in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid for each share of Common Stock.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 16 — Redeemable Preferred Stock (cont.)

Liquidation Preference

The holders of Series A-1 Preferred Stock have a liquidating preference over the holders of Common Stock. The holders of Series A-1 Preferred Stock are entitled to receive an amount equal to the greater of (i) the Series A-1 Original Issue Price plus any dividends declared but unpaid thereon or (ii) the amount per share which would have been payable had each share been converted into Common Stock. If upon any such liquidation, dissolution or winding up of Myomo, its assets available for distribution to its stockholders, after payment of the Series B-1 Liquidation Preference, shall be insufficient to pay the Series A-1 Liquidation Preference, the holders of Series A-1 Preferred Stock will share ratably in any distribution of assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Redemption

The holders of Series A-1 Preferred Stock may elect, but not prior to July 22, 2019, to require the Company to redeem all of the outstanding shares of Preferred Stock. The holders of Series A-1 Preferred Stock shall be redeemed at an amount equal to the Series A-1 Original Issue Price, plus all declared but unpaid dividends, in three annual installments commencing not more than 60 days after the Company receives a redemption request from a majority of the then outstanding holders of Series A-1 Preferred Stock.

Voting

Each holder of Series A-1 Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares are convertible. The holders of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Common Stock will vote together as a single class. In addition, at any time when at least a majority of the shares of the originally issued Series A-1 Preferred Stock are outstanding, the Company is not authorized to perform certain activities without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock.

Note 17 — Stock Options Plans

On October 25, 2016, the Company’s shareholders approved the 2016 Equity Incentive Plan (2016 Plan) to be effective as of the date that the Company completes its Initial Public Offering. Upon effectiveness of the 2016 Plan, no additional awards will be granted under the Company’s prior equity incentive plans. The Company has reserved 562,500 shares of its Common Stock for issuance under the 2016 Plan. Participation in the 2016 Plan will continue until all of the benefits to which the participants are entitled have been paid in full.

In September 2014, the Company established the 2014 Stock Option and Grant Plan and suspended the granting of any new stock awards under the 2004 Stock Option and Incentive Plan, which was established in November 2004. Under the terms of the Stock Plans, incentive stock options (ISOs) may be granted to officers and employees and non-qualified stock options and awards may be granted to directors, consultants, officers and employees of the Company. The exercise price of ISOs cannot be less than the fair market value of the Company’s Common Stock on the date of grant. The options vest over a period determined by the Company’s Board of Directors, ranging from immediate to four years, and expire not more than ten years from the date of grant.

On August 23, 2016, the Company’s shareholders approved an amendment to its 2014 Stock Option and Grant Plan to increase the number of shares of common stock reserved under the plan to an aggregate of 899,549.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 17 — Stock Options Plans (cont.)

Stock option activity under the Stock Option Plans during the years ended December 31, 2016 and 2015 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Intrinsic Value
Balance at January 1, 2015	234,643	$0.12800		$174,222
Granted	46,063	$0.00160		$39,577
Forfeited or cancelled	(7,754)	$0.00480		$(6,274)
Exercised	(458)	$0.03360		$(379)
Balance at December 31, 2015	272,494	$0.10880	6.95	$207,146
Granted	101,661	$0.99870		$5,172
Forfeited or cancelled	(3,352)	$0.51250		$(4,241)
Exercised	(124,459)	$0.02590		$(127,410)
Balance at December 31, 2016	246,344	$0.51330	7.10	$80,667

Options exercisable at December 31, 2015	187,485	$0.15680	6.28	$134,291
Options exercisable at December 31, 2016	140,724	$0.34640	5.68	$99,879

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options. There was no income tax benefit recognized in the financial statements for share-based compensation arrangements for the years ended December 31, 2016 and 2015. The assumptions underlying the calculation of grant date fair value are as follows:

	2016	2015
Volatility	81.00%	78.00%
Risk-free interest rate	0.58%	1.31%
Weighted-average expected option term (in years)	5.75-6.25	5.75-6.25
Dividend	$0	$0

The stock price volatility for the Company’s options was determined using historical volatilities for industry peers. The risk free interest rate was derived from U.S. Treasury rates existing on the date of grant for the applicable expected option term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. The expected dividend yield assumption is based on the fact that the Company has never paid, nor has any intention to pay, cash dividends.

The Company attributes the value of stock based compensation to operations on the straight-line method. Stock-based compensation, net of estimated forfeitures, amounted to approximately $94,100 and $53,800 for the years ended December 31, 2016 and 2015, respectively. The weighted-average grant date value per share was $0.72 and $0.31 for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, there was approximately $80,100 of total unrecognized compensation cost related to unvested stock options and is expected to recognized over a weighted-average period of 2.19 years.

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 18 — Warrants

The following table presents the Company’s common stock warrant activity for the years ended December 31, 2016 and 2015:

	Warrants		Weighted Average Exercise Price
	Outstanding	Exercisable	Outstanding	Exercisable
Balance, Jan 1, 2015	10,781	10,781	$3.5136	$3.5136
Granted	—	—	—	—
Exercised	—	—	—	—
Balance, Dec 31, 2015	10,781	10,781	3.5136	3.5136
Granted	—	—	—	—
Exercised	—	—	—	—
Balance, Dec 31, 2016	10,781	10,781	$3.5136	$3.5136

The weighted average remaining contractual life of warrants outstanding and exercisable at December 31, 2016 was 1.35 years.

Note 19 — Related Party Transactions

The Company sells its products to an orthotics and prosthetics practice whose ownership includes an individual who is both a minority shareholder and employee of the Company. Sales to this related party are sold at standard list prices. During the year ended December 31, 2016 sales to this orthotics and prosthetics practice amounted to approximately $49,100. Included in accounts receivable at December 31, 2016 is approximately $24,500 and due to the related party

The Company also obtains consulting and fabrication services from the same related party. Charges for these services amounted to approximately $156,900 and $186,400 during the years ended December 31, 2016 and 2015, respectively. Included in accounts payable and accrued expenses at December 31, 2016 and 2015 is approximately $6,600 and $12,900, respectively, due to the related party.

Certain directors and officers purchased $1,180,000 of the Company’s subordinated convertible promissory notes in 2015 and 2016.

Certain directors and officers of the Company purchased 142,653 Series B-1 preferred shares at $4.93696 per share, which is the same price paid by other Series B-1 preferred stockholders.

Note 20 — Commitments and Contingencies

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Currently, there is no litigation against the Company.

Operating Leases

The Company has a month-to-month lease agreement for office space. Rent expense for the years ended December 31, 2016 and 2015 was approximately $108,400 and $112,300.

Licensing Agreement

During 2006, the Company entered into an exclusive licensing agreement for access to certain patent rights that require the payment of royalties, which vary based on the level of the Company’s net sales. As part of the agreement, the Company must pay a nonrefundable annual license maintenance fee which may be credited to any royalty

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 20 — Commitments and Contingencies (cont.)

amounts due in that same year. The license agreement can be terminated if certain sales targets are not achieved. The royalty charge for each of the years ended December 31, 2016 and 2015 was $25,000 and is included as a component of cost of sales.

The future minimum amounts due under this agreement for the next five years and thereafter are as follows:

2017	$25,000
2018	25,000
2019	25,000
2020	25,000
2021 through expiration of the patents	75,000

Under the licensing agreement, the Company issued 5,680 shares of Common Stock to the licensor. The licensing agreement includes an anti-dilution provision such that the licensor’s ownership of the outstanding Common Stock shall not fall below 1% on a fully diluted basis. Such issuances of Common Stock continue until the date upon which the Company received a total of $3,000,000 for its capital stock. After the date the funding threshold was met in 2007, the licensor has the right to purchase additional shares of common stock to maintain its pro rata ownership.

On November 15, 2016, the Company and MIT entered into a waiver agreement with regard to certain revenue and commercialization milestones of the Company required under the License Agreement. Under the waiver agreement, MIT waived the compliance with any and all of such milestone obligations prior to the date of the waiver agreement. For the year ended December 31, 2016 the Company met its minimum sales covenant of $750,000.

Warranty Liability

The Company accrues an estimate of their exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The majority of the Company’s products carry a one year warranty. The Company assesses the adequacy of their recorded warranty liability annually and adjusts the amount as necessary.

Changes in warranty liability were as follows:

	2016	2015
Accrued warranty liability, beginning of year	$2,994	$4,107
Accrual provided for warranties issued during the period	67,382	5,494
Adjustments to prior accruals	(3,773)	(800)
Actual warranty expenditures	(3,456)	(5,807)
Accrued warranty liability, end of year	$63,147	$2,994

Credit Risk

The Company maintains cash with major financial institutions. At certain times, the balances are in excess of federally insured limits. The Company has not experienced any losses in such accounts and do not believe we are exposed to any significant credit risks related to cash.

Major Customers

For the year ended December 31, 2016 four customers accounted for approximately 64% (23%-$253,300; 14%-$155,800; 14%-$155,000 and 12%-$127,200) of revenues, excluding grant income.

For the year ended December 31, 2015 two customers accounted for approximately 28% (17%-$97,500 and 11%-$60,000) of revenues, excluding grant income

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 20 — Commitments and Contingencies (cont.)

As of December 31, 2016 four customers accounted for approximately 80% (23%-$26,100, 23%-$25,700; 21%-$24,500 [related party] and 13%-$15,200) of accounts receivable.

As of December 31, 2015 three customers accounted for approximately 92% (42%-$19,500; 25%-$11,900 and 25%-$11,400) of accounts receivable.

Economic Dependence

During the years ended December 31, 2016 and 2015 the Company contracted the manufacture of its product from one vendor. If the current vendor no longer produces the product, the Company would have to find a new manufacturer.

Note 21 — Income Taxes

The income tax provision (benefit) for the years ended December 31, 2016 and 2015 consist of the following:

	12/31/16	12/31/15
U.S. federal
Current	$—	$—
Deferred	(1,184,000)	(1,279,000)
State and local
Current	$—	$—
Deferred	(177,000)	(210,000)
	(1,361,000)	(1,489,000)
Change in valuation allowance	$1,361,000	$1,489,000
Income Tax Provision	$—	$—

The reconciliation between the U.S statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2016 and 2015 is as follows:

	12/31/16	12/31/15
U.S. federal statutory rate	34.00%	34.00%
State income taxes, net of federal benefit	5.45%	5.36%
State rate change	-0.54%	2.42%
Other permanent items	-1.29%	-1.86%
Change in valuation allowance	-37.62%	-39.92%
Effective rate	0.00%	0.00%

As of December 31, 2016 and 2015, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

Deferred tax asset:	12/31/16	12/31/15
Net operating loss carryover	$7,876,000	$6,570,000
Tax credits	$189,000	$189,000
Stock-based compensation	$19,000	$(6,000)
Other	$140,000	$110,000
Total deferred tax asset	$8,224,000	$6,863,000
Less: valuation allowance	(8,224,000)	(6,863,000)

Deferred tax asset, net of valuation allowance	$—	$—

MYOMO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 21 — Income Taxes (cont.)

There were no deferred tax liabilities at December 31, 2016 or 2015.

As of December 31, 2016 and 2015, the Company had approximately 20.4 million and $17.1 million of Federal net operating loss (“NOL”), and $16.9 million and $13.7 million of state NOL’s, respectively, available to offset future taxable income. The Federal NOLs, if not utilized, begin expiring in the year 2027. The state NOLs, if not utilized, begin to expire in 2019 through 2027. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2016 and 2015. For the years ended December 31, 2016 and December 31, 2015, the change in valuation allowance was $1,361,000 and $1,489,000, respectively.

The Company recognizes interest and penalties relating to unrecognized tax benefits on the income tax expense line in the statement of operations. There are no tax penalties and interest on the statement of operations as of December 31, 2016 and December 31, 2015. The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2013.

No accrued interest and penalties are included on the related tax liability accrual on the balance sheet. There are no accrued interest and penalties at December 31, 2016 and December 31, 2015.

Note 22 — Subsequent Events

Subsequent to December 31, 2016, investors purchased for cash an additional $1,770,000 of Convertible Promissory Notes.

MYOMO, INC.

CONDENSED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)	(revised)
ASSETS
Current Assets:
Cash	$4,958,088	$797,174
Accounts receivable, net	225,934	114,506
Inventories	123,351	82,435
Prepaid expenses and other	465,880	152,337
Total Current Assets	5,773,253	1,146,452
Restricted cash	52,000	52,000
Deferred offering costs	111,719	438,237
Equipment, net	21,822	21,563
Total Assets	$5,958,794	$1,658,252

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Notes payable, shareholder, current	$—	$876,458
Notes payable, MLSC, current	597,070	1,193,984
Accounts payable and other accrued expenses	1,130,232	714,010
Accrued interest, current	4,602	149,580
Derivative liabilities	92,359	—
Deferred revenue	68,958	67,263
Total Current Liabilities	1,893,221	3,001,295
Notes payable, shareholder, net of current portion	876,458	—
Notes payable, MLSC, net of current portion	421,838	—
Convertible promissory notes, net of debt discount	—	2,204,235
Convertible promissory notes, related party	—	1,180,000
Accrued interest, net of current portion	191,892	130,937
Total Liabilities	3,383,409	6,516,467

Redeemable and Convertible Preferred Stock:
Series B-1 convertible preferred stock par value $0.0001 per share; 0 and 1,862,500 shares authorized at September 30, 2017 and December 31, 2016, respectively; 0 and 1,662,104 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	—	8,174,693
Series A-1 convertible preferred stock par value $0.0001 per share; 0 and 1,594,958 shares authorized at September 30, 2017 and December 31, 2016, respectively; 0 and 960,083 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively.	—	4,497,548
Total Redeemable and Convertible Preferred Stock	—	12,672,241

Commitments and Contingencies	—	—

Stockholders’ Equity (Deficiency)
Common stock par value $0.0001 per share; 100,000,000 shares authorized; 6,109,148 and 1,124,888 shares issued; 6,108,340 and 1,124,080 shares outstanding as of September 30, 2017 and December 31, 2016, respectively.	611	112
Undesignated preferred stock par value $0.0001 per share; 25,000,000 authorized as of September 30, 2017; No shares issued or outstanding	—	—
Additional paid-in capital	35,653,749	5,351,204
Accumulated deficit	(33,072,511)	(22,875,308)
Treasury stock	(6,464)	(6,464)
Total Stockholders’ Equity (Deficiency)	2,575,385	(17,530,456)
Total Redeemable and Convertible Preferred Stock and Stockholders’ Equity (Deficiency)	2,575,385	(4,858,215)

Total Liabilities, Redeemable and Convertible Preferred Stock and Stockholders’ Equity (Deficiency)	$5,958,794	$1,658,252

The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue	$488,540	$184,194	$1,011,454	$655,184

Cost of revenue	124,098	77,082	301,308	186,334

Gross margin	364,442	107,112	710,146	468,850

Operating expenses:
Research and development	329,357	237,688	1,394,865	714,333
Selling, general and administrative	1,470,058	803,249	4,047,385	1,932,522

Total operating expenses	1,799,415	1,040,937	5,442,250	2,646,855

Loss from operations	(1,434,973)	(933,825)	(4,732,104)	(2,178,005)

Other expense (income)
Change in fair value of derivative liabilities	(219,374)	—	(64,366)	—
Debt discount on convertible notes	—	—	5,172,000	—
Interest and other expense, net	43,350	84,439	357,465	227,719
Total other expense (income)	(176,024)	84,439	5,465,099	227,719

Net loss	(1,258,949)	(1,018,264)	(10,197,203)	(2,405,724)
Deemed discount – accreted preferred stock discount	—	(27,187)	(274,011)	(81,554)
Cumulative dividend to Series B-1 preferred stockholders	—	(165,472)	(287,779)	(492,820)
Net loss available to common stockholders	$(1,258,949)	$(1,210,923)	$(10,758,993)	$(2,980,098)

Weighted average number of common shares outstanding:
Basic and diluted	6,081,195	1,107,564	3,191,144	1,041,550

Net loss per share available to common stockholders:
Basic and diluted	$(0.21)	$(1.09)	$(3.37)	$(2.86)

The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.

CONDENSED STATEMENT OF CHANGES IN REDEEMABLE AND CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIENCY) (unaudited)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

	Redeemable and Convertible Preferred Stock						Additional				Total Stockholders’
	Series B-1		Series A-1		Common Stock		Paid-in	Accumulated	Treasury Stock		Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	(Deficiency)
Balance as of January 1, 2017	1,662,104	$8,174,693	960,083	$4,497,548	1,124,080	$112	$5,351,204	$(22,875,308)	808	$(6,464)	$(17,530,456)

Accretion of preferred stock	—	31,493	—	242,518	—	—	(274,011)	—	—	—	(274,011)

Proceeds from IPO, net of offering costs of $1,061,157	—	—	—	—	665,498	67	3,930,011	—	—	—	3,930,078

Proceeds from private placement, net of offering costs of $2,500	—	—	—	—	557,216	56	2,922,829	—	—	—	2,922,885

Conversion of Series A-1 and Series B-1 convertible preferred stock into common stock	(1,662,104)	(8,206,186)	(960,083)	(4,740,066)	2,622,187	262	12,945,990	—	—	—	12,946,252

Conversion of convertible promissory notes into common stock	—	—	—	—	1,055,430	106	5,467,283	—	—	—	5,467,389

Fair value of warrants issued with convertible promissory notes	—	—	—	—	—	—	5,172,000	—	—	—	5,172,000

Warrants issued to IPO selling agent deemed to be derivative liability	—	—	—	—	—	—	(156,725)	—	—	—	(156,725)

Common stock issued for the exercise of common stock options	—	—	—	—	79,929	8	26,946	—	—	—	26,954

Shares of common stock issued for services	—	—	—	—	4,000	—	30,000	—	—	—	30,000

Stock-based compensation	—	—	—	—	—	—	238,222	—	—	—	238,222

Net loss	—	—	—	—	—	—	—	(10,197,203)	—	—	(10,197,203)
Balance as of September 30, 2017	—	$—	—	$—	6,108,340	$611	$35,653,749	$(33,072,511)	808	$(6,464)	$2,575,385
The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS (unaudited)

For the nine months ended September 30,	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,197,203)	$(2,405,724)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	6,985	5,864
Stock-based compensation	238,222	72,188
Bad debt expense	29,775	—
Amortization of debt discount	17,765	3,444
Debt discount on convertible notes	5,172,000	—
Excess and obsolete inventory reserve	30,955	—
Common stock issued for services	30,000	—
Change in fair value of derivative liabilities	(64,366)	—
Changes in operating assets and liabilities:
Accounts receivable	(141,203)	(94,598)
Inventories	(71,873)	70,832
Restricted cash	—	(52,000)
Prepaid expenses and other	(313,542)	(160,544)
Deferred offering costs	(111,719)	(306,116)
Accounts payable and other accrued expenses	416,222	213,856
Accrued interest	233,283	221,454
Deferred revenue	1,695	132,531

Net cash used in operating activities	(4,723,004)	(2,298,813)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(7,244)	—

Net cash used in investing activities	(7,244)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from IPO, net of offering costs(1)	4,368,315	—
Proceeds from private placement, net of offering costs	2,922,885	—
Proceeds from convertible promissory notes, net	1,770,000	1,746,532
Repayment of note payable, MLSC	(196,992)	—
Proceeds from exercise of stock options	26,954	2,876

Net cash provided by financing activities	8,891,162	1,749,408

Net increase (decrease) in cash	4,160,914	(549,405)
Cash, beginning of period	797,174	1,042,618

Cash, end of period	$4,958,088	$493,213

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION
Cash paid during the period for interest	$79,037	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of accrued interest to principal	$21,916	$443,984
Exchange of 2015 convertible promissory notes for 2016 convertible promissory notes	$430,000	$—
Accretion of convertible preferred stock to redemption value	$274,011	$51,544
Conversion of convertible preferred stock into common stock	$12,946,252	$—
Conversion of convertible promissory notes and accrued interest into common stock	$5,467,389	$—
Issuance of selling agent warrants in connection with IPO	$156,725	$—
Deferred offering costs to additional paid-in capital upon IPO closing(1)	$438,237	$—
IPO issuance costs included in accounts payable and accrued expense	$55,000	$—

____________

(1)       IPO gross proceeds of $4,991,236 are reduced by $622,921 of IPO offering costs that were incurred in 2017. Another $438,237 of IPO deferred offering costs were paid for in 2016.

The accompanying notes are an integral part of the condensed financial statements.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Description of Business

Myomo Inc. (“Myomo” or the Company”) is a commercial-stage medical robotics company that develops, designs, and produces myoelectric orthotics for people with neuromuscular disorders. The MyoPro® myoelectric upper limb orthosis product is registered with the Food and Drug Administration as a Class II medical device. The Company sells the product to orthotics and prosthetics practices or clinics, as well as Veteran Administration and other hospitals in the United States of America, and, beginning in 2017, through a distribution agreement with Otto Bock Healthcare L.P. (“Ottobock”). The Company was incorporated in the State of Delaware on September 1, 2004 and is headquartered in Cambridge, Massachusetts.

Initial Public Offering under Regulation A and Private Placement under Regulation D

On June 9, 2017, the Company completed its initial public offering (“IPO”) under Regulation A of the Securities Act of 1933, as amended, raising $4,991,235, before selling agent and other offering expenses of $1,061,157, through the sale of 665,498 shares of its common stock at a price to the public of $7.50 per share. On June 9, 2017, the Company also closed on a private placement under Regulation D Rule 506(b) pursuant to which it sold to accredited investors an aggregate of 557,216 units at $5.25 per unit, for aggregate proceeds of $2,925,385, before offering expenses of $2,500. Each unit consisted of one share of common stock and a three-year warrant to purchase one share of common stock exercisable for $7.50 per share. The combined aggregate gross proceeds raised were $7,916,620.

In connection with the closing of the Company’s IPO on June 9, 2017, the Company filed an amended and restated certificate of incorporation and restated bylaws, both of which were approved by the Company’s board of directors and stockholders on October 23, 2016. Pursuant to the amended and restated certificate of incorporation, the Company is authorized to issue up to 125,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.0001 and 25,000,000 shares of undesignated Preferred Stock, par value of $0.0001.

Note 2 — Going Concern and Management’s Liquidity Plan

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of approximately $10.2 million and $ 2.4 million during the nine months ended September 30, 2017 and 2016, respectively, and has an accumulated deficit of approximately $33.1 million at September 30, 2017. Cash used in operating activities was approximately $4.7 million and $2.3 million for the nine months ended September 30, 2017 and 2016, respectively. These aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. Historically, the Company has financed its operations through equity and debt financing transactions and expects to continue incurring operating losses for the foreseeable future. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the financial statements are issued.

The Company will need to raise additional capital to sustain its operations, repay its debt, pursue its product development initiatives and penetrate markets for the sale of its products. Management believes that the Company has access to capital resources through possible additional public or private equity offerings, debt financings, or other means; however, the Company cannot provide any assurance that it will be able to raise additional capital or obtain new financing on commercially acceptable terms. If the Company is unable to secure additional capital, it may be required to curtail its operations or delay the execution of its business plan.

Note 3 — Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying unaudited condensed financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These statements have been prepared in accordance with GAAP for interim financial information pursuant to Regulation S-X. Accordingly, they do not

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) that are considered necessary for a fair presentation of the condensed financial statements of the Company as of September 30, 2017 and for the three months and nine months ended September 30, 2017 and 2016. The results of operations for the three months and nine months ended September 30, 2017 are not necessarily indicative of the operating results for the full year ending December 31, 2017, or any other period. These condensed financial statements should be read in conjunction with the audited financial statements and related disclosures of the Company as of December 31, 2016 and 2015, and for the years then ended, included elsewhere herein this filing.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect certain reported amounts and disclosures. These estimates and assumptions are reviewed on an on-going basis and updated as appropriate. Actual results could differ from these estimates. The Company’s significant estimates relate to valuation of warrants and derivative liabilities, uncollectible accounts, deferred tax valuation allowances, warranty obligations and reserves for slow-moving inventory.

Inventories

Inventories are recorded at the lower-of-cost-or-market. Cost is determined using a specific identification method. The Company reduces the carrying value of inventory for those items that are potentially excess, obsolete or slow-moving based on changes in customer demand, technology developments or other economic factors.

The Company periodically analyzes anticipated product sales based on historical results, current sales pipeline and marketing plans. Based on these analyses, the Company anticipates the amounts of product, if any, that will not be sold during the next twelve months.

Stock-Based Compensation

The Company accounts for options and restricted shares granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options, restricted shares and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period. Outstanding non-employee grants continue to be adjusted to fair value after the vesting, and the fair value adjustment is expensed.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, preferred stock, restricted stock units, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the three and nine months ended September 30, 2017 and 2016, and as a result, all potentially dilutive common shares are considered antidilutive for these periods.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

Common shares potentially issuable at September 30, 2017 and 2016 consist of:

	2017	2016
Options	250,160	236,691
Restricted stock	44,500	—
Warrants	1,427,493	8,228
Series B-1 convertible preferred stock	—	1,662,104
Series A-1 convertible preferred stock	—	960,083
Total	1,722,153	2,867,106

Reclassification

Certain amounts in the 2016 financial statements of operations have been reclassified to conform to the 2017 presentation. These reclassifications had no impact on previously reported net loss.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the condensed financial statements to determine if any of those events and/or transactions require adjustment to or disclosure in the financial statements.

Revision of Financial Statements

During the preparation of its Offering Circular Supplement for the quarterly period ended March 31, 2017, the Company determined it had improperly classified its Notes Payable, MLSC and certain related accrued interest as long-term liabilities, which resulted in an understatement of current liabilities as of December 31, 2016. The Company assessed the materiality of the misstatement in accordance with Staff Accounting Bulletin No. 99, “Materiality” and No. 108, “Quantifying Misstatements”, and concluded that these classification errors were not qualitatively material and there was no impact on the Company’s condensed statements of operations, cash flows, changes in redeemable and convertible preferred stock and stockholders’ equity (deficiency) and net loss per share for the years then ended, nor on the Company’s stockholders’ equity (deficiency). As such, the correction of the error is reflected in the December 31, 2016 balance sheet. Disclosure of the revised amounts will also be reflected in future filings containing the applicable periods.

The effect of this revision on the line items within the Company’s balance sheet as of December 31, 2016 was as follows:

	December 31, 2016
	As previously reported	Adjustment	As revised
Total current liabilities	$1,807,311	$1,193,984	$3,001,295
Non-current liabilities	$4,709,156	$(1,193,984)	$3,515,172
Total liabilities	$6,516,467	$—	$6,516,467

Recent Accounting Pronouncements

In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation (Topic 718); Scope of Modification Accounting. The amendments in this ASU provide guidance that clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. If the value, vesting conditions or classification of the award changes, modification accounting will apply. The guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this standard on its financial statements.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

In July 2017, the FASB issued ASU No. 2017-11, which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. ASU No. 2017-11 also clarifies existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, ASU No. 2017-11 requires entities to recognize the effect of the down round feature when calculating earnings per share. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic earnings per share. ASU No. 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts ASU No. 2017-11 in an interim period, adjustments should be reflected as of the beginning of the interim period in either of the following ways: 1. Retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first fiscal year and interim period(s) in which ASU No. 2017-11 is effective or 2. Retrospectively to outstanding financial instruments with a down round feature for each prior reporting period presented. During the fourth quarter of 2017, the Company anticipates early adopting ASU No. 2017-11, which will impact any newly issued financial instruments that contain the aforementioned down-round feature.

In September 2017, the FASB issued ASU No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments” that enhances the guidance surrounding sale leaseback transactions, accounting for taxes on leveraged leases and leases with third party value. The related amendments to the Topics described above become effective on the same schedule as Topics 605, 606, 840 and 842.

In addition to the above, see discussion of recent accounting pronouncements are described in Note 3 to the Company’s audited financial statements included in the Company’s Offering Circular.

Note 4 — Inventories

Inventories consist of the following:

	September 30, 2017	December 31, 2016
Finished goods	$133,994	$81,223
Parts and components	20,312	1,212
Total cost	154,306	82,435
Less: Excess and obsolete inventory reserve	(30,955)	—
Total inventories, net	$123,351	$82,435

When recorded, inventory reserves are intended to reduce the carrying value of inventories to their net realizable value. The Company establishes inventory reserves when conditions exist that indicate inventory may be in excess of anticipated demand or is obsolete based upon assumptions about future demand for the Company’s products or market conditions. The Company regularly evaluates the ability to realize the value of inventories based on a combination of factors including the following: forecasted sales or usage, estimated product end of life dates, estimated current and future market value and new product introductions. At September 30, 2017, the Company provided a reserve of approximately $31,000 for excess and obsolete inventories.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 5 — Revolving Line of Credit

On June 8, 2017, the Company’s Chief Executive Officer and Director, entered into an agreement with the Company pursuant to which he committed irrevocably to establish an up to $1,000,000 revolving line of credit for the Company. This commitment is subject to the preparation, execution and delivery of definitive loan documentation in customary form, including note(s) incorporating substantially the terms and conditions set forth in the accompanying term sheet. The line of credit will bear an interest rate of 10% of per annum and will terminate upon the earlier of (i) December 31, 2018; and (ii) the Company entering into a debt or loan facility with a bank or non-bank lender in the aggregate amount of not less than the greater of (A) $500,000 and (B) the then outstanding principal and interest under the facility.

Note 6 — Notes Payable, MLSC

On June 6, 2017, Myomo and MLSC entered into an agreement to extend and amend Myomo’s promissory note to MLSC. The promissory note’s maturity date of June 7, 2017 was extended to May 7, 2019, with repayment in twenty-four equal monthly installments beginning June 7, 2017. The unpaid principal and accrued interest is due and payable upon the earlier of (i) May 7, 2019, (ii) the closing of an initial public offering, prior to August 1, 2017, with gross proceeds of not less than $10 million, (iii) the sale of additional equity securities of $5 million or more at any time unless associated with the occurrence of an initial public offering prior to August 1, 2017, (iv) the closing of an acquisition of the Company, and (v) the occurrence of a default, as defined in the promissory note. The amended promissory note bears a reduced interest rate of 7% per annum. MLSC has the right, at its sole discretion, to extend the maturity date. Myomo has the right to redeem the note, in whole or in part, without penalty or premium with thirty days’ notice to MLSC.

Note 7 — Notes Payable, Shareholder

On May 23, 2017, Myomo and a related party noteholder entered into an agreement to amend Myomo’s related party promissory notes. The maturity date was extended from June 8, 2017 to June 8, 2019, unless prior to that date, the Company completes an equity financing in any twelve-month period raising an aggregate of $10 million in gross proceeds (a “Qualified Financing”), excluding the conversion into common stock in an initial public offering of any convertible notes outstanding on the date of this amendment. In such case, these notes become due within 30 days of the completion of the financing. The Company may elect, in its sole discretion, to repay up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under this note by issuing shares of the Company’s equity equal to 80% of the price per share of common stock.

The Company was notified in October 2017 that the noteholder liquidated all of its outstanding common stock. As of September 30, 2017, the Noteholder is no longer a related party.

Note 8 — 2016 Convertible Promissory Notes

During the three months ended March 31, 2017 the Company issued the 2016 convertible promissory notes with an aggregate principal balance of $1,770,000 for cash. In addition, during this period the Company entered into an agreement with certain 2015 convertible promissory noteholders whereby the noteholders of the 2015 convertible promissory noteholders exchanged $430,000 notes for an equivalent amount of 2016 convertible promissory notes (See Note 9). The Company did not recognize a gain or loss on the exchange of the notes. The 2016 convertible promissory notes had an interest rate of 8% per annum and matured on December 31, 2018, at which time the principal and any accrued but unpaid interest would be due and payable on demand. The notes were subordinated to the notes payable, MLSC.

The 2016 convertible promissory notes provided that in the event the Company, on or before the date of the repayment in full of these notes, sells shares of its equity securities to investors in any public equity financing resulting in gross proceeds to the Company of at least $5 million (excluding the conversion of these convertible promissory notes and any other indebtedness, but including, for such purposes, all amounts raised in the Company’s initial public offering, then the outstanding principal balance of these notes, and any accrued but unpaid interest

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 8 — 2016 Convertible Promissory Notes (cont.)

will be automatically converted into the equity securities upon the closing of the initial public offering. The number of shares of equity securities of the Company to be issued upon such conversion shall be equal to the quotient obtained by dividing the entire principal amount plus accrued interest by the lower of (i) a price per share equal to $35,000,000 divided by the aggregate number of shares of capital stock outstanding on a fully diluted basis immediately prior to the initial closing of the Qualified Financing, as defined, and (ii) eighty percent (80%) of the per share price paid by the Investors in the Qualified Financing.

On June 5, 2017, the Company modified the terms of these 2016 convertible promissory notes such that the automatic conversion of these notes will occur upon any public equity financing resulting in gross proceeds to the Company of at least $5,000,000, excluding the conversion of the notes and any other indebtedness, but including, for such purposes, all amounts raised in the IPO and the concurrent private placement.

Upon the closing of the Company’s IPO on June 9, 2017, in accordance with the terms of the 2016 convertible promissory notes, the principal balance of these notes, and all accrued but unpaid interest, totaling $5,467,389 were converted into 1,055,430 shares of common stock at weighted-average price of $5.18 per share.

In connection with the issuance of the 2016 convertible promissory notes, the Company issued, to these noteholders, warrants to purchase common stock which are exercisable for three years from the date of the IPO. One warrant was issued for each share of common stock issued as part of the conversion. Upon the closing of the IPO, the warrants became exercisable and the warrant terms became fixed, such that at September 30, 2017, there were warrants outstanding to purchase 799,349 shares of common stock exercisable at $6.47 per share. As of the IPO date, the Company determined that the relative fair value of the warrants attributable to 2016 convertible promissory note holders (excluding those issued in conjunction with the exchange of the 2015 convertible promissory notes) was $1,628,006.

In accordance with ASC 470-20-25-20 “Contingent Conversion Option” if the conversion terms of the 2016 convertible promissory notes are triggered by future events not controlled by the issuer, they shall be accounted for as contingent conversion options. The Company determined that the future public equity financing (the IPO) is considered to be a contingency outside the control of the issuer. Accordingly, upon the closing of the Company’s IPO, the Company determined that the embedded conversion option was a beneficial conversion feature with a value of $3,825,320. Because the combined relative fair value of the warrants and the value of the beneficial conversion feature exceeded the principal value of the 2016 convertible promissory notes, which were automatically converted pursuant to their terms on the IPO date, the Company recorded an immediate charge to interest expense for the debt discount in the statement of operations on June 9, 2017 equal to the $4,142,000 principal value of the notes.

The Company had capitalized deferred issuance costs of approximately $20,800 relating to 2016 convertible promissory notes and had amortized approximately $6,700 to interest expense in the statements of operations through the date of its IPO. Debt issuance costs are comprised of incremental legal and accounting fees directly related to the issuance of convertible promissory notes. Debt issuance costs are amortized over the life of the related debt instrument. Net debt issuance costs are included in the balance sheets as a reduction (debt discount) of the related convertible promissory notes prior to the closing of the Company’s IPO.

Note 9 — 2015 Convertible Promissory Notes

For the three months ended March 31, 2017, the noteholders exchanged $430,000 of their 2015 Convertible Promissory Notes for 2016 convertible promissory notes of an equivalent principal amount. The other 2015 Convertible Promissory Notes that were previously outstanding had been exchanged for 2016 convertible promissory notes of an equivalent principal amount in 2016. The Company did not recognize a gain or loss the exchange of the notes. (See Note 8).

In connection with the issuance of the 2015 convertible promissory notes, the Company agreed to issue warrants to purchase common stock to these noteholders, which are exercisable for five years from the date of the IPO. The number of shares of stock to be acquired under the warrants is determined by a formula which amounts

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 9 — 2015 Convertible Promissory Notes (cont.)

to 15% of the principal amount invested divided by the lowest price paid per share for the equity securities by the investors in the Equity Financing as defined. Upon the closing of the IPO, the Company issued warrants to purchase 29,425 shares of common stock exercisable at $5.25 per share. All warrants issued were outstanding at September 30, 2017. As of the IPO date, the Company determined that the relative fair value of the warrants attributable to original 2015 convertible promissory note holders (including those issued in conjunction with the exchange into the 2016 convertible promissory notes) was $457,456.

In accordance with ASC 470-20-25-20 “Contingent Conversion Option” if the conversion terms of the convertible note are triggered by future events not controlled by the issuer, they shall be accounted for as contingent conversion options. The Company determined that the future public equity financing (the IPO) is considered to be a contingency outside the control of the issuer. Accordingly, upon the closing of the Company’s IPO, the Company determined that the embedded conversion option was a beneficial conversion feature with a value of $1,003,867. Because the combined relative fair value of the warrants and the value of the beneficial conversion feature exceeded the principal value of the 2015 convertible promissory notes (as exchanged), which were automatically converted pursuant to their terms on the IPO date, the Company recorded an immediate charge to interest expense for the debt discount in the statement of operations on June 9, 2017 equal to the $1,030,000 principal value of the notes.

Note 10 — Stock-based Compensation

The Company recognized stock-based compensation expense related primarily to the issuance of stock option awards to employees and non-employees and restricted stock units in the condensed statements of operations as follow:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Research and development	$1,974	$626	$3,274	$626
Selling, general and administrative	(59,170)	43,874	234,948	71,562

Total	$(57,196)	$44,500	$238,222	$72,188

Stock Options

The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of its stock options. There was no income tax benefit recognized in the financial statements for share-based compensation arrangements for the nine months ended September 30, 2017. The assumptions underlying the calculation of grant date fair value are as follows for the nine months ended:

	September 30, 2017	September 30, 2016
Volatility	64% – 80%	81%
Risk-free interest rate	0.58% –2.07%	0.58%
Weighted-average expected option term (in years)	5.50 – 6.25	5.75 – 6.25
Dividend yield	—%	—%

The stock price volatility for the Company’s options was determined using historical volatilities for industry peers. The risk-free interest rate was derived from U.S. Treasury rates existing on the date of grant for the applicable expected option term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. The expected dividend yield assumption is based on the fact that the Company has never paid, nor has any intention to pay, cash dividends.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 10 — Stock-based Compensation (cont.)

As of September 30, 2017, there was $485,703 of unrecognized compensation cost related to employees and non-employee unvested stock option grants, which is expected to be recognized over a weighted-average remaining service period of approximately 2.0 years.

Restricted Shares

The fair value of the Company’s restricted shares granted to employees is calculated based upon the fair market value of the Company’s stock at the date of grant. As of September 30, 2017, there was $259,370 of unrecognized compensation cost related to employees unvested restricted share grants, which is expected to be recognized over a weighted-average remaining service period of approximately 3.9 years. The stock compensation expense is being amortized over the respective vesting periods between 6 months and 4 years. The Company recorded $41,005 of share-based compensation expenses for these restricted shares during the nine months ended September 30, 2017.

Note 11 — Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices available in active markets for identical assets or liabilities.

•	Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

The carrying amounts of the Company’s other financial instruments, such as cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to the short-term nature of these instruments. The carrying amounts of the Company’s notes payables approximates fair value, as the notes include contractual interest rates, taken together with other features such as concurrent issuance of warrants, which are comparable to rates of returns for instruments of similar credit risk.

Derivative liabilities measured at fair value on a recurring basis at September 30, 2017 were as follows:

	In Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs	September 30, 2017
	(Level 1)	(Level 2)	(Level 3)	Total
Common stock warrant liabilities	$—	$—	$92,359	$92,359

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 11 — Fair Value of Financial Instruments (cont.)

The following table presents the fair value reconciliation of Level 3 liabilities measured at fair value during the nine months ended September 30, 2017:

Common stock warrant liability
Balance – January 1, 2017	$—
Issuance of warrants	156,725
Change in fair value of derivative liabilities	(64,366)
Balance – September 30, 2017	$92,359

Assumptions utilized in the valuation of Level 3 liabilities are described as follows:

For Nine Months Ended September 30, 2017
Risk-free interest rate	1.72% –1.92%
Expected life	3.9 – 4.9 years
Expected volatility of underlying stock	65% – 80%
Expected dividend yield	—

The expected stock price volatility for the Company’s common stock warrant liabilities was determined by the historical volatilities for industry peers and used an average of those volatilities. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The expected term used is the contractual life of the instrument being valued. The expected dividend yield was not considered in the valuation of the common stock liabilities as the Company has never paid, nor has the intention to pay, cash dividends.

The Company’s other financial instruments include cash and cash equivalents and accounts receivable, which management believes approximates fair value due to the short-term nature of these instruments. The carrying value of the Company’s trade payables and notes payable also approximates fair value, as the notes bear terms and conditions comparable to the current market for obligations with similar terms and maturities.

Note 12 — Common Stock

On June 9, 2017, the Company completed its IPO raising $4,991,235, before selling agent commissions and other offering expenses of $1,061,157, through the sale of 665,498 shares of its common stock at a price of $7.50 per share.

On June 9, 2017, the Company also closed on a private placement pursuant to which it sold to accredited investors an aggregate of 557,216 units at $5.25 per unit, for aggregate proceeds of $2,925,385, before offering expenses of $2,500. Each unit consists of one share of common stock and a three-year warrant to purchase one share of common stock exercisable for $7.50 per share.

In June 2017, the Company issued 4,000 shares to an investor relations firm for services performed. The Company recorded a charge to operations for $30,000 for the fair value of the stock issued.

During the nine months ended September 30, 2017 the Company issued 79,929 shares of common stock through the exercise of stock options for proceeds of $23,954. During the nine months ended September 30, 2016 the Company issued 124,456 shares of common stock through the exercise of stock options for proceeds of $2,876.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 13 — Redeemable and Convertible Preferred Stock

Convertible Preferred Stock consisted of the following as of December 31, 2016:

	Shares Authorized	Shares Issued and Outstanding	Par Value per Share	Cumulative Dividends	Dividend Arrearage Per Share	Liquidation Preference Including Dividend Arrearage
Series B-1 Preferred Stock	1,862,500	1,662,104	$0.0001	$1,495,127	$0.90	$9,701,313
Series A-1 Preferred Stock	1,594,958	960,083	$0.0001	$—	$—	$4,740,066

Upon closing of the IPO, the Company issued 960,083 shares of common stock upon the conversion of 960,083 shares of Series A-1 Preferred Stock, and 1,662,104 shares of common stock upon the conversion of 1,662,104 shares of Series B-1 Preferred Stock. As of September 30, 2017, the Company does not have any convertible preferred stock issued or outstanding.

Note 14 — Stock Options and Restricted Stock Units

The Company granted options for 91,600 shares of common stock during the nine months ended September 30, 2017, at a weighted-average exercise price of $2.42. The aggregate fair value of the awards on the grant date was approximately $135,000.

The Company granted 46,500 shares of restricted shares to certain executives and employees during the nine months ended September 30, 2017. The aggregate fair value of the awards on the grant date was approximately $314,000.

Note 15 — Warrants

On June 9, 2017, the Company issued warrants for the purchase of 557,216 shares of common stock to investors in connection with a private placement that closed concurrently with the Company’s IPO, as more fully described in Note 1. The warrants are exercisable for three years from the date of the IPO and are fully vested and exercisable at any time by the holder at a price of $7.50 per share. The warrants can only be settled in the Company’s own shares, and as such, under ASC 815 Derivatives and Hedging the warrants were deemed to be equity instruments and, therefore are included in stockholders’ equity and no fair value adjustments are required from period-to-period.

On June 9, 2017, the Company issued warrants for the purchase of 33,275 shares of common stock to its IPO selling agent. The warrants are fully vested, exercisable at any time after December 9, 2017 by the holder at an exercise price of $8.25 per share and have a life of five years. The warrants include a fundamental transaction clause which provides for the warrant holder to be paid in cash upon an event as defined in the warrant. The cash payment is to be computed using the Black-Scholes valuation model for the unexercised portion of the warrant. Accordingly, under ASC 815 Derivatives and Hedging the warrants were deemed to be a derivative liability and are marked to market at each reporting period. Accordingly, on the date of issuance the Company recorded as a derivative liability the fair value of the warrants which was $156,725 and on June 30, 2017 the derivative liability was marked to its then fair market value of $250,415. On September 30, 2017 the derivative liability was marked to its then fair market value of $92,359.

In connection with the issuance of its 2016 and 2015 convertible promissory notes, as more fully described in Notes 8 and 9, the Company issued warrants that expire three years from the date of its IPO for the purchase of 799,349 shares of common stock and warrants that expire five years from the date of its IPO for the purchase of 29,425 shares of its common stock.

In addition, in connection with the issuance of its promissory notes to MLSC and a shareholder, as more fully described in Notes 7 and 8 to our audited financial statements included in our Offering Circular, the Company issued warrants that expire in 2021 for the purchase of 8,228 shares of stock at an exercise price of $6.47 per share.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 16 — Related Party Transactions

The Company sells its products to GRE, an orthotics and prosthetics practice, whose ownership includes Jonathan Naft, a minority stockholder and officer of the Company. Sales to this related party are sold at standard list prices. Sales to GRE were approximately $102,000 and $24,500 in the nine-months ended September 30, 2017 and 2016, respectively.

The Company also obtains consulting and fabrication services from GRE. Charges for these services amounted to approximately $214,000 and $113,000 during the nine months ended September 30, 2017 and 2016, respectively. Included in accounts payable and accrued expenses at September 30, 2017 and December 31, 2016, is $33,800 and $6,600, respectively, due to the related party.

Certain directors, executive officers and 5% stockholders of the Company purchased 296,669 (53% of total) shares of common stock with warrants, at $5.25 per unit in the Company’s private placement that closed concurrently with the IPO on June 9, 2017.

Note 17 — Commitments and Contingencies

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Currently, there is no litigation against the Company.

Warranty Liability

Warranty expense amounted to:

Three months ended September 30,		Nine months ended September 30,
2017	2016	2017	2016
$12,903	$16,705	$28,031	$22,821

Major Customers

For the nine months ended September 30, 2017, three customers accounted for approximately 55% (29%-$258,200, 15%-$130,600, and 11%-$101,700 [related party]) of revenues, excluding grant revenue.

For the nine months ended September 30, 2016, three customers accounted for approximately 58% (27%-$170,100, 18%-$113,700 and 13%-$83,600) of revenues, excluding grant revenue.

At September 30, 2017, six customers accounted for approximately 90% (22%-$57,500, 20%-$51,800 [related party], 15%-37,500, 12%-29,800, 11%-28,800 and 10%-$26,100) of accounts receivable.

At December 31, 2016, four customers (23%-$26,100, 23%-$25,700, 21%-$24,500 [related party] and 13%-$15,200) accounted for approximately 80% of accounts receivable.

Contingently Issuable Shares

The Company, in the first quarter of 2017, accrued $26,000 for contingently issuable shares of its common stock in connection with a technology licensing agreement.

MYOMO, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 18 — Subsequent Event

On November 13, 2017, the Company and Sandcastle Limited Partnership (“Lender”) entered into an Amendment No. 3 to Amended and Restated Unsecured Term Promissory Note (the “Note Amendments”) for each of the Amended and Restated Unsecured Term Promissory Notes issued by the Company to Lender dated September 1, 2015, as amended (the “Notes”). Pursuant to the Note Amendments, the Company may elect, in its sole discretion, if its common stock is then-traded on the NYSE American or another stock exchange or over-the-counter dealer quotation system, to repay (i) up to 50% of the outstanding principal and any accrued but unpaid interest as shall be due and payable under the Notes by issuing shares of the Company’s equity equal to 80% of the price per share of common stock on the repayment date, and (ii) the remainder of the outstanding principal and any accrued but unpaid interest as shall be due and payable under the Notes by issuing shares of the Company’s equity equal to the price per share of common stock on the repayment date. However, in no event is the Company permitted to issue common stock for such repayment to the extent that such issuance would require shareholder approval under the rules of the NYSE American.  In addition, if the Company elects to repay the Notes in shares of equity, such election must be made no later than 90 days following a financing by the Company of its equity or equity-linked securities in which the Company receives gross proceeds of at least $2.0 million.

On November 13, 2017 (the “Repayment Date”), the Company repaid Lender all outstanding principal and accrued but unpaid interest under the Notes, constituting approximately $1,081,135 in cash by issuing 107,505 shares of the Company’s Common Stock at a price per share equal to $5.03, 80% of the price per share of common stock on the Repayment Date, and issuing 86,004 shares of the Company’s Common Stock at a price per share equal to $6.29, the price per share of common stock on the Repayment Date (the “Note Repayment”).

_________________

Prospectus

_________________

4,175,000 Shares of Common Stock

Warrants to Purchase 4,175,000 Shares of Common Stock

Sole Book-Running Manager

Roth Capital Partners

November 30, 2017